Filed Pursuant to Rule 424(b)(4)
Registration No. 333-187582
Registration No. 333-190081

Prospectus

16,425,000 Common Units

Representing Limited Partner Interests

Phillips 66 Partners LP

This is an initial public offering of common units representing limited partner interests of Phillips 66 Partners LP. We were recently formed by Phillips 66, and no public market currently exists for our common units. We are offering 16,425,000 common units in this offering. We have been approved to list our common units on the New York Stock Exchange under the symbol “PSXP.” We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act (the “JOBS Act”).

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. If you are not both a citizenship eligible holder and a rate eligible holder, your common units may be subject to redemption.

Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of material risks of investing in our common units in “Risk Factors” beginning on page 20. These risks include the following:

•

Phillips 66 accounts for substantially all of our revenue. If Phillips 66 changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or significantly reduces the volumes transported through our pipelines or terminals or stored at our storage assets, our revenue would decline and our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders would be materially and adversely affected.

•	We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

•

Phillips 66 may suspend, reduce or terminate its obligations under our commercial agreements, and may avoid making deficiency payments under our Hartford Connector throughput and deficiency agreement, in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

•

A material decrease in the refining margins at Phillips 66’s refineries could cause Phillips 66 to reduce the volume of crude oil refined in its refineries which, in turn, could materially reduce the volumes of crude oil and refined petroleum products that we transport and store for Phillips 66, which could materially and adversely affect our financial condition, results of operations and ability to make cash distributions to our unitholders.

•

Our general partner and its affiliates, including Phillips 66, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of Phillips 66, and Phillips 66 is under no obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot remove our general partner without its consent.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$23.00	$377,775,000
Underwriting discounts and commissions(1)	$1.38	$22,666,500
Proceeds to Phillips 66 Partners LP, before expenses	$21.62	$355,108,500

(1)	Excludes an aggregate structuring fee equal to 0.375% of the gross proceeds of this offering payable to J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Please read “Underwriting.”

The underwriters may also purchase up to an additional 2,463,750 common units at the public offering price, less the underwriting discounts and commissions and structuring fee payable by us, to cover over allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the common units as set forth under “Underwriting.” Delivery of the common units will be made on or about July 26, 2013.

J.P. Morgan	Morgan Stanley

BofA Merrill Lynch
Barclays
Credit Suisse
Deutsche Bank Securities
Citigroup
RBC Capital Markets

RBS
DNB Markets
Mitsubishi UFJ Securities
Mizuho Securities
PNC Capital Markets LLC

July 22, 2013

PHILLIPS 66 PARTNERS INITIAL ASSETS

Phillips 66 Partners
Headquarters
Product Terminal
Crude Terminal
Product Pipeline
Crude Pipeline
Barge Dock
Ship Dock
Phillips 66 Operated Refinery
Hartford Connector Products System
Mississippi River
MO
IL
Wood River
Hartford
Wood River to Hartford Pipeline
Hartford to Explorer Pipeline
TX
Houston
Pasadena
Sweeny to Pasadena Products System
Sweeny to Pasadena Pipelines 12" and 18" pipelines
Sweeny
Clifton Ridge Crude System
Lake Charles
Shell to Clifton Ridge Pipeline
Clifton Ridge to Lake Charles Pipeline
Pecan Grove
Clifton Ridge
Pecan Grove to Clifton Ridge Pipeline
Calcasieu River
LA
Gulf of Mexico

i

ii

iii

iv

VALIDITY OF THE COMMON UNITS	198

EXPERTS	198

WHERE YOU CAN FIND ADDITIONAL INFORMATION	198

FORWARD-LOOKING STATEMENTS	199

INDEX TO FINANCIAL STATEMENTS	F-1

APPENDIX A: Form of First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP	A-1

APPENDIX B: Glossary of Terms	B-1

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

Through and including August 16, 2013 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates.

v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including “Risk Factors” and the historical and unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” beginning on page 20 for more information about important factors that you should consider before purchasing our common units.

Unless the context otherwise requires, references in this prospectus to “Phillips 66 Partners LP,” “our partnership,” “we,” “our,” “us,” or like terms, when used in a historical context, refer to Phillips 66 Partners Predecessor, our predecessor for accounting purposes, which we sometimes refer to as “our Predecessor.” When used in the present tense or future tense, these terms refer to Phillips 66 Partners LP and its subsidiaries. References to “our general partner” refer to Phillips 66 Partners GP LLC. References to “Phillips 66” refer collectively to Phillips 66 and its subsidiaries, other than us, our subsidiaries and our general partner. References to “DCP Midstream” refer collectively to the operations of both DCP Midstream Partners, LP, a publicly traded Delaware limited partnership, and DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp and the parent company of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP. We have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Terms” beginning on page B-1 of this prospectus.

Phillips 66 Partners LP

Overview

We are a growth-oriented, traditional master limited partnership recently formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids (“NGL”) pipelines and terminals and other transportation and midstream assets. Our initial assets consist of crude oil and refined petroleum product pipeline, terminal and storage systems in the Central and Gulf Coast regions of the United States that are integral to the Phillips 66 refining and marketing operations they support.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines and terminaling and storing crude oil and refined petroleum products at our terminals. We do not take ownership of the crude oil or refined petroleum products that we transport, terminal and store, and we do not engage in the trading of any commodities. At the closing of this offering, we will have multiple commercial agreements with Phillips 66 that will initially be the source of substantially all of our revenue. These agreements will be long-term, fee-based agreements with minimum volume commitments and inflation escalators. We believe these agreements will promote stable and predictable cash flows. Please read “—Our Commercial Agreements with Phillips 66” below for a description of these agreements.

For the year ended December 31, 2012, and the three months ended March 31, 2013, on a pro forma basis, we had revenue of approximately $110.7 million and $25.0 million, net income of approximately $67.3 million and $13.6 million, and EBITDA of approximately $75.0 million and $15.6 million, respectively. Phillips 66 accounted for 97.9% and 97.2% of our pro forma revenue for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively. Please read “Selected Historical and Pro Forma Combined Financial Data” for the definition of the term EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our relationship with Phillips 66 is one of our principal strengths. Phillips 66 is a growing energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. Phillips 66’s transportation and midstream assets and operations include crude oil, refined petroleum product, natural gas and NGL pipelines; crude oil, petroleum coke, refined petroleum product and liquefied petroleum gas terminals; truck and rail assets; NGL fractionators; Phillips 66’s 50% equity interest in DCP Midstream, LLC, one of the largest natural gas gathering and processing companies in the United States; and a one-third equity interest in each of DCP Sand Hills Pipeline, LLC (“Sand Hills”) and DCP Southern Hills Pipeline, LLC (“Southern Hills”), joint ventures between Phillips 66, DCP Midstream and Spectra Energy Corp that are currently developing two significant NGL pipeline infrastructure projects.

Phillips 66 has stated that it intends to grow its transportation and midstream businesses and will use us as a primary vehicle for achieving that growth. In light of this strategy, we believe that Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. For example, Phillips 66 has agreed that it will offer us the right to acquire its one-third equity interest in each of Sand Hills and Southern Hills before it sells any of those interests to any third party during the five-year period following the closing of this offering. We refer to these rights as our right of first offer and to these one-third equity interests as our right of first offer assets. Phillips 66 is under no obligation to offer to sell us additional assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), and we are under no obligation to buy any additional assets from Phillips 66. For a further description of our right of first offer assets, please read “Business—Our Asset Portfolio—Our Right of First Offer Assets.”

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•

Maintain safe and reliable operations.    We are committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe to be key components in generating stable cash flows. We strive for operational excellence by utilizing Phillips 66’s existing programs to integrate health, occupational safety, process safety and environmental principles throughout our business with a commitment to continuous improvement. We will continue to employ Phillips 66’s rigorous training, integrity and audit programs to drive ongoing improvements in both personal and process safety as we strive for zero incidents.

•

Focus on fee-based businesses supported by contracts with minimum volume commitments and inflation escalators.    We are focused on generating stable and predictable cash flows by providing fee-based transportation and midstream services to Phillips 66 and third parties. At the closing of this offering, we will have multiple long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will substantially mitigate volatility in our cash flows by reducing our direct exposure to commodity price fluctuations.

•

Grow through strategic acquisitions.    We plan to pursue strategic acquisitions of assets from Phillips 66 as well as third parties. In addition to our right of first offer assets, we believe Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. We also may have opportunities to pursue the acquisition or development of additional assets jointly with Phillips 66.

•

Optimize existing assets and pursue organic growth opportunities.    We will seek to enhance the profitability of our existing assets by pursuing opportunities to increase throughput and storage volumes, as well as by managing costs and improving operating efficiencies. We also intend to consider opportunities to increase revenue on our pipeline, terminal and storage systems by evaluating and capitalizing on organic expansion projects that may arise in the markets we serve.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•

Strategic relationship with Phillips 66.    We have a strategic relationship with Phillips 66, a growing energy manufacturing and logistics company with an investment grade credit rating. Following this offering, Phillips 66 will own our general partner, a 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full) and all of our incentive distribution rights. We believe that our relationship with Phillips 66 is likely to provide us with attractive growth opportunities, as well as an investment grade commercial counterparty supporting substantially all of our revenue.

•

Stable and predictable cash flows.    Our assets consist of both common carrier and proprietary pipelines and terminal and storage facilities that generate stable revenue from tariffs and fees. We will initially generate substantially all of our revenue under tariffs and fees that are supported by long-term commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will promote our cash flow stability and predictability. On a pro forma basis, Phillips 66’s minimum commitments under these agreements would have accounted for approximately 86% and 94% of our total revenue for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had those agreements been in effect during those periods.

•

Highly integrated assets.    Our initial assets are integral to the operations of Phillips 66’s wholly owned Lake Charles and Sweeny refineries and its jointly owned Wood River refinery. We believe these are well-positioned refineries with access to attractively priced crude oil and high demand markets for refined petroleum products. Our crude oil and refined petroleum product pipelines, terminals and storage facilities are directly connected to these refineries and provide Phillips 66 with a cost effective way to access crude oil supply at the Lake Charles refinery and distribute refined petroleum products at the Sweeny and Wood River refineries.

•

High-quality, well-maintained asset base.    We continually invest in the maintenance and integrity of our assets and utilize various programs to help us efficiently monitor and maintain our asset base. We employ Phillips 66’s pipeline and facility integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to prevent, control and mitigate unintentional releases of hazardous materials. We also use Phillips 66’s technologically advanced pipeline control center to monitor our operations.

•

Financial flexibility.    We will retain the net proceeds from this offering to use for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures. Additionally, in connection with this offering, we will have in place an undrawn revolving credit facility with $250 million of available capacity. We believe that, following this offering, we will have the available liquidity and financial flexibility to execute our growth strategy.

•

Experienced leadership team.    Our management team has substantial experience in the management and operation of pipelines, terminals, storage facilities and other transportation and midstream assets. Our management team also has expertise in acquiring and integrating assets as well as executing growth strategies in the transportation and midstream sector. Our management team includes many senior employees of Phillips 66, who average over 28 years of experience in the energy industry.

Our Assets and Operations

Our initial assets consist of the following three systems:

•

Clifton Ridge crude system.    A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is the primary source for delivery of crude oil to Phillips 66’s Lake Charles refinery.

•

Sweeny to Pasadena products system.    A refined petroleum product pipeline, terminal and storage system extending from Phillips 66’s Sweeny refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the sole distribution outlet for diesel and gasoline produced at Phillips 66’s Sweeny refinery.

•

Hartford Connector products system.    A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer refined petroleum product pipeline system.

Pipeline assets

The following table sets forth certain information regarding our pipeline assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Length (miles)		Capacity (MBD)		Commodity handled	Associated Phillips 66 Refinery	Significant third- party pipeline system connections
Clifton Ridge crude system	11		300	(1)	Crude oil	Lake Charles	Shell Houma to Houston
Sweeny to Pasadena products system	120	(2)	263		Refined petroleum products	Sweeny	Explorer; Colonial
Hartford Connector products system	4		80	(3)	Refined petroleum products	Wood River	Explorer

(1)	Represents the capacity of our Clifton Ridge to Lake Charles refinery pipeline.
(2)	Comprising two separate side-by-side 60-mile pipelines.
(3)	Represents the capacity of our Wood River to Hartford pipeline.

Terminal and storage assets

The following table sets forth certain information regarding our terminal and storage assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Tank shell storage capacity (Mbbls)	Active terminaling capacity (MBD)(1)	Commodity handled	Associated Phillips 66 Refinery	Significant third- party pipeline system connections
Clifton Ridge crude system	3,552	12	Crude oil	Lake Charles	Shell Houma to Houston
Sweeny to Pasadena products system	3,210	65	Refined petroleum products	Sweeny	Explorer; Colonial
Hartford Connector products system	1,075	17	Refined petroleum products	Wood River	Explorer

(1)	Active terminaling capacity represents the amount of truck loading and unloading capacity currently available for use by our customers.

Marine assets

The following table sets forth certain information regarding our marine assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Dock throughput capacity (MBPH)	Commodity handled	Associated Phillips 66 Refinery
Clifton Ridge crude system
Clifton Ridge ship dock	48	Crude oil	Lake Charles
Pecan Grove barge dock	6	Crude oil; Lubricant base stocks	Lake Charles

Hartford Connector products system
Hartford barge dock	3	Dyed diesel; Naphtha; Lubricant base stocks	Wood River

Right of first offer assets

Phillips 66 has granted us a right of first offer on its one-third equity interest in Sand Hills, which has placed into service a major 720-mile NGL pipeline that provides new NGL transportation from the Permian Basin and the Eagle Ford shale area to markets on the Gulf Coast, and its one-third equity interest in Southern Hills, which has placed into NGL service a converted refined petroleum product pipeline that extends more than 800 miles from the Midcontinent region to the Texas Gulf Coast. These pipelines interconnect with strategically located third-party NGL infrastructure, and move product to Mont Belvieu, Texas. We believe these pipelines provide needed takeaway capacity for the transportation of NGL from established shale basins, improve the reliability of the existing NGL pipeline network in the Midcontinent and Gulf Coast regions of the United States and enhance the distribution of NGL products to meet the increasing demand for NGL from the petrochemical industry and export markets.

Our Commercial Agreements with Phillips 66

Our assets are physically connected to, and integral to the operation of, Phillips 66’s wholly owned Lake Charles and Sweeny refineries and its jointly owned Wood River refinery. At the closing of this offering, we will have multiple commercial agreements with Phillips 66 that will include minimum volume commitments and inflation escalators and that initially will be the source of substantially all of our revenue. Under these long-term, fee-based agreements, we will provide transportation, terminaling and storage services to Phillips 66, and Phillips 66 will commit to provide us with minimum quarterly throughput volumes of crude oil and refined petroleum products.

On a pro forma basis, Phillips 66’s minimum commitments under these agreements would have accounted for approximately 86% and 94% of our revenue for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had those agreements been in effect during those periods. The following table sets forth additional information regarding our commercial agreements with Phillips 66:

Commercial agreements

Agreement	Initial term (years)		Maximum additional renewal terms (years)(1)	Phillips 66 minimum volume commitment (MBD)	Phillips 66 capacity reservation (MBD)	Applicable tariff rate and fees ($/bbl)(2)
Transportation services agreements
Clifton Ridge transportation services agreement	10		10
Clifton Ridge to Lake Charles refinery pipeline				190	—	$0.0800
Pecan Grove to Clifton Ridge pipeline(3)				—	—	$0.0100
Shell to Clifton Ridge pipeline(3)				—	—	$0.0500
Sweeny to Pasadena transportation services agreement	10		10
Sweeny to Pasadena pipelines(4)				200	—	$0.3872
Hartford Connector throughput and deficiency agreement	23	(5)	—
Wood River refinery to Hartford pipeline				43	12.2	$0.2866
Hartford to Explorer pipeline				16	39.2	$0.2866

Terminal services agreements
Clifton Ridge terminal services agreement	5		15			(6)
Clifton Ridge terminal storage(7)				190	—
Clifton Ridge ship dock / Pecan Grove barge dock(8)				150	—
Hartford and Pasadena terminal services agreement	5		15			(9)
Pasadena terminal(10)				135	—
Pasadena and Hartford terminal truck racks(11)				55	—
Hartford barge dock(3)				—	—

(1)	Renewable at Phillips 66’s option only.
(2)	In addition to the posted tariff rates under our transportation services agreements, Phillips 66 will also pay us a loss allowance based on volumes transported and market-based prices. For more information regarding this loss allowance, please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—General Considerations” and “Business—Our Commercial Agreements with Phillips 66.”
(3)	This asset does not have a minimum volume commitment from Phillips 66 under the applicable commercial agreement.
(4)	Represents Phillips 66’s aggregate minimum volume commitment for transportation services on our 60-mile 12-inch and 18-inch Sweeny to Pasadena pipelines.
(5)	The term of our Hartford Connector throughput and deficiency agreement began in January 2008. At the closing of this offering, we will amend this agreement to reflect Phillips 66’s quarterly minimum volume commitment and the fees to be paid to us under the agreement.
(6)	Under our Clifton Ridge terminal services agreement, Phillips 66 will pay us separate fees, ranging from $0.06 to $0.40 per barrel, depending on the services provided.
(7)	Represents Phillips 66’s minimum volume commitment for storage services at our Clifton Ridge terminal.
(8)	Represents Phillips 66’s aggregate minimum volume commitment for ship and barge offloading services at our Clifton Ridge ship dock and our Pecan Grove barge dock.
(9)	Under our Hartford and Pasadena terminal services agreement, Phillips 66 will pay us separate fees, ranging from $0.05 to $4.20 per barrel, depending on the services provided.
(10)	Represents Phillips 66’s minimum volume commitment for pumpover services at our Pasadena terminal.
(11)	Represents Phillips 66’s aggregate minimum volume commitment for truck rack throughput at our Pasadena and Hartford terminals.

For more information related to our commercial agreements with Phillips 66, as well as the revenue we expect to receive in connection with these agreements for the twelve months ending June 30, 2014, please read “Cash

Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions” and “Business—Our Commercial Agreements with Phillips 66.”

Our Relationship with Phillips 66

One of our principal strengths is our relationship with Phillips 66. Phillips 66 is a growing energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. Phillips 66 is one of the largest independent petroleum refiners in the United States and globally, with a net crude oil processing capacity of 2.2 million barrels per day, as of January 1, 2013. Phillips 66 also has extensive transportation and midstream operations that transport and store crude oil; transport, store and distribute refined petroleum products; transport natural gas; and transport, store, fractionate and market NGL. For more information related to Phillips 66’s operations, please read “Business—Phillips 66’s Operations.”

Following the closing of this offering, Phillips 66 will retain a significant interest in us through its ownership of our general partner, a 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full) and all of our incentive distribution rights. We believe Phillips 66 will promote and support the successful execution of our business strategies given its significant ownership in us following this offering, the importance of our initial assets to Phillips 66’s refining and marketing operations and its stated intention to use us as a primary vehicle to grow its transportation and midstream businesses.

In addition to the commercial agreements we will enter into with Phillips 66 upon the closing of this offering, we will enter into an omnibus agreement with Phillips 66 under which Phillips 66 will grant us a right of first offer to acquire its one-third equity interest in each of Sand Hills and Southern Hills, which are currently completing two significant NGL pipeline infrastructure projects. The omnibus agreement will also address our reimbursement of Phillips 66 for certain corporate services and Phillips 66’s indemnification of us for certain matters, including environmental, title and tax matters.

While our relationship with Phillips 66 and its affiliates is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Our Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue, (iii) the date on which we have more than $700.0 million in market value of our common units held by non-affiliates and (iv) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period.

We have elected to take advantage of all of the applicable JOBS Act provisions, except that we will elect to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards (this election is irrevocable).

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus before investing in our common units.

The Transactions

We were formed in February 2013 by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals and other transportation and midstream assets. In connection with this offering, Phillips 66 will contribute all of our Predecessor’s assets and operations to us.

Additionally, each of the following transactions have occurred or will occur in connection with this offering:

•

we will issue 18,792,112 common units and 35,217,112 subordinated units to Phillips 66, representing an aggregate 75.1% limited partner interest in us, and 1,437,433 general partner units, representing a 2% general partner interest in us, and all of our incentive distribution rights to our general partner;

•	we will issue 16,425,000 common units to the public in this offering, representing a 22.9% limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds”;

•	we have entered into a new $250 million revolving credit facility;

•	we will enter into multiple long-term commercial agreements with Phillips 66 and amend an existing commercial agreement with Phillips 66;

•	we will enter into an omnibus agreement with certain affiliates of Phillips 66, including our general partner;

•	we will enter into an operational services agreement with Phillips 66; and

•	we will enter into a tax sharing agreement with Phillips 66. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Tax Sharing Agreement.”

The number of common units to be issued to Phillips 66 includes 2,463,750 common units that will be issued at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise the option. Any exercise of the underwriters’ option to purchase additional common units would reduce the common units shown as issued to Phillips 66 by the number to be purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Phillips 66 at the expiration of the option period for no additional consideration. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us for general partnership purposes.

Organizational Structure After the Transactions

After giving effect to the transactions described above, assuming the underwriters’ option to purchase additional common units from us is not exercised, our units will be held as follows:

Public common units	22.9%
Phillips 66 common units	26.1%
Phillips 66 subordinated units	49.0%
General partner units	2.0%

Total	100.0%

The following simplified diagram depicts our organizational structure after giving effect to the transactions described above.

Management of Phillips 66 Partners LP

We are managed and operated by the board of directors and executive officers of Phillips 66 Partners GP LLC, our general partner. Phillips 66 is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including the independent directors appointed in accordance with the listing standards of the New York Stock Exchange (“NYSE”). Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. Many of the executive officers and directors of our general partner also currently serve as executive officers of Phillips 66. For more information about the directors and executive officers of our general partner, please read “Management—Directors and Executive Officers of Phillips 66 Partners GP LLC.”

In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by Phillips 66 or others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner and its affiliates, including Phillips 66, but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 3010 Briarpark Drive, Houston, Texas 77042, and our telephone number is (855) 283-9237. Following the completion of this offering, our website will be located at www.phillips66partners.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Under our partnership agreement, our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership. However, because our general partner is a wholly owned subsidiary of Phillips 66, the officers and directors of our general partner have a duty to manage the business of our general partner in a manner that is in the best interests of Phillips 66. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including Phillips 66, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions. In addition, our general partner may determine to manage our business in a way that directly benefits Phillips 66’s refining or marketing businesses, whether by causing us not to seek higher tariff rates or not to connect our pipelines with those of other third parties or otherwise, rather than indirectly benefitting Phillips 66 solely through its ownership interests in us. While we do not believe Phillips 66 has any current intention to cause us not to seek higher tariff rates or not to connect our pipelines with third parties, we expect that any future decision by Phillips 66 in this regard will be made on a case-by-case basis. However, all of these actions are permitted under our partnership agreement and will not be a breach of any duty (fiduciary or otherwise) of our general partner. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Conflicts of Interest and Duties.”

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including Phillips 66 and its affiliates (including DCP Midstream and Chevron Phillips Chemical Company LLC, or CPChem, a joint venture with Chevron U.S.A. Inc., a wholly owned subsidiary of Chevron Corporation), are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and pursuant to the terms of our partnership agreement each holder of common units consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Duties—Duties of the General Partner” for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our common units and subordinated units. For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

THE OFFERING

Common units offered to the public	16,425,000 common units.

18,888,750 common units if the underwriters exercise in full their option to purchase additional common units from us.

Units outstanding after this offering	35,217,112 common units and 35,217,112 subordinated units, each representing a 49% limited partner interest in us, and 1,437,433 general partner units, representing a 2% general partner interest in us.

The number of common units outstanding after this offering includes 2,463,750 common units that are available to be issued to the underwriters pursuant to their option to purchase additional common units from us. The number of common units purchased by the underwriters pursuant to any exercise of the option will be sold to the public. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to Phillips 66 at the expiration of the option for no additional consideration. Accordingly, any exercise of the underwriters’ option, in whole or in part, will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We expect to receive net proceeds of approximately $351.4 million from the sale of common units offered by this prospectus based on the initial public offering price of $23.00 per common unit, after deducting underwriting discounts, structuring fees and estimated offering expenses. We intend to use the net proceeds from this offering for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures. For a description of potential uses of our retained proceeds, please read “Use of Proceeds.”

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $53.2 million. The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be retained by us for general partnership purposes.

Cash distributions	We intend to make a minimum quarterly distribution of $0.2125 per unit to the extent we have sufficient cash at the end of each quarter after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We refer to this cash as “available cash.” Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period from the completion of this offering through September 30, 2013, based on the actual length of that period.

In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.2125 plus any arrearages from prior quarters;

•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.2125; and

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.244375.

If cash distributions to our unitholders exceed $0.244375 per unit in any quarter, our general partner will receive, in addition to distributions on its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Pro forma distributable cash flow that was generated during the year ended December 31, 2012, and the twelve months ended March 31, 2013, was approximately $67.8 million and $68.8 million, respectively. The amount of distributable cash flow we must generate to support the payment of the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering and the corresponding distributions on our general partner’s 2% interest is approximately $61.1 million (or an average of approximately $15.3 million per quarter). As a result, for the year ended December 31, 2012, and the twelve months ended March 31, 2013, on a pro forma basis, we would have generated sufficient distributable cash flow to support the payment of the aggregate annualized minimum quarterly distribution on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% interest during those periods. Please read “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Distributable Cash Flow for the Year Ended December 31, 2012, and the Twelve Months Ended March 31, 2013.”

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending June 30, 2014,” that we will generate sufficient distributable cash flow to support the payment of the aggregate minimum quarterly distributions of $61.1 million on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending June 30, 2014. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Phillips 66 will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after the date that we have earned and paid distributions of at least (1) $0.85 (the annualized minimum quarterly distribution) on each of the outstanding common units, subordinated units and general partner units for each of three consecutive, non-overlapping four quarter periods ending on or after September 30, 2016, or (2) $1.275 (150% of the annualized minimum quarterly distribution) on each of the outstanding common units, subordinated units and general partner units and the related distributions on the incentive distribution rights for any four-quarter period ending on or after September 30, 2014, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Our unitholders will not have preemptive or participation rights to purchase their pro rata share of any additional units issued. Please read “Units Eligible for Future Sale” and “Our Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Phillips 66 will own 76.7% of our total outstanding common units and subordinated units on an aggregate basis (or 73.2% of our total outstanding common units and subordinated units on an aggregate basis, if the underwriters exercise their option to purchase additional common units in full). This will give Phillips 66 the ability to prevent the removal of our general partner. Please read “Our Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. At the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately 53.4% of our common units (excluding any common units purchased by officers and directors of our general partner and Phillips 66 under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending December 31, 2014), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own 76.7% of our outstanding common units (excluding any common units purchased by officers and directors of our general partner and Phillips 66 under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement—Limited Call Right.”

Redemption of ineligible holders

Units held by persons who our general partner determines are not “citizenship eligible holders” or “rate eligible holders” will be subject to redemption. Citizenship eligible holders are individuals or entities whose nationality, citizenship or other related status does not create a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest, and will generally include individuals and entities who are U.S. citizens. Rate eligible holders are:

•	individuals or entities subject to U.S. federal income taxation on the income generated by us; or

•	entities not subject to U.S. federal income taxation on the income generated by us, so long as all of the entity’s owners are individuals or entities subject to such taxation.

We will have the right, which we may assign to any of our affiliates, but not the obligation, to redeem all of the common units of any holder that is not a citizenship eligible holder or a rate eligible holder or that has failed to certify or has falsely certified that such holder is a citizenship eligible holder or a rate eligible holder. The redemption price will be equal to the market price of the common units as of the date three days before the date the notice of redemption is mailed. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units held by any person the general partner determines is not a citizenship eligible holder will not be entitled to voting rights.

Please read “Our Partnership Agreement—Redemption of Ineligible Holders.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20.0% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $0.85 per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.17 per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Federal Income Tax Consequences.”

Directed Unit Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 8.0% of the common units being offered by this prospectus for sale to directors, director nominees and executive officers of our general partner, directors of Phillips 66 and certain other key employees of Phillips 66. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Directed Unit Program.”

Exchange listing	We have been approved to list our common units on the New York Stock Exchange under the symbol “PSXP.”

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following table shows summary historical combined financial data of Phillips 66 Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”), and summary unaudited pro forma combined financial data of Phillips 66 Partners LP for the periods and as of the dates indicated. The summary historical combined financial data of our Predecessor as of, and for the years ended, December 31, 2012 and 2011, are derived from the audited combined financial statements of our Predecessor appearing elsewhere in this prospectus. The summary historical interim combined financial data of our Predecessor as of, and for the three months ended, March 31, 2013 and 2012, are derived from the unaudited interim combined financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary unaudited pro forma combined financial statements presented in the following table for the year ended December 31, 2012, and as of, and for the three months ended, March 31, 2013, are derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma combined balance sheet assumes the offering and the related transactions occurred as of March 31, 2013, and the unaudited pro forma combined statements of income for the year ended December 31, 2012, and the three months ended March 31, 2013, assume the offering and the related transactions occurred as of January 1, 2012. These transactions include, and the unaudited pro forma combined financial statements give effect to, the following:

•	Phillips 66’s contribution of all of our Predecessor’s assets to us;

•

our entry into a new $250 million revolving credit facility, which we have assumed was not drawn during the pro forma periods presented, estimated commitment fees that would have been paid had our revolving credit been in place during the pro forma periods presented, and the amortization of estimated deferred issuance costs associated with the revolving credit facility;

•

our entry into multiple long-term commercial agreements with Phillips 66, our amendment of an existing commercial agreement with Phillips 66, and the recognition of transportation and terminaling revenue under those agreements at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with Phillips 66 and certain of its affiliates, including our general partner;

•	our entry into an operational services agreement with Phillips 66;

•

the consummation of this offering and our issuance of 16,425,000 common units to the public, 1,437,433 general partner units and the incentive distribution rights to our general partner and 18,792,112 common units and 35,217,112 subordinated units to Phillips 66; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The unaudited pro forma combined financial statements do not give effect to an estimated $4.2 million in incremental general and administrative expenses that we expect to incur annually as a result of being a separate publicly traded partnership. In addition, while we give pro forma effect to the costs we will incur under the omnibus agreement and operational services agreement that we will enter into with Phillips 66 as of the closing of this offering, those adjustments in the aggregate have yielded a similar result to the costs that our Predecessor incurred historically.

	Phillips 66 Partners LP Predecessor historical				Phillips 66 Partners LP Pro forma
	Three months ended March 31,		Year ended December 31,		Three months ended March 31,		Year ended December 31,
(in millions, except unit amounts)	2013	2012	2012	2011	2013		2012
	(unaudited)				(unaudited)
Combined statements of income:
Revenue:
Transportation and terminaling services—related parties	$20.9	$18.1	$79.7	$75.6	$24.9		$110.3
Transportation and terminaling services—third parties	0.1	0.1	0.4	0.4	0.1		0.4
Total revenue	21.0	18.2	80.1	76.0	25.0		110.7
Costs and expenses:
Total costs and expenses	10.2	10.0	38.7	37.2	11.3		43.0
Net income	10.7	8.1	41.1	38.5	13.6		67.3
Net income per limited partner unit (basic and diluted):
Common units					0.19		0.94
Subordinated units					0.19		0.94
Combined balance sheets (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$354.2	(1)
Property, plant and equipment, net	135.1	128.0	135.8	127.3	135.1
Total assets	144.6	135.9	144.9	134.7	499.0
Total liabilities	3.1	3.6	2.9	4.3	2.8
Net investment	141.5	132.3	142.0	130.4	—
Partners’ capital	—	—	—	—	496.2
Total liabilities and net investment/partners’ capital	144.6	135.9	144.9	134.7	499.0
Combined statements of cash flows:
Net cash provided by (used in):
Operating activities	11.9	$8.6	$44.5	$43.7
Investing activities	(0.7)	(2.4)	(15.0)	(10.5)
Financing activities	(11.2)	(6.2)	(29.5)	(33.2)
Other financial data:
EBITDA(2)	$12.4	$9.7	$48.0	$44.6	$15.6		$75.0

(1)	Represents the retained portion of the net proceeds of this offering after giving effect to the application of the net proceeds as described in “Use of Proceeds.”
(2)	For a definition of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Combined Financial Data—Non-GAAP Financial Measure.”

RISK FACTORS

Investing in our common units involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our common units. Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Phillips 66 accounts for substantially all of our revenue. If Phillips 66 changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or significantly reduces the volumes transported through our pipelines or terminals or stored at our storage assets, our revenue would decline and our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders would be materially and adversely affected.

For the year ended December 31, 2012, and the three months ended March 31, 2013, Phillips 66 accounted for 97.9% and 97.2%, respectively, of our pro forma revenue. As we expect to initially derive substantially all of our revenue from multiple commercial agreements with Phillips 66, any event, whether in our areas of operation or elsewhere, that materially and adversely affects Phillips 66’s financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of Phillips 66, the most significant of which include the following:

•	the effects of changing commodity prices and refining and petrochemical margins;

•

the ability to obtain credit and financing on acceptable terms in light of current uncertainty and illiquidity in credit and capital markets, which could also adversely affect the financial strength of business partners;

•

a deterioration in Phillips 66’s credit profile could increase Phillips 66’s costs of borrowing money and limit Phillips 66’s access to the capital markets and commercial credit, which could also trigger co-venturer rights under Phillips 66’s joint venture arrangements;

•

the substantial capital expenditures and operating costs required to comply with existing and future environmental laws and regulations, which could also impact or limit Phillips 66’s current business plans and reduce product demand;

•	the effects of domestic and worldwide political and economic developments could materially reduce Phillips 66’s profitability and cash flows;

•

large capital projects can take many years to complete, and market conditions could deteriorate significantly between the project approval date and the project startup date, negatively impacting project returns;

•	investments in joint ventures decrease Phillips 66’s ability to manage risk and may adversely affect the distributions that Phillips 66 receives from the joint venture;

•	significant losses resulting from the hazards and risks of operations may not be fully covered by insurance, and could adversely affect Phillips 66’s operations and financial results;

•	interruptions of supply and increased costs as a result of Phillips 66’s reliance on third-party transportation of crude oil and refined products;

•	increased regulation of hydraulic fracturing could result in reductions or delays in domestic production of crude oil and natural gas, which could adversely impact Phillips 66’s results of operations;

•	competitors that produce their own supply of feedstocks, have more extensive retail outlets, or have greater financial resources may have a competitive advantage over Phillips 66;

•	potential losses from Phillips 66’s forward-contract and derivative transactions may have an adverse impact on its results of operations and financial condition;

•	a significant interruption in one or more of Phillips 66’s facilities could adversely affect business;

•

any decision by Phillips 66 to temporarily or permanently curtail or shut down operations at one or more of its domestic refineries or other facilities and reduce or terminate its obligations under our commercial agreements;

•	Phillips 66’s performance depends on the uninterrupted operation of its refineries and other facilities, which are becoming increasingly dependent on information technology systems; and

•	potential indemnification of ConocoPhillips by Phillips 66 for various matters related to Phillips 66’s spin-off may have an adverse impact on its results of operations and financial condition.

Phillips 66 is not obligated to use our services with respect to volumes of crude oil or products in excess of the minimum volume commitments under its commercial agreements with us. Please read “Business—Our Commercial Agreements with Phillips 66” for a detailed description of each of these commercial agreements.

We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

In order to support the payment of the minimum quarterly distribution of $0.2125 per unit per quarter, or $0.85 per unit on an annualized basis, we must generate distributable cash flow of approximately $15.3 million per quarter, or approximately $61.1 million per year, based on the number of common units and subordinated units and the general partner interest to be outstanding immediately after completion of this offering. We may not generate sufficient distributable cash flow each quarter to support the payment of the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of crude oil and refined petroleum products we transport;

•	the tariff rates with respect to volumes that we transport; and

•	changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

In addition, the actual amount of distributable cash flow we generate will also depend on other factors, some of which are beyond our control, including:

•	the amount of our operating expenses and general and administrative expenses, including reimbursements to Phillips 66, which are not subject to any caps or other limits, in respect of those expenses;

•	the application by Phillips 66 of any remaining credit amounts to any volumes handled by our assets after the expiration or termination of our commercial agreement;

•	the application by Phillips 66 of credit amounts under our Hartford Connector throughput and deficiency agreement, which may be applied towards deficiency payments in future periods;

•	the level of capital expenditures we make;

•	the cost of acquisitions, if any;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our revolving credit facility and other debt service requirements;

•	the amount of cash reserves established by our general partner;

•	changes in commodity prices; and

•	other business risks affecting our cash levels.

The assumptions underlying the forecast of distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual distributable cash flow to differ materially from our forecast.

The forecast of distributable cash flow set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations and distributable cash flow for the twelve months ending June 30, 2014. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Cash Distribution Policy and Restrictions on Distributions.” Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor.

Phillips 66 may suspend, reduce or terminate its obligations under our commercial agreements, and may avoid making deficiency payments under our Hartford Connector throughput and deficiency agreement, in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Our commercial agreements and operational services agreement with Phillips 66 include provisions that permit Phillips 66 to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur, such as Phillips 66’s determination to suspend refining operations at one of its refineries in which any of our assets are integrated, either permanently or indefinitely for a period that will continue for at least twelve months. Under our commercial agreements, Phillips 66’s minimum volume commitments will cover less than 100% of the operating capacity of our assets. Any such reduction, suspension or termination of Phillips 66’s obligations would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. Please read “Business—Our Commercial Agreements with Phillips 66.”

Certain components of our revenue have exposure to direct commodity price risk, and our exposure to direct commodity price risk may increase in the future.

We have exposure to direct commodity price risk through the loss allowance provisions of our regulated tariffs and the commodity imbalance provisions of our commercial agreements. Based on our financial forecast included under the caption “Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the Twelve Months Ending June 30, 2014,” for the twelve months ending June 30, 2014, we have forecasted that approximately 15% of our forecasted revenue for the period will be derived from our loss allowance provisions. Any future losses due to our commodity price risk exposure could materially and adversely affect our results of operations and financial condition and our ability in the future to make distributions to our unitholders. For more information about these loss allowance and commodity imbalance provisions, please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosures About Market Risk.”

In addition, we may acquire or develop additional assets in the future that have a greater exposure to fluctuations in commodity prices than our current operations. Although we intend to continue to contractually minimize our exposure to direct commodity price risk in the future, our efforts to negotiate such contracts may not be successful. Increased exposure to the volatility of oil and refined product prices in the future could have a material adverse effect on our revenue and cash flow and our ability to make distributions to our unitholders.

Our operations and Phillips 66’s refining operations are subject to many risks and operational hazards, some of which may result in business interruptions and shutdowns of our or Phillips 66’s facilities and damages for which we may not be fully covered by insurance. If a significant accident or event occurs that results in a business interruption or shutdown for which we are not adequately insured, our operations and financial results could be materially and adversely affected.

Our operations are subject to all of the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products, including:

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damages to pipelines, terminals and facilities, related equipment and surrounding properties caused by earthquakes, tornados, hurricanes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

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maintenance, repairs, mechanical or structural failures at our or Phillips 66’s facilities or at third-party facilities on which our or Phillips 66’s operations are dependent, including electrical shortages, power disruptions and power grid failures;

•	damages to and loss of availability of interconnecting third-party pipelines, terminals and other means of delivering crude oil, feedstocks and refined petroleum products;

•	disruption or failure of information technology systems and network infrastructure due to various causes, including unauthorized access or attack;

•	curtailments of operations due to severe seasonal weather, including weather events in the Gulf of Mexico;

•	riots, strikes, lockouts or other industrial disturbances;

•	inadvertent damage to pipelines from construction, farm and utility equipment; and

•	other hazards.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage, as well as business interruptions or shutdowns of our facilities. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations. In addition, Phillips 66’s refining operations, on which our operations are substantially dependent, are subject to similar operational hazards and risks inherent in refining crude oil. A serious accident at our facilities or at Phillips 66’s facilities could result in serious injury or death to our employees or contractors or those of Phillips 66 or its affiliates and could expose us to significant liability for personal injury claims and reputational risk. We have no control over the operations at Phillips 66’s refineries and their associated facilities.

We do not maintain insurance coverage against all potential losses and could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We carry separate policies for certain property damage, business interruption and third-party liabilities, which includes pollution liabilities, and are also insured under certain of Phillips 66’s liability policies and are subject to Phillips 66’s policy limits under these policies. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on our business, financial condition and results of operations.

A material decrease in the refining margins at Phillips 66’s refineries could cause Phillips 66 to reduce the volume of crude oil refined in its refineries which, in turn, could materially reduce the volumes of crude oil and refined petroleum products that we transport and store for Phillips 66, which could materially and adversely affect our financial condition, results of operations and ability to make cash distributions to our unitholders.

The volumes of crude oil and refined petroleum products that we transport and store depend substantially on Phillips 66’s refining margins. Refining margins are dependent both upon the price of crude oil or other refinery feedstocks and the price of refined petroleum products. These prices are affected by numerous factors beyond our or Phillips 66’s control, including the global supply and demand for crude oil, gasoline and other refined petroleum products, competition from alternative energy sources and the impact of new and more stringent regulations and standards affecting the refining industry. In order to maintain or increase production levels at Phillips 66’s refineries, Phillips 66 must continually contract for new crude oil supplies or consider connecting to alternative sources of crude oil. Adverse developments in major oil producing regions around the world could have a significantly greater impact on our financial condition, results of operations and cash flows because of our lack of industry and geographic diversity and substantial reliance on Phillips 66 as a customer.

If we are unable to make acquisitions on economically acceptable terms from Phillips 66 or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to make acquisitions that result in an increase in distributable cash flow per unit. The acquisition component of our growth strategy is based, in large part, on our expectation of ongoing divestitures of transportation and storage assets by industry participants, including Phillips 66. Phillips 66 has provided us with a right of first offer on Phillips 66’s direct one-third equity interest in each of Sand Hills and Southern Hills for a period of five years following the closing of this offering. The consummation and timing of any future acquisitions of these interests will depend upon, among other things, Phillips 66’s willingness to offer these interests for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the interests and our ability to obtain financing on acceptable terms, and we can offer no assurance that we will be able to successfully consummate any future acquisition of our right of first offer assets. For more information about our right of first offer, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Right of First Offer.”

If we are unable to make acquisitions from Phillips 66 or third parties, because (i) there is a material decrease in divestitures of transportation and storage assets, (ii) we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (iii) we are unable to obtain financing for these acquisitions on economically acceptable terms, (iv) we are outbid by competitors or (v) for any other reason, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in distributable cash flow per unit as a result of incorrect assumptions in our evaluation of such acquisitions or unforeseen consequences or other external events beyond our control. If we consummate any future acquisitions, unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating any such acquisitions.

Any reduction in volumes transported for Phillips 66 on interconnecting, third-party pipelines could cause a reduction of volumes transported on our pipelines.

At times, Phillips 66 is dependent upon connections to third-party pipelines to receive and deliver crude oil and refined petroleum products for transportation on our pipelines. Any reduction of capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures or other causes could result in reduced volumes of crude oil and refined petroleum products transported on our pipelines. In addition, it is possible that due to prorationing on third-party interconnecting pipelines, the allocations to Phillips 66 and other existing shippers on these pipelines could be reduced, which could also reduce volumes transported on our pipelines. Any significant reduction in volumes available for transportation on our pipelines would materially and adversely affect our revenue and cash flow and our ability to make distributions to our unitholders.

Our expansion of existing assets and construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our operations and financial condition.

In order to optimize our existing asset base, we intend to evaluate and capitalize on organic opportunities for expansion projects in order to increase revenue on our pipeline, terminal and storage systems. The expansion of an existing pipeline, terminal or storage facility, such as by adding horsepower, pump stations or loading racks, or the construction of a new pipeline, terminal or storage asset, involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, we may not receive sufficient long-term contractual commitments from customers to provide the revenue needed to support such projects and we may be unable to negotiate acceptable interconnection agreements with third-party pipelines to provide destinations for increased throughput. Even if we receive such commitments or make such interconnections, we may not realize an increase in revenue for an extended period of time. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could materially and adversely affect our results of operations and financial condition and our ability in the future to make distributions to our unitholders.

We do not own all of the land on which our pipelines are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines are located, and we are, therefore, subject to the possibility of more onerous terms and increased costs to retain necessary land use if we do not have valid leases or rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies, and some of our agreements may grant us those rights for only a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units.

We will be dependent upon the earnings and cash flow generated by our operations in order to meet any debt service obligations and to allow us to make cash distributions to our unitholders. On June 7, 2013, we entered into a revolving credit facility, and we expect that the closing of the facility and the availability of the commitments thereunder will occur concurrently with the closing of this offering. The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance our future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders.

The provisions of our revolving credit facility could affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in an event of default which would enable our lenders to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” for additional information about our revolving credit facility.

Our assets and operations (including our pipeline systems) are subject to federal, state, and local laws and regulations relating to environmental protection and safety, including spills, releases, and pipeline integrity, any of which could require us to make substantial expenditures.

Our assets and operations involve the transportation of crude oil and refined petroleum products, which is subject to increasingly stringent federal, state, and local laws and regulations related to protection of the environment. These regulations have raised operating costs for the crude oil and refined petroleum products industry and compliance with such laws and regulations may cause us and Phillips 66 to incur potentially material capital expenditures.

Transportation of crude oil and refined petroleum products involves inherent risks of spills and releases from our facilities, and can subject us to various federal and state laws governing spills and releases, including reporting and remediation obligations. The costs associated with such obligations can be substantial, as can costs associated with related enforcement matters, including possible fines and penalties. Transportation of such products over water or proximate to navigable water bodies involves inherent risks (including risks of spills) and could subject us to the provisions of the Oil Pollution Act of 1990 (the “Oil Pollution Act”) and similar state environmental laws should a spill occur from our pipelines. We and Phillips 66 have contracted with various spill response service companies in the areas in which we transport or store crude oil and refined petroleum products; however, these companies may not be able to adequately contain a “worst case discharge” in all instances, and we cannot ensure that all of their services would be available at any given time. In these and other cases, we may be subject to liability in connection with the discharge of crude oil or products into navigable waters.

We could incur potentially significant additional expenses should we determine that any of our assets are not in compliance with applicable laws and regulations. Our failure to comply with these or any other environmental, safety or pipeline-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints. Any such penalties or liability could have a material adverse effect on our business, financial condition, or results of operations. We will be subject to a deductible of $100,000 per claim before we are entitled to indemnification from Phillips 66 for certain environmental liabilities under our omnibus agreement. Even if we are insured or indemnified against such risks, we may be responsible for costs or penalties to the extent our insurers or indemnitors do not fulfill their obligations to us. Please read “Business—Environmental Regulation—Waste Management and Related Liabilities,” “Business—Environmental Regulation” and “Business—Rate and Other Regulation—Pipeline Safety.”

Evolving environmental laws and regulations on climate change could adversely affect our financial performance.

Potential additional regulations regarding climate change could affect our operations. Currently, various United States legislative and regulatory agencies and bodies are considering various measures to address greenhouse gas emissions. These measures include Environmental Protection Agency (“EPA”) programs to control greenhouse gas emissions and state actions to develop statewide or regional programs, each of which could impose reductions in greenhouse gas emissions. These actions could result in increased (1) costs to operate and maintain our facilities, (2) capital expenditures to install new emission controls on our facilities and (3) costs to administer and manage any potential greenhouse gas emissions regulations or carbon trading or tax programs. In 2010, the EPA promulgated a rule establishing greenhouse gas emission thresholds for the permitting of certain stationary sources, which could require greenhouse gas emission controls for those sources. The EPA has also issued its plan for establishing specific greenhouse gas emission requirements under the Clean Air Act. Under this plan, the EPA is expected to issue final standards in 2013. In the EPA’s most recent update to the United States Court of Appeals for the D.C. Circuit on December 5, 2012, the EPA stated that its draft is still undergoing review, but did not provide a target date for releasing this rule. These developments could have an indirect adverse effect on our business if Phillips 66’s refinery operations are adversely affected due to increased regulation of Phillips 66’s facilities or reduced demand for crude oil, refined petroleum products and NGL, and a direct adverse effect on our business from increased regulation of our facilities. Please read “Business—Environmental Regulation—Air Emissions and Climate Change.”

We may be unable to obtain or renew permits necessary for our operations, which could inhibit our ability to do business.

Our facilities operate under a number of federal and state permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approval limits and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval limit or standard. Noncompliance or incomplete documentation of our compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations and on our financial condition, results of operations and cash flows.

Evolving environmental laws and regulations on hydraulic fracturing could have an indirect effect on our financial performance.

Hydraulic fracturing is an important and increasingly common practice that is used to stimulate production of crude oil and/or natural gas from dense subsurface rock formations, and is primarily presently regulated by state agencies. However, Congress has in the past and may in the future consider legislation to regulate hydraulic fracturing by federal agencies. Many states have already adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing, and are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on oil and/or natural gas drilling activities. The EPA is also moving forward with various related regulatory actions, including approving, on April 17, 2012, new regulations requiring, among other matters, “green completions” of hydraulically-fractured wells by 2015 and certain emission requirements for some midstream equipment beginning in 2012. We do not believe these new regulations will have a direct effect on our operations, but because oil and/or natural gas production using hydraulic fracturing is growing rapidly in the United States if new or more stringent federal, state or local legal restrictions relating to such drilling activities or to the hydraulic fracturing process are adopted in areas where our shippers’ producer suppliers operate, those producers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of production or development activities, which could reduce demand for our transportation and midstream services.

New and proposed regulations governing fuel efficiency and renewable fuels could have an indirect but material adverse effect on our business.

Increases in fuel mileage standards and the increased use of renewable fuels could also decrease demand for refined petroleum products, which could have an indirect, but material, adverse effect on our business, financial condition and results of operations. For example, in 2007, Congress passed the Energy Independence and Security Act (“EISA”), which, among other things, sets a target of 35 miles per gallon for the combined fleet of cars and light trucks in the United States by model year 2020, and contains a second Renewable Fuel Standard commonly referred to as RFS2. In December 2011, the EPA and the National Highway Traffic Safety Administration jointly proposed regulations that would establish average industry fleet fuel economy standards as high as 49.6 miles per gallon by model year 2025. RFS2 presents production and logistics challenges for both the renewable fuels and petroleum refining industries. RFS2 has required, and may in the future continue to require, additional capital expenditures or expenses by Phillips 66 to accommodate increased renewable fuels use. Phillips 66 may experience a decrease in demand for refined petroleum products due to an increase in combined fleet mileage or due to refined petroleum products being replaced by renewable fuels.

Many of our assets have been in service for many years and require significant expenditures to maintain them. As a result, our maintenance or repair costs may increase in the future.

Our pipelines, terminals and storage assets are generally long-lived assets, and many of them have been in service for many years. The age and condition of our assets could result in increased maintenance or repair expenditures in the future. Any significant increase in these expenditures could adversely affect our results of operations, financial position or cash flows, as well as our ability to make cash distributions to our unitholders.

Terrorist or cyber-attacks and threats, or escalation of military activity in response to these attacks, could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, cyber-attacks, or escalation of military activity in response to these attacks, may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Strategic targets, such as energy-related assets and transportation assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. We do not maintain specialized insurance for possible liability or loss resulting from a cyber-attack on our assets that may shut down all or part of our business. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

We may incur greater than anticipated costs and liabilities in order to comply with safety regulation, including pipeline integrity management program testing and related repairs.

The U.S. Department of Transportation, or the DOT, through its Pipeline and Hazardous Materials Safety Administration, or PHMSA, has adopted regulations requiring, among other things, pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could harm “high consequence areas” (“HCAs”). The regulations require operators, including us, to, among other matters, perform ongoing assessments of pipeline integrity; repair and remediate pipelines as necessary; and implement preventive and mitigating actions. PHMSA is considering whether to revise the integrity management requirements or to include additional pipelines in HCAs, which could have a material adverse effect on our operations and costs of transportation services.

Although some of our facilities fall within a class that is currently not subject to these requirements, we may incur significant costs and liabilities associated with repair, remediation, preventative or mitigation measures associated with our non-exempt pipelines. This work is part of our normal integrity management program and we do not expect to incur any extraordinary costs during 2013 to complete the testing required by existing DOT regulations and their state counterparts. We have not estimated the costs for any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial, or any lost cash flows resulting from shutting down our pipelines during the pendency of such repairs. Additionally, should we fail to comply with DOT or comparable state regulations, we could be subject to penalties and fines.

The tariff rates of our regulated assets are subject to review and possible adjustment by federal and state regulators, which could adversely affect our revenue and our ability to make distributions to our unitholders.

Our Clifton Ridge to Lake Charles refinery pipeline, Sweeny to Pasadena pipelines, Wood River to Hartford pipeline and Hartford to Explorer pipeline provide interstate service that is subject to regulation by FERC. FERC uses prescribed rate methodologies for developing regulated tariff rates for interstate oil and product pipelines. Our tariff rates approved by FERC may not recover all of our costs of providing services. In addition, these methodologies and changes to FERC’s approved rate methodologies, or challenges to our application of an approved methodology, could also adversely affect our rates.

Shippers may protest (and FERC may investigate) the lawfulness of new or changed tariff rates. FERC can suspend those tariff rates for up to seven months and can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful and prescribe new rates prospectively. FERC and interested parties can also challenge tariff rates that have become final and effective. Under our commercial agreements, Phillips 66 has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates in effect during the term of the agreements, except to the extent changes to the base tariff rate are inconsistent with FERC’s indexing methodology or other rate changing methodologies. This agreement does not prevent other shippers or interested persons from challenging our tariffs, including our tariff rates and proration rules. Due to the complexity of rate making, the lawfulness of any rate is never assured. A successful challenge of our rates could adversely affect our revenues and our ability to make distributions to our unitholders.

Our pipelines are common carriers and, as a consequence, we may be required to provide service to customers with credit and other performance characteristics with whom we would choose not to do business if permitted to do so.

Certain of our pipelines provide intrastate service that is subject to regulation by the Illinois Commerce Commission, the Texas Railroad Commission and the Louisiana Public Service Commission. The Illinois Commerce Commission, the Texas Railroad Commission and the Louisiana Public Service Commission could limit our ability to increase our rates or to set rates based on our costs or could order us to reduce our rates and could require the payment of refunds to shippers. Such regulation or a successful challenge to our intrastate pipeline rates could adversely affect our financial position, cash flows or results of operations. Please read “Business—Rate and Other Regulation.”

Phillips 66’s level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business and our ability to make cash distributions to our unitholders. Our ability to obtain credit in the future may also be adversely affected by Phillips 66’s credit rating.

Phillips 66 must devote a portion of its cash flows from operating activities to service its indebtedness, and therefore cash flows may not be available for use in pursuing its growth strategy. Furthermore, a higher level of indebtedness at Phillips 66 in the future would increase the risk that it may default on its obligations to us under our transportation services agreements. As of March 31, 2013, Phillips 66 had long-term indebtedness of $6.96 billion. The covenants contained in the agreements governing Phillips 66’s outstanding and future indebtedness may limit its ability to borrow additional funds for development and make certain investments and may directly or indirectly impact our operations in a similar manner. Furthermore, if Phillips 66 were to default under certain of its debt obligations, there is a risk that Phillips 66’s creditors would attempt to assert claims against our assets during the litigation of their claims against Phillips 66. The defense of any such claims could be costly and could materially impact our financial condition, even absent any adverse determination. If these claims were successful, our ability to meet our obligations to our creditors, make distributions and finance our operations could be materially and adversely affected.

Phillips 66’s long-term credit ratings are currently investment grade. If these ratings are lowered in the future, the interest rate and fees Phillips 66 pays on its credit facilities may increase. In addition, although we will not have any indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies will likely consider Phillips 66’s debt ratings when assigning ours because of Phillips 66’s ownership interest in us, the significant commercial relationships between Phillips 66 and us, and our reliance on commercial agreements with Phillips 66 for substantially all of our revenue. If one or more credit rating agencies were to downgrade the outstanding indebtedness of Phillips 66, we could experience an increase in our borrowing costs or difficulty accessing the capital markets. Such a development could adversely affect our ability to grow our business and to make cash distributions to our unitholders.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including Phillips 66, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of Phillips 66, and Phillips 66 is under no obligation to adopt a business strategy that favors us.

Following the offering, Phillips 66 will own a 2% general partner interest and a 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full) and will own and control our general partner. Additionally, Phillips 66 will continue to own a 50% equity interest in DCP Midstream, LLC, and a 50% equity interest in CPChem. Although our general partner has a duty to manage us in a manner that is in the best interests of our partnership and our unitholders, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is in the best interests of its owner, Phillips 66. Conflicts of interest may arise between Phillips 66 and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including Phillips 66, over the interests of our common unitholders. These conflicts include, among others, the following situations:

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neither our partnership agreement nor any other agreement requires Phillips 66 to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by Phillips 66 to increase or decrease refinery production, shut down or reconfigure a refinery, pursue and grow particular markets, or undertake acquisition opportunities for itself. Phillips 66’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Phillips 66;

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Phillips 66, as our primary customer, has an economic incentive to cause us to not seek higher tariff rates, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions;

•	Phillips 66 may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

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our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limiting our general partner’s liabilities and restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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our general partner will determine the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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our general partner will determine the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which would not reduce operating surplus, or a maintenance capital expenditure, which would reduce our operating surplus. This determination can affect the amount of available cash from operating surplus that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

•	our general partner will determine which costs incurred by it are reimbursable by us;

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our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period;

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our partnership agreement permits us to classify up to $60.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

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our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our commercial agreements with Phillips 66;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner, which we refer to as our conflicts committee, or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers, directors and owners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” and “Conflicts of Interest and Duties.”

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units as to distributions or in liquidation or that have special voting rights and other rights, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. By purchasing a common unit, a unitholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Duties—Duties of the General Partner.”

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

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provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in good faith, and that our conflicts committee and the board of directors of our general partner are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

If you are not both a citizenship eligible holder and a rate eligible holder, your common units may be subject to redemption.

In order to avoid (1) any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or any analogous regulatory body, and (2) any substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest, we have adopted certain requirements regarding those investors who may own our common units. Citizenship eligible holders are individuals or entities whose nationality, citizenship or other related status does not create a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or authorization, in which we have an interest, and will generally include individuals and entities who are U.S. citizens. Rate eligible holders are individuals or entities subject to U.S. federal income taxation on the income generated by us or entities not subject to U.S. federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. Please read “Description of the Common Units—Transfer of Common Units.” If you are not a person who meets the requirements to be a citizenship eligible holder and a rate eligible holder, you run the risk of having your units redeemed by us at the market price as of the date three days before the date the notice of redemption is mailed. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. In addition, if you are not a person who meets the requirements to be a citizenship eligible holder, you will not be entitled to voting rights. Please read “Our Partnership Agreement—Redemption of Ineligible Holders.”

Cost reimbursements, which will be determined in our general partner’s sole discretion, and fees due our general partner and its affiliates for services provided will be substantial and will reduce the amount of cash we have available for distribution to you.

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, operational services agreement and tax sharing agreement, our general partner determines the amount of these expenses. Under the terms of the omnibus agreement we will be required to reimburse Phillips 66 for the provision of certain operational and administrative support services to us. Under our operational services agreement, we will be required to reimburse Phillips 66 for the provision of certain maintenance, operating, administrative and construction services in support of our operations. Under our tax sharing agreement, we will reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 as a result of our results of operations being included in a combined or consolidated tax return filed by Phillips 66 with respect to taxable periods including or beginning on the closing date of this offering. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Payments to our general partner and its affiliates will be substantial and will reduce the amount of cash we have available to distribute to unitholders.

Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. For example, unlike holders of stock in a public corporation, unitholders will not have “say-on-pay” advisory voting rights. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by the member of our general partner, which is a wholly owned subsidiary of Phillips 66. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common units and subordinated units voting together as a single class is required to remove our general partner. At closing, our general partner and its affiliates will own 76.7% of our total outstanding common units and subordinated units on an aggregate basis (or 73.2% of our total outstanding common units and subordinated units on an aggregate basis if the underwriters’ option to purchase additional common units is exercised in full) (excluding common units purchased by officers, directors and director nominees of our general partner and Phillips 66 under our directed unit program). Also, if our general partner is removed without cause during the subordination period and common units and subordinated units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units, and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

“Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner units or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner units to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Phillips 66 to transfer its membership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices.

We may issue additional units without unitholder approval, which would dilute unitholder interests.

At any time, we may issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our unitholders and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our common units as to distributions or in liquidation or that have special voting rights and other rights. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each unit may decrease;

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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of Phillips 66:

•	management of our business may no longer reside solely with our current general partner; and

•	affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us.

Phillips 66 may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional common units, Phillips 66 will hold 18,792,112 common units and 35,217,112 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide Phillips 66 with certain registration rights under applicable securities laws. Please read “Units Eligible for Future Sale.” The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner’s discretion in establishing cash reserves may reduce the amount of cash we have available to distribute to unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus the cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash we have available to distribute to unitholders.

Affiliates of our general partner, including Phillips 66, DCP Midstream and CPChem, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Neither our partnership agreement nor our omnibus agreement will prohibit Phillips 66 or any other affiliates of our general partner, including DCP Midstream and CPChem, from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including Phillips 66, DCP Midstream and CPChem. Any such entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Consequently, Phillips 66 and other affiliates of our general partner, including DCP Midstream and CPChem, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from Phillips 66 and other affiliates of our general partner, including DCP Midstream and CPChem, could materially and adversely impact our results of operations and distributable cash flow.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of our then-outstanding common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately 53.4% of our common units (excluding any common units purchased by officers, directors and director nominees of our general partner and Phillips 66 under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending December 31, 2014), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately 76.7% of our outstanding common units (excluding any common units purchased by officers and directors of our general partner and Phillips 66 under our directed unit program) and therefore would not be able to exercise the call right at that time. For additional information about our general partner’s call right, please read “Our Partnership Agreement—Limited Call Right.”

Unitholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only publicly traded common units, assuming the underwriters’ option to purchase additional common units from us is not exercised. In addition, Phillips 66 will own 18,792,112 common units and 35,217,112 subordinated units, representing an aggregate 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full). We do not know the extent to which investor interest will lead to the development of an active trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units offered hereby will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price.

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units and general partner units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48%, in addition to distributions paid on its 2% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in such two quarters. Our general partner will also be issued the number of general partner units necessary to maintain our general partner’s interest in us at the level that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units and general partner units in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have been approved to list our common units on the NYSE. Because we will be a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules that apply to a corporation. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of Phillips 66 Partners LP.”

Tax Risks

In addition to reading the following risk factors, please read “Material Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow would be substantially reduced. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Therefore, if we were treated as a corporation for federal income tax purposes or otherwise subjected to a material amount of entity-level taxation, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “Material Federal Income Tax Consequences—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our distributable cash flow to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our distributable cash flow.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read “Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. Recently, however, the U.S. Treasury Department issued proposed regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we will adopt. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Latham & Watkins LLP has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read “Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees.”

A unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read “Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Illinois, Louisiana and Texas. Both Illinois and Louisiana currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $351.4 million from the sale of 16,425,000 common units offered by this prospectus, based on an initial public offering price of $23.00 per common unit, after deducting underwriting discounts, structuring fees and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units from us is not exercised. We intend to use the net proceeds from this offering for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures.

We expect to use the majority of the retained net proceeds from this offering for potential future acquisitions, such as the potential acquisition from Phillips 66 of our right of first offer assets. However, the consummation and timing of any future acquisition of our right of first offer assets are subject to various contingencies, including Phillips 66’s willingness to offer such assets for sale and its willingness to accept any offer we may choose to make. For more information regarding our right of first offer assets, please read “Business—Our Asset Portfolio—Our Right of First Offer Assets.” We may also consider the acquisition of other assets from Phillips 66 and third parties. Any such acquisitions, however, will also depend on various contingencies, including our ability to identify attractive acquisition candidates and successfully negotiate acceptable purchase agreements.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the 2,463,750 additional common units, if any, will be issued to Phillips 66. Any such common units issued to Phillips 66 will be issued for no additional consideration. If the underwriters exercise in full their option to purchase additional common units from us, we expect to receive net proceeds of approximately $404.6 million, after deducting underwriting discounts and structuring fees and estimated offering expenses. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us for general partnership purposes.

CAPITALIZATION

The following table shows:

•	the historical cash and cash equivalents and capitalization of our Predecessor as of March 31, 2013; and

•

our pro forma capitalization as of March 31, 2013, giving effect to the pro forma adjustments described in our unaudited pro forma combined financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” and the other transactions described under “Prospectus Summary—The Transactions.”

This table is derived from, should be read together with and is qualified in its entirety by reference to the historical combined financial statements and the accompanying notes and the unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

As of March 31, 2013 (in millions)	Historical	Pro forma
Cash and cash equivalents	$—	$354.2	(1)

Long-term debt:
Revolving credit facility	$—	$—

Total long-term debt (including current maturities)	—	—

Net investment/equity(1):
Net investment	141.5	—
Held by public:
Common units	—	351.4
Held by Phillips 66:
Common units	—	49.1
Subordinated units	—	92.0
General Partner units	—	3.7

Total net investment/equity	141.5	496.2

Total capitalization	$141.5	$496.2

(1)	Assumes the underwriters’ option to purchase additional common units from us is not exercised.

DILUTION

Dilution is the amount by which the offering price per common unit in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of March 31, 2013, after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $487.2 million, or $6.78 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Initial public offering price per common unit		$23.00
Pro forma net tangible book value per unit before the offering(1)	$2.45
Increase in net tangible book value per unit attributable to purchasers in the offering	4.33

Less: Pro forma net tangible book value per unit after the offering(2)		6.78

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)		$16.22

(1)	Determined by dividing the number of units (18,792,112 common units, 35,217,112 subordinated units and 1,437,433 general partner units) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities, of $135.8 million.
(2)	Determined by dividing the number of units to be outstanding after this offering (35,217,112 common units, 35,217,112 subordinated units and 1,437,433 general partner units) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering, of $487.2 million.
(3)	Assumes the underwriters’ option to purchase additional common units from us is not exercised. If the underwriters’ option to purchase additional common units from us is exercised in full, the immediate dilution in net tangible book value per common unit to purchasers in this offering would be $15.48.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units acquired		Total consideration
	Number	%	Amount	%
			(in millions)
General partner and its affiliates(1)(2)(3)	55,446,657	77.1%	$144.5	27.7%
Purchasers in this offering	16,425,000	22.9%	377.8	72.3%

Total	71,871,657	100.0%	$522.3	100.0%

(1)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 18,792,112 common units, 35,217,112 subordinated units and 1,437,433 general partner units.
(2)	Assumes the underwriters’ option to purchase additional common units from us is not exercised.
(3)	The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with accounting principles generally accepted in the United States. Book value of the consideration provided by our general partner and its affiliates, as of March 31, 2013, was $141.5 million, increased by prefunding of $3.0 million related to certain projects.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, “Forward-Looking Statements” and “Risk Factors” should be read for information regarding statements that do not relate strictly to historical or current facts and regarding certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, please refer to our historical combined financial statements and the accompanying notes and the unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

General

Rationale for our cash distribution policy

Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.2125 per unit, or $0.85 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. In addition, our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is our (1) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on cash distributions and our ability to change our cash distribution policy

Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•

Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility, which prohibits us, until such time that we have an investment grade credit rating, from making cash distributions while an event of default has occurred and is continuing under the facility, notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Revolving Credit Facility.”

•

The amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Specifically, our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. For a description of these limited circumstances, please read “Our Partnership Agreement—Amendment of Our Partnership Agreement—No Unitholder Approval.” However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. At the closing of this offering, Phillips 66 will own our general partner and will indirectly own 76.7% of our total outstanding common units and subordinated units on an aggregate basis (or 73.2% of our total outstanding common units and subordinated units on an aggregate basis if the underwriters’ option to purchase additional common units is exercised in full).

•

Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating and maintenance or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash.”

•

Our ability to make cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make cash distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

•

If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our ability to grow is dependent on our ability to access external expansion capital

Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves (including the net proceeds that we will retain from this offering) and external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. Our revolving credit facility restricts our ability to incur additional debt, including through the issuance of debt securities. Please read “Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units.” To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read “Risk Factors—Risks Related to Our Business—Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.”

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.2125 per unit for each whole quarter, or $0.85 per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 45 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. We do not expect to make distributions for the period that begins on July 1, 2013, and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through September 30, 2013, based on the actual length of the period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units, subordinated units and general partner units to be outstanding immediately after this offering for one quarter and on an annualized basis (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units) is summarized in the table below:

	No exercise of option to purchase additional common units			Full exercise of option to purchase additional common units
	Aggregate minimum quarterly distributions			Aggregate minimum quarterly distributions
	Number of units	One quarter	Annualized (four quarters)	Number of units	One quarter	Annualized (four quarters)
		(in millions)			(in millions)
Publicly held common units	16,425,000	$3.5	$14.0	18,888,750	$4.0	$16.0
Common units held by Phillips 66	18,792,112	4.0	16.0	16,328,362	3.5	14.0
Subordinated units held by Phillips 66	35,217,112	7.5	29.9	35,217,112	7.5	29.9
General partner units	1,437,433	0.3	1.2	1,437,433	0.3	1.2

Total	71,871,657	$15.3	$61.1	71,871,657	$15.3	$61.1

As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its initial 2% general partner interest. Our general partner will also initially hold all of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48%, of the cash we distribute in excess of $0.244375 per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Duties.”

The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

Additionally, our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified that results in our becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” The minimum quarterly distribution is also subject to adjustment if the holder(s) of the incentive distribution rights (initially only our general partner) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $0.85 per unit for the twelve months ending June 30, 2014. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma Distributable Cash Flow,” in which we present the amount of distributable cash flow we would have generated on a pro forma basis for the year ended December 31, 2012, and the twelve months ended March 31, 2013, derived from our unaudited pro forma combined financial statements that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

•

“Estimated Distributable Cash Flow for the Twelve Months Ending June 30, 2014,” in which we provide our estimated forecast of our ability to generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution on all units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending June 30, 2014.

Unaudited Pro Forma Distributable Cash Flow for the Year Ended December 31, 2012, and the Twelve Months Ended March 31, 2013

If we had completed the transactions contemplated in this prospectus on January 1, 2012, pro forma distributable cash flow generated for the year ended December 31, 2012, and the twelve months ended March 31, 2013, would have been approximately $67.8 million and $68.8 million, respectively. These amounts would have been sufficient to support the payment of the minimum quarterly distribution of $0.2125 per unit per quarter ($0.85 per unit on an annualized basis) on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% interest for the year ended December 31, 2012, and the twelve months ended March 31, 2013.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, distributable cash flow is primarily a cash accounting concept, while our unaudited pro forma combined financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma distributable cash flow only as a general indication of the amount of distributable cash flow that we might have generated had we been formed on January 1, 2012.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2012, and the twelve months ended March 31, 2013, the amount of cash that would have been available for distribution to our unitholders and our general partner, assuming in each case that this offering and the other transactions contemplated in this prospectus had been consummated on January 1, 2012.

Phillips 66 Partners LP

Unaudited Pro Forma Distributable Cash Flow

(in millions)	Twelve months ended March 31, 2013	Year ended December 31, 2012
Pro forma net income(1)	$66.9	$67.3
Plus:
Depreciation	6.7	6.6
Amortization of deferred rentals(2)	0.2	0.2
Interest expense(3)	0.5	0.5
Provision for income taxes(4)	0.4	0.4

EBITDA(5)	74.7	75.0
Plus:
Adjustments related to minimum volume commitments(6)	2.6	1.9
Offering proceeds retained to fund expansion capital expenditures	9.8	10.9
Less:
Cash interest paid(3)	0.4	0.4
Income taxes paid(4)	0.4	0.4
Maintenance capital expenditures(7)	3.5	4.1
Expansion capital expenditures(7)	9.8	10.9
Incremental costs of being a separate publicly traded partnership	4.2	4.2

Pro forma distributable cash flow	$68.8	$67.8

Pro forma cash distributions:
Annualized minimum quarterly distribution per unit	$0.85	$0.85

Estimated distributable cash flow:
Distributions to public common unitholders	$14.0	$14.0
Distributions to Phillips 66:
Common units	16.0	16.0
Subordinated units	29.9	29.9
General Partner units	1.2	1.2

Aggregate annualized minimum quarterly distributions(8)	$61.1	$61.1

Excess of pro forma distributable cash flow over aggregate annualized minimum quarterly distributions	$7.7	$6.7

Percent of annualized minimum quarterly distributions payable to:
Common unitholders	100.0%	100.0%
Subordinated unitholders	100.0%	100.0%

(1)	See our unaudited pro forma combined financial statements included elsewhere in this prospectus for an explanation of the adjustments used to derive pro forma net income.
(2)	Represents the amortization of previously deferred rentals over the remaining term of the applicable agreement.
(3)	Interest expense and cash interest paid both include commitment fees that would have been paid by our Predecessor had our revolving credit facility been in place during the period presented. Interest expense also includes the amortization of estimated deferred issuance costs to be incurred in connection with establishing our revolving credit facility.
(4)	Primarily consists of Texas margin tax.
(5)	For a definition of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Combined Financial Data—Non-GAAP Financial Measure.”
(6)	Under several of our commercial agreements with Phillips 66, Phillips 66 will be required to transport a minimum volume each calendar quarter. If it fails to transport volumes at the minimum commitment, Phillips 66 will make a quarterly deficiency payment. The quarterly deficiency payment may be applied as a credit for volumes transported in excess of Phillips 66’s minimum volume commitment during any of the succeeding four quarters, after which time the unused credits will expire. For GAAP accounting purposes, we defer the revenue associated with these quarterly deficiency payments until either: (i) the credit has been satisfied through transportation of future volumes in excess of minimum commitments, or (ii) the credit expires through the lapse of time. For the purpose of calculating pro forma distributable cash flow, the quarterly deficiency payment is included in distributable cash flow when we receive the cash, rather than when it is recognized as revenue in accordance with GAAP. When a credit is used or expires in a future period, we will deduct the amount of the credit in calculating distributable cash flow as an offset to the corresponding increase in revenue recognized in accordance with GAAP.

(7)	Historically, we did not necessarily make a distinction between maintenance capital expenditures and expansion capital expenditures in exactly the same way as will be required under our partnership agreement. We believe that the amount of maintenance capital expenditures shown above approximates, but may not precisely reflect, the maintenance capital expenditures we would have recorded in accordance with our partnership agreement for the year ended December 31, 2012, or the twelve months ended March 31, 2013. For a discussion of maintenance and expansion capital expenditures, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures.”
(8)	Assumes the issuance of 1,437,433 general partner units and the incentive distribution rights to our general partner, 18,792,112 common units and 35,217,112 subordinated units to Phillips 66 and 16,425,000 common units to the public and that the underwriters’ option to purchase additional common units from us is not exercised and the additional common units subject to the underwriters’ option are issued to Phillips 66.

Estimated Distributable Cash Flow for the Twelve Months Ending June 30, 2014

We forecast our estimated distributable cash flow for the twelve months ending June 30, 2014, will be approximately $67.2 million. This amount would exceed by $6.1 million the amount needed to pay the aggregate annualized minimum quarterly distribution of $61.1 million on all of our outstanding common and subordinated units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending June 30, 2014. The number of outstanding units on which we have based our estimate does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated distributable cash flow for the twelve months ending June 30, 2014, and related assumptions set forth below to substantiate our belief that we will have sufficient available cash to pay the minimum quarterly distribution to all our unitholders and the corresponding distributions on our general partner’s 2% interest for the twelve months ending June 30, 2014. Please read below under “—Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient distributable cash flow to pay the minimum quarterly distribution to all unitholders and our general partner for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this registration statement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated distributable cash flow.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

Phillips 66 Partners LP

Estimated Distributable Cash Flow

(in millions)	Twelve months ending June 30, 2014	Three Months Ending
		September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014
Revenue:
Transportation and terminaling services—related parties	$113.7	$29.0	$27.2	$27.0	$30.5
Transportation and terminaling services—third parties	—	—	—	—	—

Total revenue	113.7	29.0	27.2	27.0	30.5

Costs and expenses:
Operating and maintenance expense	25.2	7.2	6.6	5.5	5.9
Depreciation expense	6.4	1.6	1.6	1.6	1.6
General and administrative expense	13.1	3.3	3.2	3.3	3.3
Taxes other than income taxes	1.4	0.3	0.3	0.4	0.4
Interest expense, net(1)	—	—	—	—	—

Total Costs and Expenses	46.1	12.4	11.7	10.8	11.2

Income before income taxes	67.6	16.6	15.5	16.2	19.3
Provision for income taxes(2)	0.4	0.1	0.1	0.1	0.1

Net income	67.2	16.5	15.4	16.1	19.2
Plus:
Interest expense, net(1)	—	—	—	—	—
Depreciation expense	6.4	1.6	1.6	1.6	1.6
Amortization of deferred rentals(3)	0.3	—	0.1	0.1	0.1
Provision for income taxes(2)	0.4	0.1	0.1	0.1	0.1

EBITDA(4)	74.3	18.2	17.2	17.9	21.0
Plus:
Adjustments related to minimum volume commitments(5)	0.1	—	1.1	0.3	(1.3)
Offering proceeds retained to fund expansion capital expenditures	2.2	0.9	1.2	0.1	—
Phillips 66 prefunded projects	3.0	0.5	1.9	0.6	—
Less:
Cash interest paid, net(1)	—	—	—	—	—
Income taxes paid	0.4	0.1	0.1	0.1	0.1
Maintenance capital expenditures	9.8	1.6	2.7	2.8	2.7
Expansion capital expenditures	2.2	0.9	1.2	0.1	—

Estimated distributable cash flow	$67.2	$17.0	$17.4	$15.9	$16.9

Distributions to public common unitholders	$14.0	$3.5	$3.5	$3.5	$3.5
Distributions to Phillips 66:
Common units	16.0	4.0	4.0	4.0	4.0
Subordinated units	29.9	7.4	7.5	7.5	7.5
General partner units	1.2	0.3	0.3	0.3	0.3

Aggregate minimum quarterly distributions	$61.1	$15.2	$15.3	$15.3	$15.3

Excess of distributable cash flow over aggregate minimum quarterly distributions	$6.1	$1.8	$2.1	$0.6	$1.6

(1)	Interest expense and cash interest paid both include commitment fees to establish a revolving credit facility. Interest expense also includes the amortization of estimated deferred issuance costs to be incurred in connection with establishing our revolving credit facility. Includes interest income on approximately $351.4 million of the net proceeds of this offering that we will retain.
(2)	Primarily consists of Texas margin tax.
(3)	Represents the amortization of previously deferred rental payments over the remaining term of the applicable lease.

(4)	For a definition of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Combined Financial Data—Non-GAAP Financial Measure.”
(5)	Under several of our commercial agreements with Phillips 66, Phillips 66 will be required to transport a minimum volume each calendar quarter. If it fails to transport volumes at the minimum commitment, Phillips 66 will make a quarterly deficiency payment. The quarterly deficiency payment may be applied as a credit for volumes transported in excess of Phillips 66’s minimum volume commitment during any of the succeeding four quarters, after which time the unused credits will expire. For GAAP accounting purposes, we defer the revenue associated with these quarterly deficiency payments until either: (i) the credit has been satisfied through transportation of future volumes in excess of minimum commitments, or (ii) the credit expires through the lapse of time. For the purpose of calculating estimated distributable cash flow, the quarterly deficiency payment is included in distributable cash flow when we receive the cash, rather than when it is recognized as revenue in accordance with GAAP. When a credit is used or expires in a future period, we will deduct the amount of the credit in calculating distributable cash flow as an offset to the corresponding increase in revenue recognized in accordance with GAAP.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending June 30, 2014. While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations, and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable, objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

General considerations

As discussed in this prospectus, substantially all of our revenue and a significant portion of our expenses will be determined by contractual arrangements that we will enter into with Phillips 66 at the closing of this offering. Accordingly, our forecasted results are not directly comparable with historical periods. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Comparability of Our Financial Results.” Substantially all of our revenue will be derived from long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators.

The majority of our regulated tariffs include a provision for loss allowance, the calculation of which includes a commodity price component. As a result, the revenue we realize under our loss allowance provisions could increase or decrease as a result of changes in underlying commodity prices. For purposes of estimating our distributable cash flow for the twelve months ending June 30, 2014, we have assumed commodity prices of $106 per barrel of Light Louisiana Sweet (“LLS”) crude oil and $118 per barrel for refined petroleum products and have held these prices constant over the forecast period. These prices were based on recent quoted spot prices for LLS crude oil and refined petroleum products prices from various third-party pricing services which are the reference prices in our commercial agreements with Phillips 66, but do not necessarily reflect the actual prices that will be used to calculate our loss allowance revenue under our commercial agreements with Phillips 66, which will be based on a monthly average of these quoted prices for the month during which the underlying volumes were transported for Phillips 66. West Texas Intermediate (“WTI”) crude oil continues to trade at a significant discount relative to crude oils such as LLS. For example, the recent quoted spot price for WTI was $95.49. For the year ended December 31, 2012, the average differential for LLS over WTI was $17.61. Based on the assumption in the forecast, for the twelve months ending June 30, 2014, we forecast that approximately 15% of our forecasted revenue will be derived from these loss allowance provisions. Based on forecasted volumes and prices, as well as the new commercial agreements with Phillips 66 that we expect to enter into in connection with this offering, a $10 per barrel change in each applicable commodity price would change our revenue by approximately $1.6 million for the twelve-month period ending June 30, 2014.

In addition, we occasionally experience volumetric gains and losses, which we refer to as commodity imbalances, on our assets due to pressure and temperature changes, evaporation and variances in meter readings and other measurement methods. The commodity imbalance provisions of our commercial agreements value these commodity imbalances based on underlying commodity prices, similar to the loss allowance provisions of our regulated tariffs. However, we have not historically experienced any material commodity imbalance losses on our assets and have not forecasted any volumetric gains or losses from commodity imbalances.

Revenue

We estimate that we will generate revenue of $113.7 million for the twelve months ending June 30, 2014, compared with pro forma revenue of $110.7 million for the year ended December 31, 2012, and $110.5 million for the twelve months ended March 31, 2013. Based on our assumptions for the twelve months ending June 30, 2014, we expect substantially all of our revenue will be generated by fees and tariffs paid by Phillips 66 under our commercial agreements. We expect 84% of our forecasted revenue to be supported by Phillips 66’s minimum commitments under our commercial agreements. The increase in forecasted revenue is due primarily to new biodiesel blending activities at our Pasadena and Hartford terminals.

Volumes

To forecast revenue, we used our historical volumes handled on behalf of Phillips 66 and third parties for the year ended December 31, 2012, and made adjustments taking into account: refinery maintenance schedules, new biodiesel blending capability at the Pasadena and Hartford terminals and internal forecasts for crude supply and refined petroleum product demand. The forecasted revenue also takes into consideration the commercial agreements with Phillips 66 that will be in effect at the closing of this offering. In some cases, we have forecasted volumes from Phillips 66 in excess of the minimum volume commitment under these commercial agreements. We expect that any variances between actual revenue and forecasted revenue will be driven by differences between actual volumes and forecasted volumes (subject to the minimum volume commitments of Phillips 66), by changes in uncommitted volumes from Phillips 66, and by changes in product mix and corresponding changes in fees and tariffs associated with product mix. Forecasted crude oil pipeline throughput volumes for the twelve months ended June 30, 2014, are expected to increase 14% compared with the year ended December 31, 2012, while crude oil terminaling throughput is forecasted to decrease 9%, reflecting changes in volume deliveries between pipeline and marine docks.

The following table compares forecasted volumes for the twelve months ending June 30, 2014, to actual volumes for the year ended December 31, 2012, contrasted against our minimum volume commitments.

Volumes handled

	Actual year ended December 31, 2012	Forecasted twelve months ending June 30, 2014	Phillips 66 minimum volume commitment	Phillips 66 capacity reservation
Pipelines(MBD)(1)
Crude oil throughput	242	276	190	—
Refined product throughput	278	272	259	51.4	(2)

Total	520	548	449	51.4	(2)

Terminals(MBD)
Crude oil
Storage volumes	193	195	190	—
Terminaling throughput	174	158	150	—
Refined products
Terminaling throughput	252	244	190	—

Total	619	597	530	—

(1)	Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2)	Represents Phillips 66’s capacity reservation under our Hartford Connector throughput and deficiency agreement.

Clifton Ridge crude system revenue

We estimate that our total crude oil transportation and terminaling revenue on our Clifton Ridge crude system for the twelve months ending June 30, 2014, will be $44.0 million, compared with $42.1 million for the year ended December 31, 2012, and $45.3 million for the twelve months ended March 31, 2013, both on a pro forma basis. Of the total revenue forecasted for this system, $39.0 million, or 89%, will be supported by the shipment of minimum committed volumes under the Clifton Ridge transportation and terminal services agreements that we will enter into with Phillips 66 at the closing of this offering. The balance of the estimated revenue represents forecasted volumes from Phillips 66 in excess of the minimum commitments under these agreements, as well as certain pipeline loss allowances not subject to minimum commitments.

Sweeny to Pasadena products system revenue

We estimate that our total refined petroleum product transportation and terminaling revenue on our Sweeny to Pasadena products system for the twelve months ending June 30, 2014, will be $51.2 million, compared with $51.1 million for the year ended December 31, 2012, and $47.2 million for the twelve months ended March 31, 2013, both on a pro forma basis. Of the total revenue forecasted for this system, $44.1 million, or 86%, will be supported by the shipment of minimum committed volumes under the Sweeny to Pasadena transportation services agreement and Hartford and Pasadena terminal services agreement that we will enter into with Phillips 66 at the closing of this offering. The balance of the estimated revenue represents forecasted volumes from Phillips 66 in excess of the minimum commitments under these agreements.

Hartford Connector products system revenue

We estimate that our total refined petroleum product transportation and terminaling revenue on our Hartford Connector products system for the twelve months ending June 30, 2014, will be $18.5 million, compared with $17.5 million for the year ended December 31, 2012, and $18.0 million for the twelve months ended March 31, 2013, both on a pro forma basis. Of the total revenue forecasted for this system, $12.8 million, or 69%, will be supported by the shipment of minimum committed volumes under the Hartford Connector throughput and deficiency agreement and our Hartford and Pasadena terminal services agreement that we will enter into with Phillips 66 at the closing of this offering. The balance of this estimated revenue represents biodiesel blending and pipeline loss allowance, as well as tank and dock usage fees.

Operating and maintenance expense

Our operating and maintenance expenses include labor expenses, repairs and maintenance expenses, equipment rentals, utility costs and insurance premiums. We estimate that we will incur operating and maintenance expense of $25.2 million for the twelve months ending June 30, 2014, compared with $26.0 million for the year ended December 31, 2012, and $25.5 million for the twelve months ended March 31, 2013, both on a pro forma basis. Our operating and maintenance expense includes approximately $5.9 million of the operational and administrative support fee of $13.7 million that we will pay to Phillips 66 under the omnibus agreement that we will enter into at the closing of this offering for the provision of certain services to us. Our commercial agreements with Phillips 66 also contain inflation escalators that should substantially mitigate inflation-related increases in operating costs in rising operating cost environments.

General and administrative expenses

We estimate that our total general and administrative expenses will be $13.1 million for the twelve months ending June 30, 2014, compared with $8.9 million for the year ended December 31, 2012, and $9.4 million for the twelve months ended March 31, 2013, both on a pro forma basis. The increase in our forecasted general and administrative expenses compared to pro forma general and administrative expenses relates primarily to forecasted incremental annual expenses as a result of being a separate publicly traded partnership, which are discussed in more detail under the second bullet point below.

For the forecast period, we expect that our forecasted general and administrative expenses will consist of:

•

approximately $7.8 million in general and administrative expense included in the operational and administrative support fee of $13.7 million that we will pay to Phillips 66 under the omnibus agreement that we will enter into at the closing of this offering for the provision of certain services to us. For a more complete description of this agreement and the services covered by it, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” and “—Operational Services Agreement.”

•

approximately $4.2 million of incremental annual expenses as a result of being a separate publicly traded partnership, which includes employee-related expenses and costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, independent director compensation and incremental employee salary and benefit costs.

Depreciation expense

We estimate that depreciation expense will be $6.4 million for the twelve months ending June 30, 2014, compared with $6.6 million for the year ended December 31, 2012, and $6.7 million for the twelve months ended March 31, 2013, both on a pro forma basis. Depreciation expense is reduced for the twelve months ending June 30, 2014, compared to the pro forma periods, due to asset retirements in 2012.

Taxes other than income tax

We estimate that taxes other than income tax will be $1.4 million for the twelve months ending June 30, 2014, compared with $1.0 million for the year ended December 31, 2012, and $1.1 million for the twelve months ended March 31, 2013, both on a pro forma basis.

Financing

We estimate that net interest expense for the twelve months ending June 30, 2014, will net to zero, based on the following assumptions:

•	we will not draw any amounts under our revolving credit facility during the twelve-month forecast period;

•

our interest expense will include annual commitment fees associated with undrawn capacity, as well as the amortization of estimated deferred issuance costs incurred in connection with our revolving credit facility;

•	we will have interest income based on the net proceeds of this offering that we will retain to fund future acquisitions; and

•	we will remain in compliance with the financial and other covenants in our revolving credit facility.

Capital expenditures

We estimate that total capital expenditures for the twelve months ending June 30, 2014, will be $12.0 million, compared with capital expenditures of $15.0 million for the year ended December 31, 2012. This forecast estimate is based on the following assumptions:

•

Maintenance capital expenditures.    We estimate that our maintenance capital expenditures will be $9.8 million for the twelve months ending June 30, 2014, and will be primarily associated with investments in our Clifton Ridge crude system, including the replacement of buried piping with above ground piping, installation of enhanced measurement and monitoring equipment, and modifications to improve optionality to receive a wider slate of crude oil grades. We estimate that our maintenance capital expenditures were $4.1 million for the year ended December 31, 2012.

•

Expansion capital expenditures.    We estimate that our expansion capital expenditures will be $2.2 million for the twelve months ending June 30, 2014, and will be primarily associated with a capacity increase from returning an idled Hartford tank back into service. In addition, we are currently considering various potential expansion opportunities with Phillips 66. Please read “Business—Our Asset Portfolio—Potential Expansion Opportunities with our Initial Assets.” We estimate that our expansion capital expenditures were $10.9 million for the year ended December 31, 2012, and were related to installation of biodiesel tanks and associated equipment at our Hartford and Pasadena terminals. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Regulatory, industry and economic factors

Our forecast of estimated EBITDA for the twelve months ending June 30, 2014, is based on the following significant assumptions related to regulatory, industry and economic factors:

•

Phillips 66 will not default under any of our commercial agreements or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreements;

•

there will not be any new federal, state or local regulation, or any interpretation of existing regulation, of the portions of the refining or midstream energy industries in which we operate that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets or Phillips 66 refineries;

•	there will not be a shortage of skilled labor; and

•	there will not be any material adverse changes in the refining industry, the midstream energy sector or market, or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending September 30, 2013, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through September 30, 2013, based on the actual length of the period.

Definition of available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•

provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of our or our subsidiaries’ debt instruments or other agreements; or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to distribute the minimum quarterly distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.2125 per unit, or $0.85 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Revolving Credit Facility” for a discussion of the restrictions included in our revolving credit facility that may restrict our ability to make distributions.

General partner interest and incentive distribution rights

Initially, our general partner will be entitled to 2% of all quarterly distributions from inception that we make prior to our liquidation. This general partner interest will be represented by 1,437,433 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering).

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the available cash we distribute from operating surplus (as defined below) in excess of $0.244375 per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner or its affiliates may receive on common, subordinated or general partner units that they own. Please read “—General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating surplus

We define operating surplus as:

•	$60.0 million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $60.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities, and (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of cash distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or storage capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after September 30, 2016, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $0.85 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $0.85 (the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early termination of the subordination period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending September 30, 2014, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.275 (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $1.275 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis and (2) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration upon removal of the general partner

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the subordination period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted operating surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled from such 2% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

The following discussion assumes that our general partner maintains its 2% general partner interest, and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.244375 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.265625 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.318750 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

	Total quarterly distribution per unit target amount			Marginal percentage interest in distributions
				Unitholders	General Partner
Minimum Quarterly Distribution	$0.2125			98%	2%
First Target Distribution	above $0.2125	up to $	0.244375	98%	2%
Second Target Distribution	above $0.244375	up to $	0.265625	85%	15%
Third Target Distribution	above $0.265625	up to $	0.318750	75%	25%
Thereafter	above $0.318750			50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.50.

		Marginal percentage interest in distributions			Quarterly distribution per unit following hypothetical reset
	Quarterly distribution per unit prior to reset	Common unitholders	General partner interest	Incentive distribution rights
Minimum Quarterly Distribution	$0.2125	98%	2%	—	$0.500
First Target Distribution	above $0.2125 up to $0.244375	98%	2%	—	above $0.500 up to $0.575(1)
Second Target Distribution	above $0.244375 up to $0.265625	85%	2%	13%	above $0.575 up to $0.625(2)
Third Target Distribution	above $0.265625 up to $0.318750	75%	2%	23%	above $0.625 up to $0.750(3)
Thereafter	above $0.318750	50%	2%	48%	above $0.750(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 70,434,224 common units outstanding, our general partner’s 2% interest has been maintained, and the average distribution to each common unit would be $0.50 per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Quarterly distribution per unit prior to reset	Cash distributions to common unitholders prior to reset	Cash distribution to general partner prior to reset				Total distributions
			Common units	2% General partner interest	Incentive distribution rights	Total
Minimum Quarterly Distribution	$0.2125	$14,967,273	$—	$305,455	$—	$305,455	$15,272,728
First Target Distribution	above $0.2125 up to $0.244375	2,245,091	—	45,818	—	45,818	2,290,909
Second Target Distribution	above $0.244375 up to $0.265625	1,496,727	—	35,217	228,911	264,128	1,760,855
Third Target Distribution	above $0.265625 up to $0.318750	3,741,818	—	99,782	1,147,491	1,247,273	4,989,091
Thereafter	above $0.318750	12,766,203	—	510,648	12,255,555	12,766,203	25,532,406

		$35,217,112	$—	$996,920	$13,631,957	$14,628,877	$49,845,989

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be 97,698,138 common units outstanding, our general partner has maintained its 2% general partner interest, and that the average distribution to each common unit would be $0.50. The number of common units issued as a result of the reset was calculated by dividing (x) $13,631,957 as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.50.

	Quarterly distribution per unit after reset	Cash distributions to common unitholders after reset	Cash distribution to general partner after reset				Total distributions
			Common units	2% General partner interest	Incentive distribution rights	Total
Minimum Quarterly Distribution	$0.500	$35,217,112	$13,631,957	$996,920	$—	$14,628,877	$49,845,989
First Target Distribution	above $0.500 up to $0.575	—	—	—	—	—	—
Second Target Distribution	above $0.575 up to $0.625	—	—	—	—	—	—
Third Target Distribution	above $0.625 up to $0.750	—	—	—	—	—	—
Thereafter	above $0.750	—	—	—	—	—	—

		$35,217,112	$13,631,957	$996,920	$—	$14,628,877	$49,845,989

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How distributions from capital surplus will be made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•

second, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a distribution from capital surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of general partner units comprising the general partner interest; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit and general partner unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of adjustments for gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price;

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price; and

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of adjustments for losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•

first, 98% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to capital accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following table shows selected historical combined financial data of our Predecessor for accounting purposes, and selected unaudited pro forma combined financial statements of Phillips 66 Partners LP for the periods and as of the dates indicated. The selected historical combined financial data of our Predecessor as of, and for the years ended, December 31, 2012 and 2011, are derived from audited combined financial statements of our Predecessor. The summary historical interim combined financial data of our Predecessor as of, and for the three months ended, March 31, 2013 and 2012, are derived from the unaudited interim combined financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected unaudited pro forma combined financial statements presented in the following table for the year ended December 31, 2012, and as of, and for the three months ended, March 31, 2013, are derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma combined balance sheet assumes the offering and the related transactions occurred as of March 31, 2013, and the unaudited pro forma combined statements of income for the year ended December 31, 2012, and the three months ended March 31, 2013, assume the offering and the related transactions occurred as of January 1, 2012. These transactions include, and the unaudited pro forma combined financial statements give effect to, the following:

•	Phillips 66’s contribution of all of our Predecessor’s assets to us;

•

our entry into a new $250 million revolving credit facility, which we have assumed was not drawn during the pro forma periods presented, estimated commitment fees that would have been paid had our revolving credit been in place during the pro forma periods presented, and the amortization of estimated deferred issuance costs associated with the revolving credit facility;

•

our entry into multiple long-term commercial agreements with Phillips 66, our amendment of an existing commercial agreement with Phillips 66, and the recognition of transportation and terminaling revenue under those agreements at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with Phillips 66 and certain of its affiliates, including our general partner;

•	our entry into an operational services agreement with Phillips 66;

•

the consummation of this offering and our issuance of 16,425,000 common units to the public, 1,437,433 general partner units and the incentive distribution rights to our general partner and 18,792,112 common units and 35,217,112 subordinated units to Phillips 66; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The unaudited pro forma combined financial statements do not give effect to an estimated $4.2 million in incremental general and administrative expenses that we expect to incur annually as a result of being a separate publicly-traded partnership. In addition, while we have given pro forma effect to the costs we will incur under the omnibus agreement and operational services agreement that we will enter into with Phillips 66 as of the closing of this offering, those adjustments in the aggregate have yielded a similar result to the costs that our Predecessor incurred historically.

The following table presents the non-GAAP financial measure of EBITDA, which we use in our business. For a definition of EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure.”

	Phillips 66 Partners LP Predecessor historical				Phillips 66 Partners LP Pro forma
	Three months ended March 31,		Year ended December 31,		Three months ended March 31,	Year ended December 31,
(in millions, except unit amounts)	2013	2012	2012	2011	2013	2012
	(unaudited)				(unaudited)
Combined statements of income:
Revenue
Transportation and terminaling services—related parties	$20.9	$18.1	$79.7	$75.6	$24.9	$110.3
Transportation and terminaling services—third parties	0.1	0.1	0.4	0.4	0.1	0.4
Total revenue	21.0	18.2	80.1	76.0	25.0	110.7
Costs and expenses
Total costs and expenses	10.2	10.0	38.7	37.2	11.3	43.0
Net income	10.7	8.1	41.1	38.5	13.6	67.3
Net income per limited partner unit (basic and diluted):
Common units					0.19	0.94
Subordinated units					0.19	0.94
Combined balance sheets (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$354.2
Property, plant and equipment, net	135.1	128.0	135.8	127.3	135.1
Total assets	144.6	135.9	144.9	134.7	499.0
Total liabilities	3.1	3.6	2.9	4.3	2.8
Net investment	141.5	132.3	142.0	130.4	—
Partners’ capital	—	—	—	—	496.2
Total liabilities and net investment/partners’ capital	144.6	135.9	144.9	134.7	499.0
Combined statements of cash flows:
Net cash provided by (used in):
Operating activities	$11.9	$8.6	$44.5	$43.7
Investing activities	(0.7)	(2.4)	(15.0)	(10.5)
Financing activities	(11.2)	(6.2)	(29.5)	(33.2)
Other financial data:
EBITDA(1)	$12.4	$9.7	$48.0	$44.6	$15.6	$75.0

(1)	For a definition of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure.”

Non-GAAP Financial Measure

We define EBITDA as net income (loss) before income taxes, net interest expense, depreciation and amortization. EBITDA is used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to net income and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Phillips 66 Partners LP Predecessor historical				Phillips 66 Partners LP pro forma
	Three months ended March 31,		Year ended December 31,		Three months ended March 31,	Year ended December 31,
(in millions)	2013	2012	2012	2011	2013	2012
	(unaudited)				(unaudited)
Reconciliation of EBITDA to net income:
Net income	$10.7	$8.1	$41.1	$38.5	$13.6	$67.3
Add:
Depreciation expense	1.6	1.5	6.6	5.8	1.6	6.6
Income taxes	0.1	0.1	0.3	0.3	0.1	0.4
Amortization of deferred rentals	—	—	—	—	0.1	0.2
Interest expense, net	—	—	—	—	0.2	0.5

EBITDA	$12.4	$9.7	$48.0	$44.6	$15.6	$75.0

Reconciliation of EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$11.9	$8.6	$44.5	$43.7
Change in assets and liabilities	0.4	1.0	3.2	0.6
Income taxes	0.1	0.1	0.3	0.3

EBITDA	$12.4	$9.7	$48.0	$44.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations for Phillips 66 Partners LP in conjunction with the historical combined financial statements and notes of Phillips 66 Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”) and our unaudited pro forma combined financial statements included elsewhere in this prospectus. Among other things, those historical and unaudited pro forma combined financial statements include more detailed information regarding the basis of presentation for the following information.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a growth-oriented, traditional master limited partnership recently formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals and other transportation and midstream assets. Our initial assets consist of crude oil and refined petroleum product pipeline, terminal and storage systems in the Central and Gulf Coast regions of the United States that are integral to the Phillips 66 refining and marketing operations they support.

Our initial assets consist of the following three systems:

•

Clifton Ridge crude system.    A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is the primary source for delivery of crude oil to Phillips 66’s Lake Charles refinery.

•

Sweeny to Pasadena products system.    A refined petroleum product pipeline, terminal and storage system extending from Phillips 66’s Sweeny refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the sole distribution outlet for diesel and gasoline produced at Phillips 66’s Sweeny refinery.

•

Hartford Connector products system.    A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer refined petroleum product pipeline system.

How We Generate Revenue

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and terminaling and storing crude oil and refined petroleum products at our terminals. We do not take ownership of the crude oil or refined petroleum products that we transport, terminal and store, and we do not engage in the trading of any commodities. At the closing of this offering, we will have multiple commercial agreements with Phillips 66 that will initially be the source of substantially all of our revenue. We believe these agreements, which will be long-term, fee-based agreements with minimum volume commitments and inflation escalators, will promote stable and predictable cash flows.

Most of our pipeline tariffs include a contractual loss allowance, which is calculated as a percentage of throughput volume multiplied by quoted market prices of the commodity being shipped. The amount of loss allowance recognized as revenue is independent of the actual volumetric loss/gain on the system (which we recognize as an increase or decrease in operating and maintenance expenses). This revenue, which accounted for 14% and 11% of total revenue in the first quarter of 2013 and 2012, respectively, and 11% of total revenue in both 2012 and 2011, is subject to more volatility than our tariffs and terminaling fees, as it is directly dependent on commodity prices. As a result, the revenue we realize under our loss allowance provisions could increase or decrease as a result of changes in underlying commodity prices.

Although Phillips 66 has not historically been subject to minimum throughput commitments with respect to most of our pipeline systems and storage facilities, we expect that Phillips 66 will ship volumes in excess of its minimum volume commitment under the commercial agreements we will have with Phillips 66 at the closing of this offering on most of our crude oil and refined product pipeline systems, and will terminal and store volumes in excess of its minimum volume commitments at most of our terminals and storage facilities. All of our transportation services agreements for our pipeline assets, other than our Hartford Connector throughput and deficiency agreement, will include a 10-year term, with Phillips 66 having an option to renew for up to two additional five-year terms. Our Hartford Connector throughput and deficiency agreement, which will be amended in connection with this offering, has a 23-year term (effective as of January 2008) and does not include any option to renew. Our terminal services agreements for our terminals and storage assets include five-year terms, with Phillips 66 having an option to renew for up to two or three additional five-year terms, for a maximum term of 20 years.

These commercial agreements include provisions that permit Phillips 66 to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include Phillips 66 deciding to permanently or indefinitely suspend refining operations at a refinery that our assets are integrated into for at least 12 consecutive months and certain force majeure events that would prevent us or Phillips 66 from performing required services under the applicable agreement.

For more information about our commercial agreements with Phillips 66, including Phillips 66’s minimum volume commitments under these agreements, please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—Volumes” and “Business—Our Commercial Agreements with Phillips 66.”

How We Evaluate Our Operations

Our management intends to use a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) volumes (including pipeline throughput and storage terminal volumes); (2) operating and maintenance expenses; (3) EBITDA; and (4) distributable cash flow.

Volumes.    The amount of revenue we generate primarily depends on the volumes of crude oil and refined petroleum products that we handle with our pipeline and terminal assets. These volumes are primarily affected by the supply of, and demand for, crude oil and refined petroleum products in the markets served directly or indirectly by our assets. Although Phillips 66 has committed to minimum volumes under the new commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity on, or add additional capacity to, our pipeline systems;

•	increase throughput volumes at our terminals and provide additional ancillary services at those terminals, such as ethanol blending and additive injection; and

•	identify and execute organic expansion projects and capture incremental Phillips 66 and third-party volumes.

Operating and maintenance expenses.    Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses (including contractor services), utility costs, and repairs and maintenance expenses. These expenses generally remain relatively stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities, particularly maintenance activities, performed during that period. We will seek to manage our maintenance expenditures on our pipelines, terminals and storage facilities by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flow, without compromising our commitment to safety and environmental stewardship.

Our operating and maintenance expenses will also be affected by volumetric imbalances resulting from variances in meter readings and other measurement methods, as well as volume fluctuations due to pressure and temperature changes. Under certain of our commercial agreements with Phillips 66, the value of any crude oil or refined petroleum product volumetric imbalance will be determined by reference to the monthly average reference price for the applicable commodity. Any gains and losses under these provisions will reduce or increase, respectively, our operating and maintenance expenses in the period in which they are realized. These contractual volumetric imbalance provisions could increase variability in our operating and maintenance expenses.

EBITDA and distributable cash flow.    We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to compute and present this measure and define it as EBITDA less net interest paid, maintenance capital expenditures and income taxes paid, plus deferred revenue from minimum volume commitments. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with GAAP.

EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

For a further discussion of the non-GAAP financial measure of EBITDA, and a reconciliation of EBITDA to its most comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Combined Financial Data—Non-GAAP Financial Measure.”

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

Revenue.    Following the closing of this offering, substantially all of our revenue will be generated from the commercial agreements that we will have amended or entered into with Phillips 66 in connection with this offering and under which Phillips 66 will agree to pay us tariffs for transporting crude oil and refined petroleum products on our pipeline systems and fees for providing terminaling and storage services at our terminals and storage facilities. These contracts contain minimum volume commitments and, in several cases, tariffs and fees that are higher than our historical rates. Accordingly, we expect a significant increase in revenue in 2013 and future years compared with our historical revenue as a result of these new agreements. Applying the new rates and fees to our historical 2012 volumes resulted in an approximate 38% increase in 2012 revenue. Historically, we did not have long-term transportation and terminaling arrangements with Phillips 66 at most of our facilities.

Expenses.    Our operating and maintenance and general and administrative expenses historically included direct charges for the management and operation of our assets and certain overhead and shared services expenses allocated by Phillips 66, as well as certain overhead expenses allocated by ConocoPhillips through April 30, 2012. Allocations for operating and maintenance services included such items as engineering and logistics support. Allocations for general and administrative services included such items as information technology, legal, human resources and other financial and administrative services. These expenses were charged or allocated to our Predecessor based on the nature of the expenses and our Predecessor’s proportionate share of (1) property, plant and equipment and equity-method investments or (2) pipeline miles. Following the closing of this offering, under our omnibus agreement and operational services agreement, Phillips 66 will continue to charge us a combination of direct and allocated charges for administrative and operational services, which are projected to be comparable in the near term to those charged to our Predecessor for 2012 and 2011. For more information about these charges and the services covered by these agreements, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.” We also expect to incur an additional $4.2 million of incremental annual general and administrative expenses as a result of being a separate publicly traded partnership, as well as approximately $3.3 million of incremental annual insurance costs.

Financing.    There are differences in the way we will finance our operations as compared to the way our Predecessor financed its operations. Historically, our Predecessor’s operations were financed as part of Phillips 66’s (and, prior to April 30, 2012, ConocoPhillips’) integrated operations and our Predecessor did not record any separate costs associated with financing its operations. Additionally, our Predecessor largely relied on internally generated cash flows and capital contributions from Phillips 66 to satisfy its capital expenditure requirements. Following the closing of this offering, we intend to make cash distributions to our unitholders at a minimum distribution rate of $0.2125 per unit per quarter ($0.85 per unit on an annualized basis). Based on the terms of our cash distribution policy, we expect that we will distribute to our unitholders and our general partner most of the excess cash generated by our operations. We also expect that we will retain the net proceeds of this offering for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures. To the extent we do not fund acquisitions and expansion capital expenditures with proceeds from this offering, we expect to fund them primarily from external sources, including borrowings under our $250 million revolving credit facility and future issuances of equity and debt securities.

Separation from ConocoPhillips.    Effective April 30, 2012, ConocoPhillips engaged in a separation of its downstream businesses into an independent, publicly traded company, Phillips 66, through the distribution of Phillips 66 common stock to the stockholders of ConocoPhillips. Phillips 66’s consolidated financial statements do not include all of the actual expenses that would have been incurred had Phillips 66 been a stand-alone company during periods prior to the separation and may not reflect Phillips 66’s consolidated results of operations, financial position and cash flows had Phillips 66 been a stand-alone company during those periods. Actual costs that would have been incurred if Phillips 66 had been a stand-alone company depend upon multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. Subsequent to the separation, Phillips 66 began performing these functions using internal resources or services provided by third parties, certain of which were provided by ConocoPhillips during a transition period pursuant to a transition services agreement. As a result, our Predecessor’s historical financial statements for periods prior to the separation do not include all of the actual expenses that would have been allocated to our Predecessor had Phillips 66 been a stand-alone company during periods prior to the separation.

Factors Affecting Our Business

Supply and demand for crude oil and products.    We expect to initially generate substantially all of our revenue under fee-based contracts with Phillips 66. These contracts are intended to promote cash flow stability and minimize our direct exposure to commodity price fluctuations. Since we do not take ownership of the crude oil or products that we transport and store for our customers, and we do not engage in the trading of any commodities, our direct exposure to commodity price fluctuations is limited to the loss allowance provisions in our tariffs and commercial agreements with Phillips 66. We also have indirect exposure to commodity price fluctuations to the extent such fluctuations affect the shipping patterns of Phillips 66 or our other future customers. Our throughput volumes depend primarily on the volume of crude oil processed and refined petroleum products produced at Phillips 66’s refineries with which our assets are integrated, which in turn is primarily dependent on Phillips 66’s refining margins. Refining margins depend on the cost of crude oil or other feedstocks and the price of refined petroleum products. These prices are affected by numerous factors beyond our or Phillips 66’s control, including the domestic and global supply of and demand for crude oil and refined petroleum products. While we believe we have substantially mitigated our indirect exposure to commodity price fluctuations through the minimum volume commitments in our commercial agreements with Phillips 66 during the respective terms of those agreements, our ability to execute our growth strategy in our areas of operation will depend, in part, on the availability of attractively priced crude oil in the areas served by our crude oil pipelines, as well as demand for refined petroleum products in the markets served by our refined petroleum products, pipelines and terminals.

The “crack spread” is a measure of the difference between market prices for refined petroleum products and crude oil, and it is used within the downstream industry as an indicator for refining margins. The U.S. 3:2:1 and the Northwest Europe benchmark crack spreads increased from 2010 to 2011 and again from 2011 to 2012, as well as in the first quarter of 2013, compared with the first quarter of 2012. The improvements were consistent with improved global demand for refined products resulting from worldwide economic recovery along with limited net increases in global refining capacity. Crack spreads in the Midcontinent region of the United States were especially strong, which can be attributed to the region’s crude feedstock price advantage. In addition, U.S. crude oil production continued to increase, and limited infrastructure for takeaway options resulted in low crude oil prices for U.S. refiners with access to attractively priced crude oil, particularly in the Midcontinent region. Increasing pressure on inventories in the Midcontinent continued to cause WTI crude oil to trade at a significant discount relative to crude oils such as LLS and Brent. Refineries capable of processing WTI crude oil and crude oils that price relative to WTI, primarily the Midcontinent and Gulf Coast refineries, benefited from these lower regional feedstock prices.

NGL prices improved in both 2010 and 2011 along with crude oil prices, but decreased in 2012 and the first quarter of 2013 while crude oil prices stayed relatively stable. The NGL price decrease in 2012 and the first quarter of 2013 was primarily due to growing NGL production from liquids-rich shale plays, while a corresponding demand increase from the petrochemical industry has not yet materialized as projects remain under development. Growing NGL production is driving industry investment in transportation and logistics to transport NGL from the shale basins to the NGL market hubs, such as Mont Belvieu, Texas, and Conway, Kansas.

Acquisition opportunities.    We plan to pursue acquisitions of complementary assets from Phillips 66 as well as third parties. In addition to our right of first offer to acquire Phillips 66’s one-third equity interest in each of Sand Hills and Southern Hills, we believe Phillips 66 will offer us the opportunity to purchase additional transportation and midstream assets that it currently owns or may acquire or develop in the future, and that Phillips 66 will prioritize assets that it acquires or develops in the future over assets that it currently owns with respect to any such future opportunity. We also may pursue acquisitions jointly with Phillips 66. We will focus our acquisition strategy on transportation and midstream assets within the crude, refined petroleum product and NGL sectors. We believe that we will be well positioned to acquire midstream assets from Phillips 66 and third parties should such opportunities arise, and identifying and executing acquisitions will be a key part of our strategy. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our available cash.

Results of Operations

	Three months ended March 31,		Year ended December 31,
(in millions)	2013	2012	2012	2011
Revenue
Transportation and terminaling services—related parties	$20.9	$18.1	$79.7	$75.6
Transportation and terminaling services—third parties	0.1	0.1	0.4	0.4

Total revenue	21.0	18.2	80.1	76.0

Costs and Expenses
Operating and maintenance expenses	6.2	6.7	22.9	24.5
Depreciation	1.6	1.5	6.6	5.8
General and administrative expenses	1.9	1.4	7.8	5.6
Taxes other than income taxes	0.5	0.4	1.4	1.3

Total costs and expenses	10.2	10.0	38.7	37.2

Income before income taxes	10.8	8.2	41.4	38.8
Provision for income taxes	0.1	0.1	0.3	0.3

Net Income	$10.7	$8.1	$41.1	$38.5

EBITDA(1)	$12.4	$9.7	$48.0	$44.6

(1)	For a definition of EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Combined Financial Data—Non-GAAP Financial Measure.”

Pipeline, Terminal and Storage Volumes

	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011
Pipelines(MBD)(1)
Crude oil throughput	301	191	242	237
Refined product throughput	177	279	278	241

Total	478	470	520	478

Terminals(MBD)
Crude oil
Storage volumes	218	147	193	196
Terminaling throughput	163	132	174	182
Refined products
Terminaling throughput	168	245	252	237

Total	549	524	619	615

(1)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

Three months ended March 31, 2013 vs. three months ended March 31, 2012

Revenue increased $2.8 million, or 15%, in the first quarter of 2013, compared with the first quarter of 2012. The increase primarily resulted from:

•

Increased pipeline tariff rates on our Clifton Ridge pipeline. The tariff rates in the current quarter were $0.0800, $0.0500 and $0.0100 for any volumes transported on our Clifton Ridge to Lake Charles refinery pipeline, our Shell to Clifton Ridge pipeline, and our Pecan Grove to Clifton Ridge pipeline, respectively, compared with $0.0050, $0.0025 and $0 in the first quarter of 2012.

•

Increased terminaling fees and volumes at our Clifton Ridge terminal. The increased terminaling fees primarily resulted from a new service agreement effective on January 1, 2013, which replaced a cost-plus arrangement with a fixed-fee, volume-based structure. The increased volumes were primarily associated with higher crude oil supply to the Lake Charles refinery, reflecting major maintenance turnaround activity at the refinery in the first quarter of 2012.

These increases were partially offset by lower pipeline throughput volumes at our Sweeny to Pasadena pipeline and lower terminaling volumes at our Pasadena terminal, primarily reflecting lower refining volumes at the Sweeny refinery due to scheduled maintenance and a power outage during the first quarter of 2013.

Operating and maintenance expenses decreased $0.5 million, or 7%, in the first quarter of 2013, compared with the first quarter of 2012. The decrease was mainly attributable to lower maintenance costs at our Sweeny to Pasadena pipeline and Pasadena terminal, partially offset by higher maintenance costs at our Clifton Ridge terminal. Volume imbalances increased operating and maintenance expenses by $0.1 million in both the first quarter of 2013 and the first quarter of 2012.

General and administrative expenses increased $0.5 million, or 36%, in the first quarter of 2013, compared with the first quarter of 2012. The increase primarily reflects higher allocations from Phillips 66 due to Phillips 66’s increased costs associated with operating as a stand-alone company subsequent to the separation from ConocoPhillips on April 30, 2012.

2012 vs. 2011

Revenue increased $4.1 million, or 5%, in 2012, compared with 2011. The increase was primarily attributable to:

•

Increased pipeline tariffs in 2012, compared with 2011, particularly on our Sweeny to Pasadena pipeline, which had a 7% tariff increase, and the Hartford Connector pipeline, which had a 5% tariff increase.

•

Increased terminaling and storage fees in 2012, compared with 2011, particularly at our Hartford terminal, which had higher storage and barge loading rates, as well as the Pasadena terminal, which had higher diesel and gasoline rack rates.

•

Higher throughput volumes in 2012, compared with 2011, on our Hartford Connector pipeline, primarily reflecting the completion of a coker and refinery expansion project at the Wood River refinery in late 2011, which increased refined petroleum product yield, including diesel transported on our Hartford Connector pipeline.

These increases were partially offset by lower terminaling and storage fees at our Clifton Ridge terminal. In 2012 and 2011, Clifton Ridge terminal fees were based on a cost-plus-margin arrangement. Our Clifton Ridge terminal experienced lower operating and maintenance expenses in 2012, which led to lower revenue under the cost-plus arrangement. Effective January 1, 2013, our Clifton Ridge terminal replaced its cost-plus arrangement with a fixed-fee, volume-based structure.

Operating and maintenance expenses decreased $1.6 million, or 7%, in 2012, compared with 2011. The decrease was primarily attributable to lower maintenance costs at our Clifton Ridge terminal, as well as the timing of maintenance activities at other facilities. Volume imbalances decreased operating and maintenance expense by $1.0 million and $1.7 million in 2012 and 2011, respectively.

Depreciation increased $0.8 million, or 14%, in 2012, compared with 2011. The increase was primarily due to higher depreciation at the Hartford terminal, reflecting the installation and startup of two new tanks in April 2011, and on the Sweeny to Pasadena pipeline, due to the retirement of a replaced control system.

General and administrative expenses increased $2.2 million, or 39%, in 2012, compared with 2011. The increase primarily reflected higher allocations from Phillips 66 due to Phillips 66’s increased costs associated with being a stand-alone company during the last eight months of 2012. In addition, Phillips 66 allocations related to compensation and benefit costs increased during 2012.

Capital Resources and Liquidity

Historically, our sources of liquidity included cash generated from operations and funding from Phillips 66. We participated in Phillips 66’s centralized cash management system; therefore our cash receipts were deposited in Phillips 66’s or its affiliates’ bank accounts, all cash disbursements were made from those accounts, and we maintained no bank accounts dedicated solely to our assets. Thus, historically our financial statements have reflected no cash balances.

Following this offering, we will have established separate bank accounts, but Phillips 66 will continue to provide treasury services on our general partner’s behalf under our omnibus agreement. In addition to the retention of a portion of the net proceeds from this offering for working capital needs, we expect our ongoing sources of liquidity following this offering to include cash generated from operations, borrowings under our revolving credit facility and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements and to make quarterly cash distributions.

We intend to pay a minimum quarterly distribution of $0.2125 per unit per quarter, which equates to approximately $15.3 million per quarter, or approximately $61.1 million per year in the aggregate, based on the number of common, subordinated and general partner units to be outstanding immediately after completion of this offering. We do not have a legal obligation to pay this distribution. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Revolving Credit Facility

On June 7, 2013, we entered into a $250 million senior unsecured revolving credit facility with RBS Securities Inc. as a joint lead arranger, JPMorgan Chase Bank, N.A. as the administrative agent, and several other commercial lending institutions in certain other roles and as lenders and letter of credit issuing banks. We have the option to increase the overall capacity of the revolving credit facility by up to an additional $250 million, subject to, among other things, the consent of the existing lenders whose commitments will be increased or any additional lenders providing such additional capacity. The revolving credit facility is for an initial five-year term beginning on the date we entered into the revolving credit facility. We have the option to extend the revolving credit facility for two additional one-year terms subject to, among other things, the consent of the lenders holding the majority of the commitments and of each lender extending its commitment. The facility includes sub-facilities for swingline loans and letters of credit.

Commitment fees began to accrue beginning on the date we entered into the revolving credit facility. We expect that the closing of the revolving credit facility, and the availability of the lenders’ commitments thereunder, will occur concurrently with the closing of this offering. The closing of the revolving credit facility, including the availability of the lenders’ commitments thereunder, is subject to certain conditions that we consider customary for an agreement of this type entered into under similar circumstances, including a condition that the closing of this offering will close on or prior to September 30, 2013.

Outstanding borrowings under the revolving credit facility will bear interest, at our option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the base rate (as described in the revolving credit facility) plus the applicable margin. Prior to us obtaining credit ratings, if any, the pricing levels for the commitment fee and interest-rate margins are based on our ratio of total debt to EBITDA for the prior four fiscal quarters. After we obtain credit ratings, if ever, the pricing levels will be based on our credit ratings in effect from time to time. The revolving credit facility contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires us to maintain a ratio of total debt to EBITDA for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions). If an event of default occurs under the revolving credit facility and is continuing, the lenders may terminate their commitments and declare the amount of all outstanding borrowings, together with accrued interest and all fees, to be immediately due and payable. Among other things and until such time as we have an investment grade rating, we would not be able to make any cash distributions to our unitholders for so long as an event of default is continuing.

Cash flows from operations

Our operations generated $11.9 million in cash from operations in the first quarter of 2013, compared with $8.6 million in the first quarter of 2012. The improved cash flows from operating activities resulted from improved revenue and lower maintenance costs, combined with favorable working capital impacts. The improved revenue was primarily due to higher tariff rates and the favorable impact of a new terminal service agreement, partially offset by lower volumes. Working capital impacts primarily reflected timing of accounts payable balances between the corresponding periods.

Our operations generated $44.5 million in cash from operations in 2012, compared with $43.7 million in 2011. An increase in revenue due to higher tariffs and volumes, along with lower maintenance costs during 2012 was mostly offset by negative working capital impacts. Working capital impacts primarily reflected timing of accounts payable balances between year-end 2012 and 2011.

Capital expenditures

Our operations can be capital intensive, requiring investments to expand, upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements will consist of maintenance capital expenditures and expansion capital expenditures. Following the closing of this offering, we will be required to distinguish between maintenance capital expenditures and expansion capital expenditures in accordance with our partnership agreement, even though historically we did not make a distinction between maintenance capital expenditures and expansion capital expenditures in exactly the same way as will be required under our partnership agreement. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities.

Our capital expenditures for the first quarter of 2013 and 2012 were $0.7 million and $2.4 million, respectively. The capital expenditures in the first quarter of 2013 were primarily associated with returning an idled tank back to service at our Hartford terminal, thereby increasing the terminal’s available capacity.

The capital expenditures in the first quarter of 2012 were primarily directed toward the following activities:

•	installation of biodiesel tanks and associated equipment at our Hartford and Pasadena terminals; and

•	an upgrade of measurement equipment at our Clifton Ridge terminal.

Our capital expenditures for the years ended December 31, 2012 and 2011, were $15.0 million and $10.5 million, respectively. These expenditures were primarily directed toward the following activities during the two-year period:

•	installation of biodiesel tanks and associated equipment at our Hartford and Pasadena terminals;

•	an upgrade of remote monitoring equipment at our Clifton Ridge terminal;

•	installation of a new tank at our Clifton Ridge terminal; and

•	capacity expansion work at our Hartford terminal.

We have forecasted capital expenditures of approximately $8.7 million for the year ending December 31, 2013. Included in our planned 2013 capital expenditures is spending on our Clifton Ridge crude system, including the replacement of buried piping with above ground piping, installation of enhanced measurement and monitoring equipment, and modifications to improve optionality to receive a wider slate of crude oil grades; and on returning an idled tank back to service at our Hartford terminal.

We anticipate that these planned maintenance capital expenditures will be funded primarily with cash from operations, $3.0 million prefunded by Phillips 66 for certain projects at our Clifton Ridge and Hartford terminals pursuant to our omnibus agreement, and, if necessary, borrowings under our revolving credit facility. Following this offering, we expect that we will initially rely primarily upon proceeds retained from this offering to fund any significant future expansion capital expenditures. Thereafter, we expect to rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund any significant future capital expenditures.

Contractual obligations

A summary of our contractual obligations, as of December 31, 2012, is shown in the table below.

(in millions)	Total	Up to 1 year	Years 1-3	Years 3-5	After 5 years
Purchase obligations	$1.4	$1.4	$—	$—	$—
Other long-term liabilities:
Asset retirement obligations	0.3	—	—	—	0.3
Accrued environmental costs	0.3	0.1	0.1	0.1	—

Total	$2.0	$1.5	$0.1	$0.1	$0.3

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Regulatory Matters

Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act and Energy Policy Act of 1992. Our pipelines and terminal operations are also subject to safety regulations adopted by the DOT, as well as to state regulations. For more information on federal and state regulations affecting our business, please read “Business—Rate and Other Regulation.”

Environmental matters and compliance costs

We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites, including our pipelines and storage assets. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Phillips 66 will indemnify us for certain of these costs under our omnibus agreement. For a further description about future expenditures that may be required to comply with these requirements, or Phillips 66’s obligation to indemnify us for certain of these costs, please read “Business—Air Emissions and Climate Change” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

If these expenditures, as with all costs, are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all of our competitors must comply with similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.

We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we comply with all legal requirements regarding the environment, but since not all of them are fixed or presently determinable (even under existing legislation) and may be affected by future legislation or regulations, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed.

Accrued liabilities for estimated site remediation costs to be incurred in the future at our facilities and properties have been included in our Predecessor historical combined financial statements. As of March 31, 2013, and as of December 31, 2012 and 2011, environmental liabilities of $0.3 million, $0.3 million and $0.4 million, respectively, were accrued for historical releases of refined petroleum products at our Hartford terminal.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. See Note 2—Summary of Significant Accounting Policies, in the Predecessor Combined Financial Statements, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. The following discussions of critical accounting estimates, including any related discussion of contingencies, address all important accounting areas where the nature of accounting estimates or assumptions could be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

As a company with less than $1 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

Depreciation

We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over periods ranging from three years to 45 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Impairments

Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets; generally at a pipeline system or terminal level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future tariffs, volumes, operating costs, and capital project decisions, considering all available information at the date of review.

Asset retirement obligations

Under various contracts, permits and regulations, we have legal obligations to remove tangible equipment and restore the land at the end of operations at certain operational sites. Our largest asset removal obligations involve the abandonment or removal of pipeline. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

Environmental costs

In addition to asset retirement obligations discussed above, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These obligations are primarily related to historical releases of refined petroleum products. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

Goodwill

At March 31, 2013, we had $2.5 million of goodwill recorded in conjunction with past business combinations. Under the accounting rules for goodwill, this intangible asset is not amortized. Instead, goodwill is subject to annual reviews for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed. A reporting unit is an operating segment or a component that is one level below an operating segment. We have determined we have one reporting unit for goodwill impairment testing purposes. Because quoted market prices for our reporting unit are not available, management must apply its judgment in determining the estimated fair value of our reporting unit for purposes of performing the periodic goodwill impairment test.

Management uses all available information to make this fair value determination, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets and observed market multiples of operating cash flows and net income. In addition, if the estimated fair value of the reporting unit is less than the book value (including the goodwill), further management judgment must be applied in determining the fair values of individual assets and liabilities for purposes of the hypothetical purchase price allocation. At year-end 2012, the estimated fair value of our reporting unit was higher than recorded net book values (including goodwill) of the reporting unit. However, a lower fair value estimate in the future could result in an impairment. After the offering, our unit price and associated total company market capitalization will also be considered in the determination of reporting unit fair value. A prolonged or significant decline in our unit price could provide evidence of a need to record a material impairment of goodwill.

Qualitative and Quantitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. As we do not take ownership of the crude oil or products that we transport and store for our customers, and we do not engage in the trading of any commodities, we have limited direct exposure to risks associated with fluctuating commodity prices. Certain of our pipeline tariffs include a contractual loss allowance, which is calculated as a percentage of throughput volume multiplied by quoted market prices of the commodity being shipped. This loss allowance revenue, which accounted for 14% and 11% of total revenue in the first quarter of 2013 and 2012, respectively, and 11% of total revenue in both 2012 and 2011, is subject to more volatility than tariff and terminaling fee revenue, as it is directly dependent on commodity prices. As a result, the revenue we realize under our loss allowance provisions will increase or decrease as a result of changes in underlying commodity prices. Based on forecasted volumes and prices, as well as the new commercial agreements with Phillips 66 that we expect to enter into in connection with this offering, a $10 per barrel change in each applicable commodity price would change revenue by approximately $1.6 million for the twelve-month period ending June 30, 2014. We do not intend to enter into any hedging agreements to mitigate our exposure to decreases in commodity prices through our loss allowances.

Our commercial agreements with Phillips 66 are indexed to inflation to mitigate our exposure to increases in the cost of supplies used in our business.

Any debt that we incur under our revolving credit facility will bear interest at a variable rate and will expose us to interest rate risk.

BUSINESS

Overview

We are a growth-oriented, traditional master limited partnership formed in February, 2013, by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals and other transportation and midstream assets. Our initial assets consist of crude oil and refined petroleum product pipeline, terminal and storage systems in the Central and Gulf Coast regions of the United States that are integral to the Phillips 66 refining and marketing operations they support.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines and terminaling and storing crude oil and refined petroleum products at our terminals. We do not take ownership of the crude oil or refined petroleum products that we transport, terminal and store, and we do not engage in the trading of any commodities. At the closing of this offering, we will have multiple commercial agreements with Phillips 66 that will initially be the source of substantially all of our revenue. These agreements will be long-term, fee-based agreements with minimum volume commitments and inflation escalators. We believe these agreements will promote stable and predictable cash flows. Please read “—Our Commercial Agreements with Phillips 66” below for a description of these agreements.

For the year ended December 31, 2012, and the three months ended March 31, 2013, on a pro forma basis, we had revenue of approximately $110.7 million and $25.0 million, net income of approximately $67.3 million and $13.6 million, and EBITDA of approximately $75.0 million and $15.6 million, respectively. Phillips 66 accounted for 97.9% and 97.2% of our pro forma revenue for the year ended December 31, 2012, and three months ended March 31, 2013, respectively. Please read “Selected Historical and Pro Forma Combined Financial Data” for the definition of the term EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Our relationship with Phillips 66 is one of our principal strengths. Phillips 66 is a growing energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. Phillips 66’s transportation and midstream assets and operations include crude oil, refined petroleum product, natural gas and NGL pipelines; crude oil, petroleum coke, refined petroleum product and liquefied petroleum gas terminals; truck and rail assets; NGL fractionators; a 50% equity interest in DCP Midstream, LLC; and a one-third equity interest in each of Sand Hills and Southern Hills.

Phillips 66 has stated that it intends to grow its transportation and midstream businesses and will use us as a primary vehicle for achieving that growth. In light of this strategy, we believe that Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. For example, Phillips 66 has agreed that it will offer us the right to acquire its one-third equity interest in each of Sand Hills and Southern Hills before it sells any of those interests to any third party during the five-year period following the closing of this offering. Phillips 66 is under no obligation to offer to sell us additional assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), and we are under no obligation to buy any additional assets from Phillips 66. For a further description of our right of first offer assets, please read “—Our Asset Portfolio—Our Right of First Offer Assets.”

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•

Maintain safe and reliable operations.    We are committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe to be key components in generating stable cash flows. We strive for operational excellence by utilizing Phillips 66’s existing programs to integrate health, occupational safety, process safety and environmental principles throughout our business with a commitment to continuous improvement. We will continue to employ Phillips 66’s rigorous training, integrity and audit programs to drive ongoing improvements in both personal and process safety as we strive for zero incidents. For example, we recently received the Occupational Safety and Health Administration’s Voluntary Protection Program (“VPP”) certification for our Clifton Ridge crude system.

•

Focus on fee-based businesses supported by contracts with minimum volume commitments and inflation escalators.    We are focused on generating stable and predictable cash flows by providing fee-based transportation and midstream services to Phillips 66 and third parties. At the closing of this offering, we will have multiple long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will substantially mitigate volatility in our cash flows by reducing our direct exposure to commodity price fluctuations. In any new contracts, we will seek to negotiate commercial terms that are consistent with our focus on contracted fee-based revenue.

•

Grow through strategic acquisitions.    We plan to pursue strategic acquisitions of assets from Phillips 66 as well as third parties. In addition to our right of first offer assets, we believe Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. We also may have opportunities to pursue the acquisition or development of additional assets jointly with Phillips 66. Although our initial assets are focused on transportation and storage assets that support Phillips 66’s refinery operations, we intend to expand our asset base into the broader midstream sector and seek acquisitions within the crude oil, refined petroleum product and NGL sectors.

•

Optimize existing assets and pursue organic growth opportunities.    We will seek to enhance the profitability of our existing assets by pursuing opportunities to increase throughput and storage volumes, as well as by managing costs and improving operating efficiencies. We also intend to consider opportunities to increase revenue on our pipeline, terminal and storage systems by evaluating and capitalizing on organic expansion projects that may arise in the markets we serve. For example, we have recently installed biodiesel blending equipment at our Pasadena and Hartford terminals in response to customer demand, implemented dyed diesel capabilities to sell additional refined petroleum products at our Hartford barge dock and expanded our truck offloading capacities for crude receipts at our Clifton Ridge terminal. We will evaluate organic growth projects within our geographic footprint, as well as in new areas, that provide attractive returns.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•

Strategic relationship with Phillips 66.    We have a strategic relationship with Phillips 66, a growing energy manufacturing and logistics company with an investment grade credit rating. Following this offering, Phillips 66 will own our general partner, a 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full) and all of our incentive distribution rights. In connection with this offering, Phillips 66 has granted us a right of first offer to acquire its one-third equity interest in each of Sand Hills and Southern Hills. We believe that our relationship with Phillips 66 is likely to provide us with attractive growth opportunities, as well as an investment grade commercial counterparty supporting substantially all of our revenue.

•

Stable and predictable cash flows.    Our assets consist of both common carrier and proprietary pipelines and terminal and storage facilities that generate stable revenue from tariffs and fees. We will initially generate substantially all of our revenue under tariffs and fees that are supported by long-term commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will promote our cash flow stability and predictability. On a pro forma basis, Phillips 66’s minimum commitments under these agreements would have accounted for approximately 86% and 94% of our total revenue for the year ended December 31, 2012, and the three months ended March 31,

2013, respectively, had those agreements been in effect during those periods. We also expect that, based on Phillips 66’s historical shipping patterns, Phillips 66 will deliver volumes to us to transport and store on our assets in excess of its contracted minimum volume commitments.

•

Highly integrated assets.    Our initial assets are integral to the operations of Phillips 66’s wholly owned Lake Charles and Sweeny refineries and its jointly owned Wood River refinery. We believe these are well-positioned refineries with access to attractively priced crude oil and high demand markets for refined petroleum products. Our crude oil and refined petroleum product pipelines, terminals and storage facilities are directly connected to these refineries and provide Phillips 66 with a cost effective way to access crude oil supply at the Lake Charles refinery and distribute refined petroleum products at the Sweeny and Wood River refineries. For the twelve months ended December 31, 2012, approximately 90% of the crude oil supplied to Phillips 66’s Lake Charles refinery was delivered through our pipelines, terminals and related storage assets. Approximately 100% of the gasoline and distillate and 17% of diesel and gasoline produced at the Sweeny refinery and the Wood River refinery, respectively, were distributed through our pipelines, terminals and related storage assets.

•

High-quality, well-maintained asset base.    We continually invest in the maintenance and integrity of our assets and utilize various programs to help us efficiently monitor and maintain our asset base. For example, we recently invested $1.2 million in order to upgrade remote monitoring equipment on our Clifton Ridge crude system. We also employ Phillips 66’s pipeline and facility integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to prevent, control and mitigate unintentional releases of hazardous materials. We also use Phillips 66’s technologically advanced pipeline control center to monitor our operations.

•

Financial flexibility.    We will retain the net proceeds from this offering to use for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures. Additionally, in connection with this offering, we will have in place an undrawn revolving credit facility with $250 million of available capacity. We believe that, following this offering, we will have the available liquidity and financial flexibility to execute our growth strategy.

•

Experienced leadership team.    Our management team has substantial experience in the management and operation of pipelines, terminals, storage facilities and other transportation and midstream assets. Our management team also has expertise in acquiring and integrating assets as well as executing growth strategies in the transportation and midstream sector. Our management team includes many senior employees of Phillips 66, who average over 28 years of experience in the energy industry.

Our Assets and Operations

Our initial assets consist of the following three systems:

•

Clifton Ridge crude system.    A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is the primary source for delivery of crude oil to Phillips 66’s Lake Charles refinery.

•

Sweeny to Pasadena products system.    A refined petroleum product pipeline, terminal and storage system extending from Phillips 66’s Sweeny refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the sole distribution outlet for diesel and gasoline produced at Phillips 66’s Sweeny refinery.

•

Hartford Connector products system.    A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer refined petroleum product pipeline system.

The following map shows the locations of our initial assets:

Pipeline assets

The following table sets forth certain information regarding our pipeline assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Diameter (inches)	Length (miles)	Capacity (MBD)	Commodity handled	Associated Phillips 66 refinery	Significant third-party pipeline system connections
Clifton Ridge crude system
Clifton Ridge to Lake Charles refinery	20”	10	300	Crude oil	Lake Charles	Shell Houma to Houston
Pecan Grove to Clifton Ridge	12”	0.6	84	Crude oil	Lake Charles	N/A
Shell to Clifton Ridge	20”	0.6	312	Crude oil	Lake Charles	Shell Houma to Houston

Sweeny to Pasadena products system
Sweeny refinery to Pasadena, Texas	12”	60	125	Refined	Sweeny	Explorer;
				petroleum products		Colonial
Sweeny refinery to Pasadena, Texas	18”	60	138	Refined	Sweeny
				petroleum products		Colonial

System name	Diameter (inches)	Length (miles)	Capacity (MBD)	Commodity handled	Associated Phillips 66 refinery	Significant third-party pipeline system connections
Hartford Connector products system
Wood River refinery to Hartford, Illinois	12”	3	80	Refined petroleum products	Wood River	Explorer
Hartford, Illinois to Explorer Pipeline	24”	1	430	Refined petroleum products	Wood River	Explorer

Terminal and storage assets

The following table sets forth certain information regarding our terminal and storage assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Tank shell storage capacity (MBbls)	Active terminaling capacity (MBD)(1)	Commodity handled	Associated Phillips 66 refinery	Significant third-party pipeline system connections
Clifton Ridge crude system
Clifton Ridge terminal	3,410	12	Crude oil	Lake Charles	Shell Houma to Houston
Pecan Grove storage	142	—	Crude oil	Lake Charles	—

Sweeny to Pasadena products system
Pasadena terminal	3,210	65	Refined petroleum products	Sweeny	Explorer; Colonial

Hartford Connector products system
Hartford terminal	1,075	17	Refined petroleum products	Wood River	Explorer

(1)	Active terminaling capacity represents the amount of truck loading and unloading capacity currently available for use by our customers.

Marine assets

The following table sets forth certain information regarding our marine assets, each of which currently has, or will have, as of the closing of this offering, an associated commercial agreement with Phillips 66:

System name	Dock throughput capacity (MBPH)	Commodity handled	Associated Phillips 66 refinery

Clifton Ridge crude system
Clifton Ridge ship dock	48	Crude oil	Lake Charles
Pecan Grove barge dock	6	Crude oil; Lubricant base stocks	Lake Charles

Hartford Connector products system
Hartford barge dock	3	Dyed diesel; Naphtha; Lubricant base stocks	Wood River

The following table sets forth the average aggregate daily number of barrels of crude oil and refined petroleum products transported on our assets for Phillips 66 and for third parties for each of the periods set forth below:

Volumes handled

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010	2009	2008

Pipelines(MBD)(1)
Crude oil throughput	301	242	237	234	239	237
Refined product throughput	177	278	241	247	211	224

Total	478	520	478	481	450	461

Terminals(MBD)
Crude oil
Storage volumes	218	193	196	192	197	203
Terminaling throughput	163	174	182	171	182	199
Refined products
Terminaling throughput	168	252	237	249	221	234

Total	549	619	615	612	600	636

(1)	Represents volumes transported through each separately tariffed pipeline segment.

The following table sets forth (1) the percentage of the total crude oil volumes supplied to the Lake Charles refinery that were delivered through our Clifton Ridge crude system, (2) the percentage of the total diesel and gasoline volumes produced at the Sweeny refinery that were distributed on our Sweeny to Pasadena products system and (3) the percentage of total diesel and gasoline volumes produced at the Wood River refinery that were distributed on our Hartford Connector products system for each of the periods set forth below:

Percentage of volumes transported

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010	2009	2008
Lake Charles refinery
Clifton Ridge crude pipelines	93%	90%	92%	93%	95%	94%

Sweeny refinery
Sweeny to Pasadena pipelines	100%	100%	100%	100%	100%	100%

Wood River refinery
Hartford Connector pipelines	13%	17%	11%	7%	5%	4%

Our Commercial Agreements with Phillips 66

Our assets are physically connected to, and integral to the operation of, Phillips 66’s wholly owned Lake Charles and Sweeny refineries and its jointly owned Wood River refinery. At the closing of this offering, we will enter into multiple commercial agreements with Phillips 66, and amend an existing commercial agreement with Phillips 66, that will include minimum volume commitments and inflation escalators and that initially will be the source of substantially all of our revenue. Under these long-term, fee-based agreements, we will provide transportation, terminaling and storage services to Phillips 66, and Phillips 66 will commit to provide us with minimum quarterly volumes of crude oil and refined petroleum products.

Other than our Hartford Connector throughput and deficiency agreement, each of our transportation services agreements will include a 10-year initial term, and Phillips 66 will have the option to renew each agreement for up to two additional five-year terms. Our Hartford Connector throughput and deficiency agreement, which will be amended in connection with this offering, has a 23-year term that began in January 2008 and will expire in January 2031. Each of our terminal services agreements will include a five-year initial term, and Phillips 66 will have the option to renew each agreement for up to three additional five-year terms.

On a pro forma basis, Phillips 66’s minimum commitments under these agreements would have accounted for approximately 86% and 94% of our revenue for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had those agreements been in effect during those periods. The following table sets forth additional information regarding our commercial agreements with Phillips 66:

Commercial agreements

Agreement	Initial term (years)		Maximum additional renewal terms (years)(1)	Phillips 66 minimum volume commitment (MBD)	Phillips 66 capacity reservation (MBD)	Applicable tariff rate and fees ($/bbl)(2)
Transportation services agreements
Clifton Ridge transportation services agreement	10		10
Clifton Ridge to Lake Charles refinery pipeline				190	—	$0.0800
Pecan Grove to Clifton Ridge pipeline(3)				—	—	$0.0100
Shell to Clifton Ridge pipeline(3)				—	—	$0.0500

Sweeny to Pasadena transportation services agreement	10		10
Sweeny to Pasadena pipelines(4)				200	—	$0.3872

Hartford Connector throughput and deficiency agreement	23	(5)	—
Wood River refinery to Hartford pipeline				43	12.2	$0.2866
Hartford to Explorer pipeline				16	39.2	$0.2866

Terminal services agreements
Clifton Ridge terminal services agreement	5		15			(6)
Clifton Ridge terminal storage(7)				190	—
Clifton Ridge ship dock / Pecan Grove barge dock(8)				150	—

Hartford and Pasadena terminal services agreement	5		15			(9)
Pasadena terminal(10)				135	—
Pasadena and Hartford terminal truck racks(11)				55	—
Hartford barge dock(3)				—	—

(1)	Renewable at Phillips 66’s option only.
(2)	In addition to the posted tariff rates under our transportation services agreements, Phillips 66 will also pay us a loss allowance based on volumes transported and market-based prices. For more information regarding this loss allowance, please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—General Considerations” and “Business—Our Commercial Agreements with Phillips 66.”
(3)	This asset does not have a minimum volume commitment or capacity reservation from Phillips 66 under the applicable commercial agreement.
(4)	Represents Phillips 66’s aggregate minimum volume commitment for transportation services on our 60-mile 12-inch and 18-inch Sweeny to Pasadena pipelines.
(5)	The term of our Hartford Connector throughput and deficiency agreement began in January 2008. At the closing of this offering, we will amend this agreement to reflect Phillips 66’s quarterly minimum volume commitment and the fees to be paid to us under the agreement.
(6)	Under our Clifton Ridge terminal services agreement, Phillips 66 will pay us separate fees, ranging from $0.06 to $0.40 per barrel, depending on the services provided.
(7)	Represents Phillips 66’s minimum volume commitment for storage services at our Clifton Ridge terminal.
(8)	Represents Phillips 66’s aggregate minimum volume commitment for ship and barge offloading services at our Clifton Ridge ship dock and our Pecan Grove barge dock.
(9)	Under our Hartford and Pasadena terminal services agreement, Phillips 66 will pay us separate fees, ranging from $0.05 to $4.20 per barrel, depending on the services provided.
(10)	Represents Phillips 66’s minimum volume commitment for pumpover services at our Pasadena terminal.
(11)	Represents Phillips 66’s aggregate minimum volume commitment for truck rack throughput at our Pasadena and Hartford terminals.

General

All of our commercial agreements include provisions that permit Phillips 66 to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. Under all of our commercial agreements other than our Hartford Connector throughput and deficiency agreement, these events include Phillips 66 deciding to suspend refining operations at a refinery that is supported by our assets for at least 12 consecutive months, unless it publicly announces its intent to resume operations at such refinery prior to the expiration of the 12-month notice period, and, under all of our commercial agreements, these events include certain force majeure events that would prevent us or Phillips 66 from performing our respective obligations under the applicable agreement.

As defined in each of our commercial agreements, force majeure events include any acts or occurrences that prevent services from being performed under the applicable agreement, such as:

•	acts of God, fires, floods or storms;

•	compliance with orders of courts or any governmental authorities;

•	explosions, wars, terrorist acts or riots;

•	inability to obtain or unavoidable delays in obtaining material or equipment;

•	accidental disruption of service;

•

events or circumstances similar to those above (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties) that prevent a party’s ability to perform its obligations under the agreement, to the extent that such events or circumstances are beyond the party’s reasonable control and could not have been prevented by such party’s due diligence;

•	strikes, lockouts or other industrial disturbances; and

•	breakdown of refinery facilities, machinery, storage tanks or pipelines irrespective of the cause thereof.

Under each of our commercial agreements, each party’s obligations will be temporarily suspended immediately upon the occurrence of, and for the entire duration of, a force majeure event to the extent that such event prevents us from performing our obligations under the agreement. Under each of our commercial agreements other than our Hartford Connector throughput and deficiency agreement, if a force majeure event prevents Phillips 66 from performing its obligations under the agreement, each party’s obligations under the agreement will be temporarily suspended beginning 20 days after the commencement of the force majeure event. A party’s failure to pay any amounts due for services provided under each of our commercial agreements will not be excused by the incurrence of a force majeure event. If a force majeure event prevents any party from performing its obligations under the applicable commercial agreement for a period of more than 12 consecutive months, then either party may terminate the agreement at the end of that twelve-month period upon at least 30 days’ notice. Phillips 66’s minimum commitment under the applicable agreement will also be proportionately reduced to the extent Phillips 66 is unable to fulfill its obligations under the agreement as a result of a force majeure event.

Under each of our commercial agreements other than our Hartford Connector throughput and deficiency agreement, if Phillips 66 restructures its supply, refining or sales operations at a refinery that is supported by our assets in such a manner as to materially and adversely affect the economics of Phillips 66’s performance under the applicable commercial agreement, we and Phillips 66 will negotiate in good faith to reduce its obligations under the applicable agreement or substitute the affected assets with other assets that are not impacted by the restructuring.

To the extent Phillips 66 elects to terminate any of these commercial agreements, our financial condition, results of operations, cash flows and ability to make distributions to our unitholders may be materially and adversely affected. Our initial assets were constructed or purchased to support Phillips 66’s wholly owned Lake Charles and Sweeny refineries and its jointly owned Wood River refinery and are well situated to suit Phillips 66 needs. As a result, we would expect that even if any of these agreements are not renewed, Phillips 66 would continue to use our pipelines, terminals and storage facilities so long as these refineries remain in operation. However, we cannot assure you that Phillips 66 will continue to use our assets or that we will be able to generate additional revenue from third parties.

Transportation services agreements

Under each of our transportation services agreements, Phillips 66 is obligated to throughput certain minimum volumes of crude oil and refined petroleum products on our pipeline systems and pay the applicable tariff rates with respect to such volumes. The following sets forth additional information regarding each of our transportation services agreements:

Clifton Ridge transportation services agreement

Under our Clifton Ridge transportation services agreement, we will charge Phillips 66 for transporting crude oil on our Clifton Ridge to Lake Charles refinery pipeline, our Pecan Grove to Clifton Ridge pipeline and our Shell to Clifton Ridge pipeline. Phillips 66 will pay us the applicable published per-barrel tariff rates, which are currently $0.0800, $0.0100 and $0.0500, respectively, for any volumes transported on these pipelines. In addition, Phillips 66 will pay us a monthly loss allowance fee, without regard to actual loss or gain, equal to 0.1% of (1) the total number of barrels of crude oil transported on our Clifton Ridge crude pipeline system for such month multiplied by (2) the average midpoint of the spot prices published by Platts Oilgram for LLS crude oil on each publication day during such month.

Phillips 66 will be obligated to transport an average each quarter of at least 190,000 barrels per day of crude oil on our Clifton Ridge to Lake Charles refinery pipeline. Phillips 66 will not be obligated to transport a minimum quarterly volume on the Pecan Grove to Clifton Ridge pipeline or the Shell to Clifton Ridge pipeline. Phillips 66 historically has shipped volumes of crude oil on our Clifton Ridge to Lake Charles refinery pipeline in excess of its minimum throughput commitment, and we expect those excess shipments to continue for the foreseeable future. On a pro forma basis, Phillips 66’s minimum throughput commitment under our Clifton Ridge transportation services agreement would have accounted for approximately 84% and 67% of the revenues generated by our Clifton Ridge pipeline system for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had that agreement been in effect during those periods.

Under this agreement, if Phillips 66 fails to transport its minimum throughput volume on our Clifton Ridge to Lake Charles refinery pipeline during any quarter, then Phillips 66 will pay us a deficiency payment equal to (1) the volume of the deficiency multiplied by the applicable tariff rate then in effect, plus (2) 0.1% of the volume of the deficiency multiplied by the average midpoint of the spot prices published by Platts Oilgram for LLS crude oil on each publication day during the applicable quarter (collectively, the “Quarterly Deficiency Payment”). The amount of any Quarterly Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes transported on our Clifton Ridge to Lake Charles refinery pipeline in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire. Upon the expiration or termination of our Clifton Ridge transportation services agreement, Phillips 66 will have the opportunity to apply any such remaining credit amounts until the completion of any such four-quarter period against any volumes shipped by Phillips 66 on the Clifton Ridge to Lake Charles refinery pipeline in excess of the minimum volume commitment that was in place during the term of the agreement.

In order to enable Phillips 66 to transport its minimum throughput commitment each quarter, we are obligated to maintain the stated minimum capacity of our Clifton Ridge to Lake Charles refinery pipeline. If the minimum capacity of the pipeline falls below the level of Phillips 66’s commitment at any time (other than outages caused by our planned maintenance) or if capacity on the pipeline is required to be allocated among shippers as a result of volume nominations exceeding available capacity on the pipline, then Phillips 66’s minimum throughput commitment will be proportionately reduced until such time that the available capacity on the pipeline is sufficient to permit Phillips 66 to transport the full volume of its minimum throughput commitment.

Beginning July 1, 2013, we may file with FERC or the Louisiana Public Service Commission, as applicable, to adjust our tariff rates annually at a rate equal to the percentage change in any inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the parties will negotiate in good faith any adjustment to the existing tariff rates. Under this agreement, each party has agreed not to commence or support any tariff filing, application, protest, complaint or other proceeding before FERC or any other applicable state regulatory agency for the purpose of requesting FERC or such other agency to accept or set tariff rates that would be inconsistent with the terms of the agreement, provided that Phillips 66 will continue to have the right to challenge any proposed changes in our base tariff rates to the extent the changes are inconsistent with FERC’s indexing methodology or other rate changing methodologies.

Under our Clifton Ridge transportation services agreement, if we agree to make any expenditures at Phillips 66’s request, Phillips 66 will reimburse us for, or we will have the right under certain circumstances to file for an increased tariff rate to recover, the actual amount we incur for such expenditures. In addition, if new laws or regulations that affect the services that we provide to Phillips 66 under this agreement are enacted or promulgated that require us to make substantial and unanticipated expenditures, Phillips 66 will reimburse us for, or we will have the right under certain circumstances to file for an increased tariff rate to recover Phillips 66’s proportionate share of, the costs of complying with these laws or regulations. Phillips 66 will also reimburse us for any taxes that we incur on Phillips 66’s behalf for services we provide to Phillips 66 under this agreement to the extent permitted by law.

Neither party may assign its rights or obligations under our Clifton Ridge transportation services agreement without the other party’s consent, except that, if Phillips 66 transfers the Lake Charles refinery to a third party, Phillips 66 may assign the agreement to the transferee if the transferee agrees to assume Phillips 66’s obligations under the agreement and is financially and operationally capable of fulfilling the transferring party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, Phillips 66 will not be required to consent to any assignment of the agreement to a party that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly controls a party engaged in such business) in the states of Louisiana or Texas.

Sweeny to Pasadena transportation services agreement

Under our Sweeny to Pasadena transportation services agreement, we will charge Phillips 66 for transporting diesel, gasoline products and other refined petroleum products on our two 60-mile Sweeny to Pasadena pipelines. Phillips 66 will pay us the applicable published per-barrel tariff rates, which are currently $0.3872 on both of the pipelines, for any volumes transported on these pipelines. In addition, Phillips 66 will pay us a monthly loss allowance fee, without regard to actual loss or gain, equal to 0.05% of (1) the total number of barrels of refined petroleum product injected into the pipelines for such month multiplied by (2) the average midpoint of the prices published by Argus Media Ltd. (“Argus”) on Colonial Pipeline for the applicable product on each publication day during such month.

Phillips 66 will be obligated to transport an aggregate average each quarter of at least 200,000 barrels per day on these pipelines. Phillips 66 historically has shipped volumes of diesel and gasoline products on these pipelines in excess of its minimum throughput commitment, and we expect those excess shipments to continue for the foreseeable future. On a pro forma basis, Phillips 66’s minimum throughput commitment under our Sweeny to Pasadena transportation services agreement would have accounted for approximately 92% and 154% of the revenues generated by our Sweeny to Pasadena pipelines for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had that agreement been in effect during those periods.

Under this agreement, if Phillips 66 fails to transport its minimum throughput volume on our Sweeny to Pasadena pipelines during any quarter, then Phillips 66 will pay us a deficiency payment equal to (1) the volume of the deficiency multiplied by the applicable tariff rate then in effect, plus (2) 0.05% of the volume of the deficiency multiplied by the average midpoint of the spot prices published by Argus for CBOB gasoline on

Colonial Pipeline on each publication day during the applicable quarter (collectively, the “Quarterly Deficiency Payment”). The amount of any Quarterly Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes transported on these pipelines in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire. Upon the expiration or termination of our Sweeny to Pasadena transportation services agreement, Phillips 66 will have the opportunity to apply any such remaining credit amounts until the completion of any such four-quarter period against any volumes shipped by Phillips 66 on these pipelines in excess of the minimum volume commitment that was in place during the term of the agreement.

In order to enable Phillips 66 to transport its minimum throughput commitment each quarter, we are obligated to maintain the stated minimum capacity of the pipelines. If the combined minimum capacity of the pipelines falls below the level of Phillips 66’s commitment at any time (other than outages caused by our planned maintenance) or if capacity on the pipelines is required to be allocated among shippers as a result of volume nominations exceeding available capacity on the pipelines, then Phillips 66’s minimum throughput commitment will be proportionately reduced until such time that the available capacity on the pipelines are sufficient to permit Phillips 66 to transport the full volume of its minimum throughput commitment.

Beginning July 1, 2013, we may file with FERC or the Texas Railroad Commission, as applicable, to adjust our tariff rates annually at a rate equal to the percentage change in any inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the parties will negotiate in good faith any adjustment to the existing tariff rates. Under this agreement, each party has agreed not to commence or support any tariff filing, application, protest, complaint or other proceeding before FERC or any other applicable state regulatory agency for the purpose of requesting FERC or such other agency to accept or set tariff rates that would be inconsistent with the terms of the agreement, provided that Phillips 66 will continue to have the right to challenge any proposed changes in our base tariff rates to the extent the changes are inconsistent with FERC’s indexing methodology or other rate changing methodologies.

Under our Sweeny to Pasadena transportation services agreement, if we agree to make any expenditures at Phillips 66’s request, Phillips 66 will reimburse us for, or we will have the right under certain circumstances to file for an increased tariff rate to recover, the actual amount we incur for such expenditures. In addition, if new laws or regulations that affect the services that we provide to Phillips 66 under this agreement are enacted or promulgated that require us to make substantial and unanticipated expenditures, Phillips 66 will reimburse us for, or we will have the right under certain circumstances to file for an increased tariff rate to recover Phillips 66’s proportionate share of, the costs of complying with these laws or regulations. Phillips 66 will also reimburse us for any taxes that we incur on Phillips 66’s behalf for services we provide to Phillips 66 under this agreement to the extent permitted by law.

Neither party may assign its rights or obligations under our Sweeny to Pasadena transportation services agreement without the other party’s consent, except that, if Phillips 66 transfers the Sweeny refinery to a third party, Phillips 66 may assign the agreement to the transferee if the transferee agrees to assume Phillips 66’s obligations under the agreement and is financially and operationally capable of fulfilling the transferring party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, Phillips 66 will not be required to consent to any assignment of the agreement to a party that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly controls a party engaged in such business) in the states of Louisiana or Texas.

Hartford Connector throughput and deficiency agreement

Under our amended and restated Hartford Connector throughput and deficiency agreement, we will charge Phillips 66 for transporting gasoline products, diesel, jet fuel and other refined petroleum products on our Wood River to Hartford pipeline and our Hartford to Explorer pipeline. Phillips 66 will be obligated to transport an aggregate average each quarter of at least 43,000 barrels per day of refined petroleum products on our Wood

River to Hartford pipeline and 16,000 barrels per day through our Hartford to Explorer pipeline. Phillips 66 will pay us the applicable published per-barrel tariff rates, which are currently $0.2866 on both of the pipelines, for any volumes transported on these pipelines. In addition, Phillips 66 will pay us a monthly loss allowance fee, without regard to actual loss or gain, equal to 0.1% of (1) the total number of barrels of refined petroleum products transported on our Wood River to Hartford pipeline for such month multiplied by (2) the average midpoint of the spot prices published by Argus for Group 3 for the applicable product on each publication day during such month. Phillips 66 will pay us each month for the value of any volume gains during transit, and we will pay Phillips 66 each month for the value of any volume losses during transit. Any such payments will be equal to the product of (1) the volume of any such gains or losses, as applicable, during such month multiplied by (2) the average midpoint of the spot prices published by Argus for Group 3 for the applicable product on each publication day during such month.

Phillips 66 will also pay us, at the beginning of each calendar month, a monthly capacity reservation fee in order to reserve 12,200 barrels of additional capacity per day on our Wood River to Hartford pipeline and 39,200 barrels per day of additional capacity on our Hartford to Explorer pipeline. This capacity reservation fee will be equal to (1) the total barrels of capacity reserved multiplied by the applicable tariff rate, multiplied by (2) the number of days in the applicable month. Under the agreement, we may offer interruptible transportation service on the pipelines to any third party, subject to Phillips 66’s minimum committed volumes and capacity reservation. In addition, Phillips 66 may, at any time upon 30 days’ notice, elect to convert all or any portion of its capacity reservation on either pipeline into firm transportation service with an equivalent minimum throughput commitment. Upon any such election, Phillips 66’s minimum volume commitment on the applicable pipeline will be increased accordingly on the first day of the quarter following the expiration of such 30-day period.

On a pro forma basis, Phillips 66’s minimum throughput commitments under our Hartford Connector throughput and deficiency agreement would have accounted for approximately 87% and 91% of the revenues generated by our Wood River to Hartford pipeline and our Hartford to Explorer pipeline for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had that agreement been in effect during those periods.

Under this agreement, if Phillips 66 fails to transport its minimum throughput volumes on our Wood River to Hartford pipeline and our Hartford to Explorer pipeline during any quarter, then Phillips 66 will pay us a deficiency payment for each deficiency equal to the volume of the deficiency on the applicable pipeline multiplied by the applicable tariff rate then in effect (the “Quarterly Deficiency Payment”). In addition, if Phillips 66 transports volumes in excess of 55,200 barrels per day on either our Wood River to Hartford pipeline or our Hartford to Explorer pipeline during any quarter, then Phillips 66 will accrue a credit for such excess equal to the amount of such excess volumes on such pipeline multiplied by the applicable tariff rate then in effect (the “Quarterly Transportation Credit”). The amount of any Quarterly Transportation Credit accrued by Phillips 66 may be applied to any Quarterly Deficiency Payment that is owed by Phillips 66 on either our Wood River to Hartford pipeline or our Hartford to Explorer pipeline during any of the next eight quarters, after which time any unused portion of the Quarterly Transportation Credit will expire.

If the amount of available capacity on our Wood River to Hartford pipeline or our Hartford to Explorer pipeline, as applicable, is insufficient to transport the full volume of Phillips 66’s applicable minimum throughput commitment on such pipeline for any reason (other than for planned maintenance on the pipeline), or if Phillips 66 is prevented from shipping the full volume of its applicable minimum throughput commitment on either pipeline because the capacity of the applicable pipeline is required to be allocated among shippers as a result of volume nominations exceeding available capacity on the pipeline, then Phillips 66’s applicable minimum throughput commitment will be proportionately reduced until such time that the available capacity on the pipeline is sufficient to permit Phillips 66 to transport the full volume of its applicable minimum throughput commitment.

Under our Hartford Connector throughput and deficiency agreement, each party’s obligations will be suspended immediately upon the occurrence of a force majeure event that prevents either party from performing its obligations under the agreement. If a force majeure event prevents any party from performing its obligations under the agreement for a period of more than 12 consecutive months, then either party may terminate the agreement at the end of that twelve-month period upon at least 30 days’ notice. Phillips 66’s applicable minimum throughput commitment and capacity reservation will also be proportionately reduced to the extent and for the duration of such force majeure event.

If WRB Refining LP restructures its supply, refining or sales operations at the Wood River Refinery that is supported by our assets in such a manner as to materially and adversely affect the economics of Phillips 66’s performance under the agreement, we and Phillips 66 will negotiate in good faith to reduce its obligations under the applicable agreement or substitute the affected assets with other assets that are not impacted by the restructuring.

Beginning July 1, 2013, we may file with FERC or the Illinois Commerce Commission, as applicable, to adjust our tariff rates annually at a rate equal to 40% of the percentage change in any inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the parties will negotiate in good faith any adjustment to the existing tariff rates. In addition, beginning January 1, 2014, we may file with FERC or the Illinois Commerce Commission, as applicable, to adjust our tariff rates annually at a rate equal to 60% of the positive percentage change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any annual period or periods, the PPI has decreased, we may subsequently increase the per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. Under this agreement, each party has agreed not to commence or support any tariff filing, application, protest, complaint or other proceeding before FERC or any other applicable state regulatory agency for the purpose of requesting FERC or such other agency to accept or set tariff rates that would be inconsistent with the terms of the agreement, provided that Phillips 66 will continue to have the right to challenge any proposed changes in our base tariff rates to the extent the changes are inconsistent with FERC’s indexing methodology or other rate changing methodologies.

Neither party may assign its rights or obligations under our amended and restated Hartford Connector throughput and deficiency agreement without the other party’s consent, except that, if WRB Refining LP transfers the Wood River refinery to a third party, Phillips 66 may assign the agreement to the transferee if the transferee agrees to assume Phillips 66’s obligations under the agreement and is financially and operationally capable of fulfilling the transferring parties obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, Phillips 66 will not be required to consent to any assignment of the agreement to a party that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly controls a party engaged in such business) in the states of Illinois or Missouri.

Terminal services agreements

Under our terminal services agreements, Phillips 66 is obligated to throughput or store minimum volumes of crude oil and refined petroleum products and pay us terminaling fees, as well as fees for providing related ancillary services (such as ethanol blending and additive injection) at our terminals.

The following sets forth additional information regarding each of our terminal services agreements:

Clifton Ridge terminal services agreement

Under our Clifton Ridge terminal services agreement, we will charge Phillips 66 for offloading ships and barges at our Clifton Ridge ship dock and Pecan Grove barge dock and for unloading trucks and storing crude oil at our Clifton Ridge terminal. Phillips 66 will pay us separate fees, ranging from $0.06 to $0.40 per barrel, for each of these services. Phillips 66 does not have any minimum volume commitment for truck unloading services under this agreement. On a pro forma basis, Phillips 66’s minimum volume commitments under our Clifton Ridge terminal services agreement would have accounted for approximately 97% and 91% of the revenues generated by our Clifton Ridge ship dock, Pecan Grove barge dock and Clifton Ridge terminal for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively, had that agreement been in effect during those periods.

Under this agreement, Phillips 66 will be obligated to offload at the Clifton Ridge ship dock and Pecan Grove barge dock a combined average each quarter of 150,000 barrels per day of crude oil. If Phillips 66 fails to offload its minimum volume commitment during any quarter, then Phillips 66 will pay us a deficiency payment equal to the volume of the deficiency multiplied by the applicable per-barrel dock services fee then in effect (the “Quarterly Dock Deficiency Payment”). The amount of any Quarterly Dock Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes offloaded in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire.

In addition, Phillips 66 has agreed to pay us a quarterly per-barrel fee for storing crude oil at our Clifton Ridge terminal (the “Terminaling Fee”). The Terminaling Fee will be for the exclusive use of the existing shell storage capacity of our Clifton Ridge terminal (currently 3.5 million barrels), including one complete rotation per month of inventory in storage, regardless of whether Phillips 66 fully utilizes all of its contracted capacity. Phillips 66 will pay a separate per-barrel fee (the “Activity Fee”) for any volumes throughput at the Clifton Ridge terminal in excess of 3.5 million barrels during any month. Under this agreement, Phillips 66 will be obligated to throughput an average each quarter of at least 190,000 barrels per day of crude oil for storage at our Clifton Ridge terminal. If Phillips 66 fails to deliver its minimum throughput volumes during any quarter, then Phillips 66 will pay us a deficiency payment equal to (1) the volume of the deficiency for such quarter less 10.5 million barrels (representing three months’ storage capacity) multiplied by (2) the Activity Fee (the “Quarterly Storage Deficiency Payment”). The amount of any Quarterly Storage Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes throughput in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire.

In order to enable Phillips 66 to offload its minimum volume commitment each quarter or deliver its minimum throughput volumes for storage each quarter, we are obligated to maintain the stated minimum capacity of the Clifton Ridge terminal and Pecan Grove terminal, as applicable. If the minimum capacity of the Clifton Ridge terminal and Pecan Grove terminal, as applicable, fall below the level of Phillips 66’s commitment at any time (other than outages caused by planned maintenance), Phillips 66’s commitments may, depending on the cause of the reduction in capacity, be reduced.

Upon the expiration or termination of our Clifton Ridge terminal services agreement, Phillips 66 will have the opportunity to apply any remaining credit amounts until the completion of any such four-quarter period against any volumes offloaded by Phillips 66 at the Clifton Ridge ship dock and Pecan Grove barge dock or any volumes delivered by Phillips 66 for storage at the Clifton Ridge terminal, as applicable, in each case in excess of the applicable minimum volume commitment that was in place during the term of the agreement.

Under our Clifton Ridge terminal services agreement, if Phillips 66 decides to totally or partially suspend refinery operations at its Lake Charles refinery for at least 12 consecutive months, we and Phillips 66 will negotiate in good faith to reduce the applicable minimum volume commitments affected by such suspension. If we are unable to reach an agreement, then after Phillips 66 has made a public announcement of such suspension, Phillips 66 may terminate this agreement by written notice to us, effective 12 months from receipt of such notice, unless Phillips 66 publicly announces its intent to resume operations at the Lake Charles refinery prior to the expiration of the 12-month notice period.

Beginning January 1, 2014, we may adjust our per-barrel fees annually on January 1 of each year by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any twelve-month period or periods, the PPI has decreased, we may subsequently increase the applicable per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. If we agree to make any expenditures at Phillips 66’s request, Phillips 66 will reimburse us for, or at our option and if the parties agree, any applicable fees will be increased or additional fees added, or an alternate mechanism will be adopted, to allows us to recover, the amounts paid for such expenditures over time. In addition, if new laws or regulations that affect the services that we provide to Phillips 66 under the Clifton Ridge terminal services agreement are enacted or promulgated that require us to make substantial and unanticipated expenditures, Phillips 66 will reimburse us for, or at our option and if the parties agree, relevant periodic or unit charges will be increased, or an alternate mechanism will be adopted to allow us to recover, such costs over time. Phillips 66 will also reimburse us for any taxes that we incur on Phillips 66’s behalf for services we provide to Phillips 66 under this agreement to the extent permitted by law.

Neither party may assign its rights or obligations under our Clifton Ridge terminal services agreement without the other party’s consent, except that, if Phillips 66 transfers the Lake Charles refinery to a third party, Phillips 66 may assign the agreement to the transferee if the transferee agrees to assume Phillips 66’s obligations under the agreement and is financially and operationally capable of fulfilling the transferring party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, Phillips 66 will not be required to consent to any assignment of the agreement to a party that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly controls a party engaged in such business) in the states of Louisiana or Texas.

Under our Clifton Ridge terminal services agreement, we may not enter into any agreement with any third party with respect to terminaling services at our Clifton Ridge terminal or the Pecan Grove terminal during the term of the agreement without first disclosing to Phillips 66 all material terms and conditions of such agreement and allowing Phillips 66 not less than 60 days in which to enter into an agreement with us on the same terms and conditions. Likewise, during the term of such agreement, Phillips 66 has agreed not to enter into any agreement with any third party with respect to terminaling services in connection with crude oil supply to its Lake Charles refinery prior to offering us an opportunity to provide such services.

Hartford and Pasadena terminal services agreement

Under our Hartford and Pasadena terminal services agreement, we will charge Phillips 66 for providing terminaling services at our Pasadena and Hartford terminals and at our Hartford barge dock. Phillips 66 will pay us separate fees, ranging from $0.05 to $4.20 per barrel, for each of these services.

Under this agreement, Phillips 66 will be obligated to deliver at our Pasadena terminal an average each quarter of 135,000 barrels per day of refined petroleum products, and we will provide pumpover services into third-party pipeline systems with respect to those volumes. If Phillips 66 fails to deliver its minimum volume commitment during any quarter, then Phillips 66 will pay us a deficiency payment equal to the volume of the deficiency multiplied by the per-barrel pumpover services fee then in effect (the “Quarterly Pumpover Deficiency Payment”). The amount of any Quarterly Pumpover Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes offloaded in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire.

Phillips 66 will also be obligated to deliver to the Pasadena and Hartford terminals a combined average each quarter of 55,000 barrels per day for delivery through truck racks. If Phillips 66 fails to deliver its minimum volume commitment during any quarter, then Phillips 66 will pay us a deficiency payment equal to the volume of the deficiency multiplied by the per-barrel base throughput fee then in effect (the “Quarterly Throughput Deficiency Payment”). The amount of any Quarterly Throughput Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes delivered through the truck racks at the Pasadena and Hartford terminals in excess of Phillips 66’s minimum volume commitment during any of the next four quarters, after which time any unused credits will expire.

Upon the expiration or termination of our Hartford and Pasadena terminal services agreement, Phillips 66 will have the opportunity to apply any remaining credit amounts until the completion of any such four-quarter period against any volumes delivered through the truck racks at the Pasadena and Hartford terminals, as applicable, in each case in excess of the applicable minimum volume commitment that was in place during the term of the agreement.

Phillips 66 will also be obligated to tender (1) for blending with gasoline at our Pasadena terminal truck rack, a minimum volume of ethanol equal to 10% of the volume of blended gasoline delivered through our Pasadena terminal truck rack, and (2) for blending with diesel fuel at the truck racks at our Pasadena and Hartford terminals, a minimum volume of biodiesel equal to 5% of the volume of blended diesel fuel delivered through the truck racks at the Pasadena and Hartford terminals. If Phillips 66 fails to tender these minimum volumes of ethanol or biodiesel for blending during any calendar quarter, then Phillips 66 will pay us a deficiency payment equal to the volume of the deficiency multiplied by the per-barrel fee of ethanol or biodiesel blended then in effect (the “Quarterly Blending Deficiency Payment”). The amount of any Quarterly Blending Deficiency Payment paid by Phillips 66 may be applied as a credit for any volumes of ethanol or biodiesel tendered for blending in excess of Phillips 66’s minimum volume commitments during any of the next four quarters, after which time any unused credits will expire.

On a pro forma basis, Phillips 66’s minimum volume commitments under our Pasadena and Hartford terminal services agreement would have accounted for approximately 59% of the revenues generated by our Pasadena and Hartford terminals and our Hartford barge dock for both the year ended December 31, 2012, and the three months ended March 31, 2013, had that agreement been in effect during those periods. Phillips 66 historically has delivered volumes of refined petroleum products at our Pasadena and Hartford terminals in excess of its minimum volume commitments, and we expect those excess deliveries to continue for the foreseeable future.

Under this agreement, Phillips 66 will also pay us a flat monthly fee for providing jet fuel handling services at our Pasadena and Hartford terminals. Phillips 66 will also pay us separate per-barrel fees for providing certain terminaling and storage services at our Hartford barge dock, including the movement of dyed diesel and other commodities across the dock. Phillips 66 is not obligated to deliver any minimum volumes for these services under this agreement.

Under our Hartford and Pasadena terminal services agreement, if Phillips 66 decides to totally or partially suspend operations at the Sweeny refinery or WRB Refining LP decides to suspend operations at the Wood River refinery for at least 12 consecutive months, the parties will negotiate in good faith to reduce the applicable minimum volume commitments affected by such suspension. If we are unable to reach an agreement, then after Phillips 66 or WRB Refining LP, as applicable, has made a public announcement of such suspension, Phillips 66 may terminate this agreement by written notice to us, effective 12 months from receipt of such notice, unless Phillips 66 or WRB Refining LP, as applicable, publicly announces its intent to resume operations at the Sweeney refinery or Wood River refinery, as applicable, prior to the expiration of the 12-month notice period.

Beginning on January 1, 2014, we may also increase all of our fees at our Pasadena and Hartford terminals annually on January 1 of each year by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any annual period or periods, the PPI has decreased, we may subsequently increase the applicable fee only to the extent that the percentage change in the PPI since the most recent previous increase in such fee is greater than the cumulative decreases in the PPI during the intervening periods. If we agree to make any expenditures at Phillips 66’s request, Phillips 66 will reimburse us for, or at our option and if the parties agree, any applicable fees will be increased or additional fees added, or an alternate mechanism will be adopted to allow us to recover, the amounts paid for such expenditures over time. In addition, if new laws or regulations that affect the services that we provide to Phillips 66 under the Hartford and Pasadena terminal services agreement are enacted or promulgated that require us to make substantial and unanticipated expenditures, Phillips 66 will reimburse us for, or at our option and if the parties agree, relevant periodic or unit charges will be increased, or an alternate mechanism will be adopted to allow us to recover, such costs over time. Phillips 66 will also reimburse us for any taxes that we incur on Phillips 66’s behalf for services we provide to Phillips 66 under this agreement to the extent permitted by law.

Neither party may assign its rights or obligations under our Hartford and Pasadena terminal services agreement without the other party’s consent, except that, if WRB Refining LP transfers the Wood River refinery to a third party, Phillips 66 may assign the agreement to the transferee if the transferee agrees to assume Phillips 66’s obligations under the agreement and is financially and operationally capable of fulfilling the transferring party’s obligations under the agreement. We may also collaterally assign this agreement solely to secure working capital financing. In addition, Phillips 66 will not be required to consent to any assignment of the agreement to a party that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly controls a party engaged in such business) in the states of Illinois, Louisiana, Missouri or Texas.

Under our Hartford and Pasadena terminal services agreement, we may not enter into any agreement with any third party with respect to terminaling services at our Pasadena and Hartford terminals during the term of the agreement without first disclosing to Phillips 66 all material terms and conditions of such agreement and allowing Phillips 66 not less than 60 days in which to enter into an agreement with us on the same terms and conditions. Likewise, during the term of such agreement, Phillips 66 has agreed not to enter into any agreement with any third party with respect to terminaling services in connection with refined petroleum product distribution from its Sweeny or its jointly owned Wood River refineries prior to offering us an opportunity to provide such services.

Under our Hartford and Pasadena terminal services agreement, if either party assigns its rights or obligations under the agreement as to a specific terminal, then (1) Phillips 66’s minimum throughput commitment for the remaining terminal shall be proportionally reduced and (2) the rights and obligations relating to such terminal shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigning party’s obligations relating to such terminal.

Other Agreements with Phillips 66 and Related Parties

In addition to the commercial agreements described above, we will also enter into the following agreements with Phillips 66 and related parties:

Hartford storage and stevedoring services agreement

In connection with this offering, we will enter into a storage and stevedoring services agreement with Phillips 66 under which we will provide Phillips 66 certain storage, stevedoring, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 will commit to provide us with minimum storage volumes of lubricant base stocks. Under this agreement, Phillips 66 will be obligated to pay us a $0.434 per-barrel fee per month for storing certain lubricant base stocks at our Hartford terminal. Phillips 66’s fees under this agreement will be for the use of the available shell capacity of a designated Hartford terminal tank (80,000 bbls for lubricant base stocks) regardless of whether Phillips 66 fully utilizes all of its contracted capacity. In addition, Phillips 66 will pay us a $0.217 per-barrel fee for providing stevedoring services, including unloading barges delivering lubricant base stocks to Phillips 66’s designated pipeline injection point at the Hartford terminal. Phillips 66 may also request us to perform certain sampling and testing services at the Hartford terminal at our laboratory services rates then in effect. Beginning on January 1, 2014, we may increase Phillips 66’s per-barrel fees annually by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any twelve-month period or periods, the PPI has decreased, we may subsequently increase the applicable per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. The term of this agreement will continue in effect until terminated by either party upon 90 days’ written notice.

Pecan Grove storage and stevedoring services agreement

In connection with this offering, we will enter into a storage and stevedoring services agreement with Phillips 66 under which we will provide Phillips 66 certain storage, stevedoring, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 will commit to provide us with minimum storage volumes of lubricant base stocks. Under this agreement, Phillips 66 will be obligated to pay us a $0.434 per-barrel fee per month for storing certain lubricant base stocks at our Pecan Grove terminal. Phillips 66’s fees under this agreement will be for the use of the available shell capacity of a designated Pecan Grove terminal tank (20,000 bbls for lubricant base stocks) regardless of whether Phillips 66 fully utilizes all of its contracted capacity. In addition, Phillips 66 will pay us a $0.217 per-barrel fee for providing stevedoring services, including unloading barges delivering lubricant base stocks to Phillips 66’s designated pipeline injection point at the Pecan Grove terminal. Phillips 66 may also request us to perform certain sampling and testing services at the Pecan Grove terminal at our laboratory services rates then in effect. Beginning on January 1, 2014, we may increase Phillips 66’s per-barrel fees annually by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any twelve-month period or periods, the PPI has decreased, we may subsequently increase the applicable per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. The term of this agreement will continue in effect until terminated by either party upon 90 days’ written notice.

Naphtha storage services agreements

In connection with this offering, we will enter into a storage services agreement with WRB Refining LP under which we will provide WRB Refining LP certain storage, sampling and testing services and such other services as we and WRB Refining LP may mutually agree upon from time to time, and WRB Refining LP will commit to provide us with minimum storage volumes of naphtha. Under this agreement, WRB Refining LP will be obligated to pay us a $0.434 per-barrel fee per month for storing naphtha at our Hartford terminal. WRB Refining LP’s fees under this agreement will be for the use of the available shell capacity of a designated Hartford terminal tank (40,000 bbls for naphtha) regardless of whether WRB Refining LP fully utilizes all of its contracted capacity. WRB Refining LP may also request us to perform certain sampling and testing services for naphtha at the Hartford terminal at our laboratory services rates then in effect. Beginning on January 1, 2014, we may increase WRB Refining LP’s per-barrel fees annually by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any twelve-month period or periods, the PPI has decreased, we may subsequently increase the applicable per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. The term of this agreement will continue in effect until terminated by either party upon 90 days’ written notice.

In connection with this offering, we will enter into a storage services agreement with Phillips 66 under which we will provide Phillips 66 certain storage, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 will commit to provide us with minimum storage volumes of naphtha. Under this agreement, Phillips 66 will be obligated to pay us a $0.434 per-barrel fee per month for storing naphtha at our Hartford terminal. Phillips 66’s fees under this agreement will be for the use of the available shell capacity of a designated Hartford terminal tank (40,000 bbls for naphtha) regardless of whether Phillips 66 fully utilizes all of its contracted capacity. Phillips 66 may also request us to perform certain sampling and testing services for naphtha at the Hartford terminal at our laboratory services rates then in effect. Beginning on January 1, 2014, we may increase Phillips 66’s per-barrel fees annually by a percentage equal to the greater of zero and the positive change in the PPI, as reported in October of each year with respect to the immediately preceding twelve-month period, provided that if, with respect to any twelve-month period or periods, the PPI has decreased, we may subsequently increase the applicable per-barrel fee only to the extent that the percentage change in the PPI since the most recent previous increase in such per-barrel fee is greater than the cumulative decreases in the PPI during the intervening periods. The term of this agreement will continue in effect until terminated by either party upon 90 days’ written notice.

Omnibus agreement.    In connection with this offering, we will enter into an omnibus agreement with Phillips 66 that will address our reimbursement of Phillips 66 for providing certain services in support of our assets, certain indemnification matters and our right of first offer with respect to Phillips 66’s one-third equity interest in each of Sand Hills and Southern Hills. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Operational services agreement.    In connection with this offering, we will enter into an operational services agreement with Phillips 66 under which we will reimburse Phillips 66 for the provision of certain operational services to us in support of our pipelines, terminaling and storage facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Phillips 66 may mutually agree upon from time to time. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Operational Services Agreement.”

Our Relationship with Phillips 66

One of our principal strengths is our relationship with Phillips 66. Phillips 66 is a growing energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. Phillips 66 is one of the largest independent petroleum refiners in the United States and globally, with a net crude oil processing capacity of 2.2 million barrels per day as of January 1, 2013. Phillips 66 owns or has an interest in 11 refineries in the United States, all of which it operates, and four refineries in Europe and Asia, two of which it operates.

Phillips 66 also has extensive transportation and midstream operations that transport and store crude oil; transport, store and distribute refined petroleum products; transport natural gas; and transport, store, fractionate and market NGL. For more information related to Phillips 66’s operations, please read “—Phillips 66’s Operations.” A significant portion of Phillips 66’s midstream business is comprised of its 50% equity interest in DCP Midstream, LLC, a leader in the midstream segment as one of the largest natural gas gatherers and processors, the largest NGL producer and one of the largest marketers of natural gas and natural gas by-products in the United States. DCP Midstream’s operations and activities are managed separately from those of Phillips 66, and Phillips 66 owns assets and engages in businesses that compete directly or indirectly with DCP Midstream. Phillips 66 has stated that it intends to grow its transportation and midstream businesses and to use us as a primary vehicle for achieving that growth. In addition, Phillips 66 expects DCP Midstream to identify and seek its own growth opportunities, and anticipates that DCP Midstream will self-fund such growth opportunities. Although we do not expect to compete directly with DCP Midstream for acquisition and growth opportunities, there are no restrictions on DCP Midstream’s ability to compete with us and it could do so in the future. Please read “Conflicts of Interest and Duties—Conflicts of Interest” for additional information regarding Phillips 66’s relationship with DCP Midstream.

Following the closing of this offering, Phillips 66 will retain a significant interest in us through its ownership of our general partner, a 75.1% limited partner interest in us (or 71.7% if the underwriters’ option to purchase additional common units is exercised in full) and all of our incentive distribution rights. We believe Phillips 66 will promote and support the successful execution of our business strategies given its significant ownership in us following this offering, the importance of our initial assets to Phillips 66’s refining and marketing operations and its stated intention to use us as a primary vehicle to grow its transportation and midstream businesses. As a result, we believe Phillips 66 is likely to offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. However, Phillips 66 is under no obligation to offer to sell us additional assets (including our right of first offer assets, unless and until it otherwise intends to dispose of those assets), and we are under no obligation to buy any additional assets from Phillips 66 or participate in such opportunities.

In addition to the commercial agreements we will enter into with Phillips 66 upon the closing of this offering, we will enter into an omnibus agreement with Phillips 66 under which Phillips 66 will grant us our right of first offer to acquire its one-third equity interest in each of Sand Hills and Southern Hills. The consideration to be paid by us for those interests, as well as the consummation and timing of any acquisition by us of those interests, would depend upon, among other things, the timing of Phillips 66’s decision to sell those interests and our ability to successfully negotiate a price and other purchase terms for those interests. Please read “Risk Factors—Risks Related to Our Business—If we are unable to make acquisitions on economically acceptable terms from Phillips 66 or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.” The omnibus agreement will also address our reimbursement of Phillips 66 for certain corporate services and Phillips 66’s indemnification of us for certain matters, including environmental, title and tax matters. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

While our relationship with Phillips 66 and its affiliates is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties” for a discussion of these potential conflicts and the risks that they present to our limited partners.

Our Asset Portfolio

The following sections describe in more detail our initial assets and the related services that we provide.

Clifton Ridge crude system

Our Clifton Ridge crude system is strategically positioned to support diverse and flexible crude oil supply options for Phillips 66’s Lake Charles refinery in Westlake, Louisiana. For the year ended December 31, 2012, and the three months ended March 31, 2013, approximately 90% and 93%, respectively, of the total crude oil supplied to the Lake Charles refinery was transported through our Clifton Ridge crude system. The following map shows the locations of the assets comprising our Clifton Ridge crude system:

Our Clifton Ridge crude system is comprised of the following pipelines and terminals:

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Clifton Ridge terminal.    Our Clifton Ridge terminal is located on the Calcasieu River approximately ten miles from the Lake Charles refinery. The facility consists of a single-berth ship dock with an average ship delivery of 512,000 barrels at a flow rate of 48,000 barrels per hour, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility. The Clifton Ridge terminal receives crude oil delivered to the terminal primarily by barge and tanker, as well as by truck, stores crude oil in its storage tanks and delivers crude oil to the Lake Charles refinery through our Clifton Ridge to Lake Charles refinery pipeline.

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Pecan Grove terminal.    Our Pecan Grove terminal is located on the Calcasieu River adjacent to our Clifton Ridge terminal and approximately ten miles from the Lake Charles refinery. The facility consists of a single-berth barge dock with an average barge delivery of 33,000 barrels at a flow rate of 3,500 to 6,000 barrels per hour and three above-ground storage tanks with 142,000 barrels of total storage capacity. The Pecan Grove terminal receives crude oil and lubricant base stocks delivered to the terminal by barge and delivers crude oil to the Lake Charles refinery through our Clifton Ridge terminal and delivers lubricant base stocks to Phillips 66’s lubricant blending facility located adjacent to the terminal.

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Clifton Ridge to Lake Charles refinery pipeline.    Our Clifton Ridge to Lake Charles refinery crude oil pipeline consists of approximately 10 miles of 20-inch pipeline that delivers crude oil from the Clifton

Ridge terminal to the Lake Charles refinery. The pipeline was constructed in 1954, with 2.4 miles of the pipeline replaced in 1980, and has a total capacity of 300,000 barrels per day.

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Pecan Grove to Clifton Ridge pipeline.    Our Pecan Grove to Clifton Ridge crude oil pipeline consists of approximately 0.6 miles of 12-inch pipeline that delivers crude oil bi-directionally between the Pecan Grove terminal and the Clifton Ridge terminal. The pipeline was reconstructed in 1983 and has a total capacity of 84,000 barrels per day.

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Shell to Clifton Ridge pipeline.    Our Shell to Clifton Ridge crude oil pipeline consists of approximately 0.6 miles of 20-inch pipeline that delivers crude oil from the Shell Houma to Houston 22-inch crude oil pipeline to the Clifton Ridge terminal. Crude oil volumes are received from the Shell Houma to Houston pipeline at the Clifton Ridge terminal and are delivered to the Lake Charles refinery through our Clifton Ridge to Lake Charles refinery pipeline. The Shell to Clifton Ridge crude oil pipeline was constructed in 1982 and has a total capacity of 312,000 barrels per day.

Sweeny to Pasadena products system

Our Sweeny to Pasadena products system is strategically positioned to transport refined petroleum products from Phillips 66’s Sweeny refinery in Old Ocean, Texas to major third-party interstate pipeline systems, including the Explorer and Colonial refined petroleum product pipeline systems, for delivery to various marketing outlets. The Explorer and Colonial pipeline systems are two major interstate pipeline systems that transport refined petroleum products from the Gulf Coast to marketing terminals throughout the midwestern, southeastern and northeastern regions of the United States. For both the year ended December 31, 2012, and the three months ended March 31, 2013, 100% of the diesel and gasoline produced at the Sweeny refinery was distributed through our Sweeny to Pasadena products system. The following map shows the locations of the assets comprising our Sweeny to Pasadena products system:

Our Sweeny to Pasadena products system is comprised of the following pipelines and terminal:

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Sweeny to Pasadena pipelines.    Our Sweeny to Pasadena pipelines consist of approximately 60 miles of 12-inch pipeline that delivers gasoline and approximately 60 miles of 18-inch pipeline that delivers diesel from the Sweeny refinery to our Pasadena terminal in Pasadena, Texas, as well as a pump station located at the Sweeny refinery. The 12-inch pipeline was originally constructed in 1956 and reconstructed in 1979 and has a total capacity of 156,000 barrels per day. The 18-inch pipeline was constructed in 1979 and has a total capacity of 168,000 barrels per day. Pumping restrictions currently limit the capacity of the 12-inch pipeline and the 18-inch pipeline to 125,000 barrels per day and 138,000 barrels per day, respectively. These pipelines are the primary distribution outlets for diesel and gasoline from the Sweeny refinery.

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Pasadena terminal.    Our Pasadena terminal is located in Pasadena, Texas, and consists of a five-bay truck rack with 65,000 barrels per day of active terminaling capacity, 22 above-ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit. The terminal delivers refined petroleum products, including distillate and gasoline, to third-party pipeline systems, including the Explorer, Colonial, Enterprise, Chevron, Magellan Midstream and Kinder Morgan refined petroleum product pipeline systems and local terminals.

Hartford Connector products system

Our Hartford Connector products system is strategically positioned to transport refined petroleum products that are produced at Phillips 66’s jointly owned Wood River refinery in Roxana, Illinois to major third-party interstate pipeline systems, including the Explorer refined petroleum product pipeline system, for delivery to various marketing outlets. We also receive refined petroleum products into our Hartford Connector products system for delivery to marketing outlets through third-party pipeline systems. For the year ended December 31, 2012, and the three months ended March 31, 2013, approximately 17% and 13%, respectively, of the diesel and gasoline produced by the Wood River refinery was distributed through our Hartford Connector products system. The following map shows the locations of the assets comprising our Hartford Connector products system:

Our Hartford Connector products system is comprised of the following pipelines and terminal:

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Wood River to Hartford pipeline.    Our Wood River to Hartford pipeline consists of approximately three miles of 12-inch pipeline that delivers diesel and gasoline produced at the Wood River refinery to our Hartford terminal. The 12-inch pipeline was constructed in 2006 and has a total capacity of 80,000 barrels per day.

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Hartford terminal.    Our Hartford terminal is located in Hartford, Illinois approximately three miles from the Wood River refinery. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity and 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford terminal delivers diesel, jet fuel and naphtha to the Explorer refined petroleum product pipeline system through a direct connection to that pipeline system and through our Hartford to Explorer pipeline and delivers diesel fuel to and receives lubricant base stocks from our Hartford barge dock through interconnecting pipelines.

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Hartford to Explorer pipeline.    Our Hartford to Explorer pipeline consists of approximately one mile of 24-inch pipeline that delivers refined petroleum products from the Hartford terminal to the Explorer refined petroleum product pipeline system. The pipeline was constructed in 2005 and has a total capacity of 430,000 barrels per day.

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Hartford barge dock.    Our Hartford barge dock is located on the Mississippi River approximately one mile from our Hartford terminal. Our Hartford barge dock consists of a single-berth barge loading facility with an average barge loading of 13,000 barrels at an average flow rate of 3,000 barrels per hour, approximately 0.8 miles of eight-inch pipeline that transports lubricant base stocks and diesel and approximately 0.8 miles of 14-inch pipeline that delivers diesel and naphtha from our Hartford terminal to the Hartford barge dock for delivery to third-party vessels. The Hartford barge dock serves local demand and was constructed in the 1960s.

Our right of first offer assets

NGL Industry.    The NGL industry consists generally of the gathering and processing, fractionating, transporting, storing and marketing of NGL, which are utilized as a feedstock in the petrochemical and oil refining industries or directly as a heating, engine or industrial fuel. NGL are produced domestically in the United States from two sources — gas processing plants and crude oil refineries. Mixed NGL are typically transported by NGL pipelines and, to a lesser extent, railcar and truck, from domestic gas processing plants and crude oil refineries to fractionation facilities. After NGL are fractionated, the fractionated products are transported to either market centers or to storage facilities where they are stored for customers who are unable or do not wish to take immediate delivery. Because of the higher market prices of crude oil and NGL relative to natural gas, producer drilling activity is especially robust in shale plays with crude oil and NGL-rich natural gas production. According to the Annual Energy Outlook released in 2012 by the Energy Information Administration, domestic NGL production is projected to increase by more than 900,000 barrels per day to 3 million barrels per day in 2035. Additional pipeline and fractionation capacity is needed to accommodate this growing NGL supply and demand.

Right of first offer assets.    In addition to the initial assets that Phillips 66 will contribute to us in connection with this offering, Phillips 66 has granted us a right of first offer to acquire all of or a portion of its one-third equity interest in each of Sand Hills and Southern Hills to the extent Phillips 66 decides to sell any interest in either of them during the five-year period following the closing of this offering.

The following map shows our initial right of first offer assets:

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Sand Hills Pipeline.    Sand Hills has placed into service a major 720-mile NGL pipeline that provides new NGL transportation from the Permian Basin and the Eagle Ford shale area to premium NGL markets on the Gulf Coast. The Sand Hills NGL pipeline provides interconnects with strategically located third-party NGL infrastructure in the Permian Basin and Eagle Ford shale area and, at the Gulf Coast, the pipeline provides interconnectivity with multiple planned and existing fractionation and storage facilities in and around Mont Belvieu, Texas. The Sand Hills NGL pipeline is expected to ramp up to a total capacity of more than 200,000 barrels per day after completion of initial pump stations, with possible expansion to 350,000 barrels per day with the installation of additional pump stations.

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Southern Hills Pipeline.    Southern Hills has placed into NGL service a converted refined petroleum product pipeline that extends more than 800 miles from the Midcontinent region through northern Oklahoma to Mont Belvieu, Texas. Southern Hills is also adding additional capacity on certain portions of the pipeline terminating in Mont Belvieu and various receipt points in the Midcontinent region and associated gathering infrastructure. The Southern Hills NGL pipeline is expected to ramp up to a total capacity of 175,000 barrels per day after completion of planned pump stations.

Sand Hills and Southern Hills NGL pipelines interconnect with strategically-located NGL infrastructure, and move product to Mont Belvieu, Texas. We believe these pipelines provide needed takeaway capacity for transportation of NGL from established shale basins, improve the reliability of the existing NGL pipeline network in the Midcontinent and Gulf Coast regions of the United States and enhance the distribution of NGL products to meet the increasing demand for NGL from the petrochemical industry and export markets. We also expect additional opportunities for NGL infrastructure development to arise to meet the growing demand for and increasing supply of NGL.

Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” for more information on our right of first offer.

Potential expansion opportunities with our initial assets

We will work with Phillips 66 to identify opportunities to expand services at our facilities. Current expansion opportunities being discussed include the following:

•	construction of a new storage tank at our Hartford terminal to support additional deliveries of refined petroleum products from the Wood River refinery;

•	the installation of additional pumps and tanks to support higher blending of biodiesel at our Pasadena and Hartford terminals;

•	increasing the capacity of our Hartford terminal’s barge dock; and

•	modifying our Clifton Ridge terminal’s ship dock to facilitate access for barges and Jones Act vessels.

We currently have not budgeted any expansion capital expenditures associated with these opportunities, and they are subject to various approvals and contingencies. We expect to retain the net proceeds of this offering to use for general partnership purposes, including to fund potential future acquisitions from Phillips 66 and third parties and potential future expansion capital expenditures. To the extent we choose to pursue any of these potential expansion opportunities and do not fund them with proceeds from this offering, we expect to fund them primarily from external sources, including borrowings under our $250 million revolving credit facility and future issuances of equity and debt securities.

Phillips 66’s Operations

Phillips 66 is a growing energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. For the year ended December 31, 2012, Phillips 66 had consolidated sales and other operating revenue of $179.5 billion.

Phillips 66’s refining operations

Phillips 66 purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia. As of January 1, 2013, Phillips 66 had a net crude oil processing capacity of 2.2 million barrels per day, broken down by geographic region as follows:

•	Atlantic Basin/Europe: 588,000 barrels per day;

•	Gulf Coast: 733,000 barrels per day;

•	Central Corridor: 475,000 barrels per day; and

•	Western/Pacific: 440,000 barrels per day.

Phillips 66 is one of the largest independent petroleum refiners in the United States and owns or has an interest in, and operates, 11 domestic refineries in the United States. Phillips 66’s refineries in the United States, including the various transportation assets that it owns or leases, are located in all five U.S. Petroleum Administration for Defense Districts, or PADDs.

The following table sets forth, as of January 1, 2013, the crude oil refining capacity of Phillips 66’s domestic refineries, with the three refineries supported by our initial assets identified in bold:

Phillips 66 Region/Refinery	Location	Net crude throughput capacity (MBD)	Refined petroleum product capacity (MBD)(1)
			Gasoline	Distillate
Atlantic Basin
Bayway refinery	Linden, New Jersey	238	145	115

Gulf Coast
Lake Charles refinery(2)	Westlake, Louisiana	239	90	115
Sweeny refinery(2)	Old Ocean, Texas	247	125	120
Alliance refinery	Belle Chase, Louisiana	247	125	120

Central Corridor
Wood River refinery(2)(3)	Roxana, Illinois	154	75	55
Borger refinery(3)	Borger, Texas	72	50	25
Ponca City refinery	Ponca City, Oklahoma	190	105	80
Billings refinery	Billings, Montana	59	35	25

Western/Pacific
Ferndale refinery	Ferndale, Washington	101	55	30
Los Angeles refinery	Carson/Wilmington, California	139	80	65
San Francisco refinery	Arroyo Grande/San Francisco, California	120	55	60

Total		1,806

(1)	Refined product capacities are maximum rates for each refined product category, independent of each other. They are not additive when calculating the refined product yield capability for each refinery.
(2)	Refinery associated with our initial assets.
(3)	The Wood River and Borger refineries are owned by WRB Refining LP, a joint venture between Phillips 66 and Cenovus Energy Inc. Phillips 66 operates both of these refineries.

The Phillips 66 refineries that our initial assets support include the following:

Lake Charles refinery.    Phillips 66’s Lake Charles refinery is located in Westlake, Louisiana. Its facilities include fluid catalytic cracker, hydrocracker, delayed coker and hydrodesulfurization units. The refinery is configured to process sweet, medium and heavy sour and high TAN crude oil and produces a high percentage of transportation fuels, such as gasoline, off-road diesel and jet fuel, as well as home heating oil. The majority of its refined petroleum products are distributed by truck, railcar, barge or major common carrier pipelines to customers in the southeastern and eastern United States.

Sweeny refinery.    Phillips 66’s Sweeny refinery is located in Old Ocean, Texas, approximately 65 miles southwest of Houston. Its facilities include fluid catalytic cracking, delayed coking, alkylation, a continuous regeneration reformer and hydrodesulfurization units. The refinery is configured to process sweet, heavy sour and high TAN crude oil and produces a high percentage of transportation fuels, such as gasoline, diesel and jet fuel. Other products include petrochemical feedstocks and home heating oil. Refined petroleum products are distributed throughout the Midwest and southeastern United States by pipeline, barge and railcar.

Wood River refinery.    The Wood River refinery is located in Roxana, Illinois at the convergence of the Mississippi and Missouri rivers. Phillips 66 has a 49.6% ownership interest in WRB Refining LP, a joint venture with Cenovus Energy Inc. that owns the refinery, and Phillips 66 operates the refinery on behalf of the joint venture. Its facilities include three distilling units and two fluid catalytic cracking units. The refinery is configured to process sweet, heavy sour and high TAN crude oil and produces a high percentage of transportation fuels, such as gasoline, diesel and jet fuel, as well as petrochemical feedstocks, asphalt and coke. Refined petroleum products are distributed throughout the Midwest by pipeline, rail, barge and truck.

Phillips 66’s transportation and midstream operations

Phillips 66 also has extensive transportation and midstream operations that transport and store crude oil; transport, store and distribute refined petroleum products; transport natural gas; and transport, store, fractionate and market NGL. A significant portion of Phillips 66’s midstream business is comprised of Phillips 66’s 50% equity interest in DCP Midstream, LLC. In addition, Phillips 66 owns a one-third equity interest in each of Sand Hills and Southern Hills, two Phillips 66 joint ventures with DCP Midstream and Spectra Energy Corp that have recently placed into service two significant NGL pipeline infrastructure projects. The following map depicts the transportation and midstream assets that Phillips 66 will continue to own following the completion of this offering, other than the Sand Hills and Southern Hills pipelines and the transportation and midstream assets owned by DCP Midstream.

Following this offering, in addition to its ownership interest in us, its 50% equity interest in DCP Midstream, LLC and its one-third equity interest in each of Sand Hills and Southern Hills, Phillips 66 will continue to own interests in or lease a substantial portfolio of transportation and midstream assets, including:

•	over 2,600 miles of crude oil pipelines with an aggregate combined capacity of approximately 0.8 million barrels per day;

•	over 5,800 miles of refined petroleum product pipelines with an aggregate combined capacity of approximately 1.3 million barrels per day;

•	over 2,550 miles of NGL pipelines with an aggregate combined capacity of approximately 220,000 barrels per day;

•	approximately 100 miles of liquefied petroleum gas pipelines with an aggregate combined capacity of approximately 98,000 barrels per day;

•	37 finished product terminals with transport loading racks;

•	five liquefied petroleum gas terminals with transport loading racks;

•	9 crude oil terminals;

•	one petroleum coke exporting facility;

•	interests in three NGL fractionation plants;

•	approximately 8,500 owned and leased rail cars, with approximately 2,000 additional rail cars expected to be delivered to Phillips 66 throughout 2013 and early 2014; and

•	a 25% equity interest in Rockies Express Pipeline LLC, a 1,679 mile natural gas pipeline with an aggregate capacity of approximately 1.8 billion cubic feet per day.

Phillips 66’s domestic marketing and specialty operations

Phillips 66 markets gasoline, diesel and aviation fuel through approximately 8,500 marketer owned or supplied outlets in 49 states, the majority of which utilize the Phillips 66®, Conoco® or 76® brands. Phillips 66’s wholesale operations utilize a network of marketers operating approximately 7,100 outlets that provide refined petroleum product offtake from its refineries. Phillips 66 also holds brand-licensing agreements with approximately 500 sites. Phillips 66’s refined petroleum products are marketed on both a branded and unbranded basis. Additionally, Phillips 66 sells aviation gasoline and jet fuel through dealers and independent marketers at approximately 900 Phillips 66®-branded locations in the United States and manufactures and sells automotive, commercial and industrial lubricants which are marketed under the Phillips 66®, Conoco®, 76® and Kendall® brands, as well as other private labels. Phillips 66 also manufactures and markets specialty products, including petroleum cokes, waxes, solvents, polypropylene and pipeline flow improvers, which are sold to commercial, industrial and wholesale buyers.

Phillips 66’s chemical operations

Phillips 66 conducts its chemical business through a 50% equity interest in CPChem, a joint venture with Chevron U.S.A. Inc., a wholly owned subsidiary of Chevron Corporation. CPChem manufactures and markets petrochemicals and plastics on a worldwide basis. CPChem is one of the world’s top producers of olefins and polyolefins and a leading supplier of aromatics and styrenics. CPChem has a number of large petrochemical facilities in the Gulf Coast region, and has significant international operations through its investment in feedstock-advantaged areas in the Middle East, with access to large, growing markets for its products in areas such as Asia.

Competition

As a result of our contractual relationship with Phillips 66 under our commercial agreements and our direct connections to three of Phillips 66’s refineries, we believe that our crude oil and refined petroleum product pipelines, terminals and storage facilities will not face significant competition from other pipelines, terminals and storage facilities for Phillips 66’s crude oil or refined petroleum products transportation requirements to and from the refineries we support. Please read “—Our Commercial Agreements with Phillips 66.”

If Phillips 66’s customers reduced their purchases of refined petroleum products from Phillips 66 due to the increased availability of less expensive products from other suppliers or for other reasons, Phillips 66 may only ship the minimum volumes through our pipelines (or pay the shortfall payment if it does not ship the minimum volumes), which would cause a decrease in our revenue. Phillips 66 competes with integrated petroleum companies, which have their own crude oil supplies and distribution and marketing systems, as well as with independent refiners, many of which also have their own distribution and marketing systems. Phillips 66 also competes with other suppliers that purchase refined petroleum products for resale. Competition in any particular geographic area is affected significantly by the volume of products produced by refineries in that area and by the availability of products and the cost of transportation to that area from distant refineries.

Seasonality

The crude oil and refined petroleum products transported in our pipelines and stored in our terminals and storage assets are directly affected by the level of supply and demand for crude oil and refined petroleum products in the markets served directly or indirectly by our assets. However, many effects of seasonality on our revenue will be substantially mitigated through the use of our fee-based commercial agreements with Phillips 66 that include minimum volume commitments.

Insurance

Our assets may experience physical damage as a result of an accident or natural disaster. These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. We will be insured under certain of Phillips 66’s corporate insurance policies and be subject to the shared deductibles and limits under those policies. We will also carry insurance policies separate from Phillips 66 for certain property damage, business interruption and third-party liabilities, which includes pollution liabilities, at varying levels of deductibles and limits that we believe are reasonable and prudent under the circumstances to cover our operations and assets. As we continue to grow, we will continue to evaluate our policy limits and deductibles as they relate to the overall cost and scope of our insurance program.

Pipeline Control Operations

Our pipeline systems are operated from a central control room located in Bartlesville, Oklahoma. The control center operates with a SCADA system equipped with computer systems designed to continuously monitor operational data. Monitored data includes pressures, temperatures, gravities, flow rates and alarm conditions. The control center operates remote pumps, motors, and valves associated with the receipt and delivery of crude oil and products, and provides for the remote-controlled shutdown of pump stations on the pipeline system. A fully functional back-up operations center is also maintained and routinely operated throughout the year to ensure safe and reliable operations.

Rate and Other Regulation

Our common carrier pipeline systems are subject to regulation by various federal, state and local agencies. FERC regulates interstate transportation on our common carrier pipeline systems under the ICA, EPAct 1992 and the rules and regulations promulgated under those laws. FERC regulations require that rates for interstate service pipelines that transport crude oil and refined petroleum products (collectively referred to as “petroleum pipelines”) and certain other liquids, be just and reasonable and must not be unduly discriminatory or confer any undue preference upon any shipper. FERC regulations also require interstate common carrier petroleum pipelines to file with FERC and publicly post tariffs stating their interstate transportation rates and terms and conditions of service. Under the ICA, FERC or interested persons may challenge existing or changed rates or services. FERC is authorized to investigate such charges and may suspend the effectiveness of a new rate for up to seven months. A successful rate challenge could result in a common carrier paying refunds together with interest for the period that the rate was in effect. FERC may also order a pipeline to change its rates, and may require a common carrier to pay shippers reparations for damages sustained for a period up to two years prior to the filing of a complaint.

EPAct 1992 deemed certain interstate petroleum pipeline rates then in effect to be just and reasonable under the ICA. These rates are commonly referred to as “grandfathered rates.” Our rates in effect at the time of the passage of EPAct 1992 for interstate transportation service were deemed just and reasonable and therefore are grandfathered. New rates have since been established after EPAct 1992 for certain pipeline systems. FERC may change grandfathered rates upon complaint only after it is shown that:

•	a substantial change has occurred since enactment in either the economic circumstances or the nature of the services that were a basis for the rate;

•	the complainant was contractually barred from challenging the rate prior to enactment of EPAct 1992 and filed the complaint within 30 days of the expiration of the contractual bar; or

•	a provision of the tariff is unduly discriminatory or preferential.

EPAct 1992 required FERC to establish a simplified and generally applicable methodology to adjust tariff rates for inflation for interstate petroleum pipelines. As a result, FERC adopted an indexing rate methodology which, as currently in effect, allows common carriers to change their rates within prescribed ceiling levels that are tied to changes in the PPI. FERC’s indexing methodology is subject to review every five years. During the five-year period commencing July 1, 2011 and ending June 30, 2016, common carriers charging indexed rates are permitted to adjust their indexed ceilings annually by PPI plus 2.65%. The indexing methodology is applicable to existing rates, including grandfathered rates, with the exclusion of market-based rates. A pipeline is not required to raise its rates up to the index ceiling, but it is permitted to do so and rate increases made under the index are presumed to be just and reasonable unless a protesting party can demonstrate that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. Under the indexing rate methodology, in any year in which the index is negative, pipelines must file to lower their rates if those rates would otherwise be above the rate ceiling.

While common carriers often use the indexing methodology to change their rates, common carriers may elect to support proposed rates by using other methodologies such as cost-of-service ratemaking, market-based rates, and settlement rates. A pipeline can follow a cost-of-service approach when seeking to increase its rates above the rate ceiling (or when seeking to avoid lowering rates to the reduced rate ceiling). A common carrier can charge market-based rates if it establishes that it lacks significant market power in the affected markets. In addition, a common carrier can establish rates under settlement if agreed upon by all current shippers. We have used indexed rates and settlement rates for our different pipeline systems. If we used cost-of-service rate making to establish or support our rates, the issue of the proper allowance for federal and state income taxes could arise. In 2005, FERC issued a policy statement stating that it would permit common carriers, among others, to include an income tax allowance in cost-of-service rates to reflect actual or potential tax liability attributable to a regulated entity’s operating income, regardless of the form of ownership. Under FERC’s policy, a tax pass-through entity seeking such an income tax allowance must establish that its partners or members have an actual or potential income tax liability on the regulated entity’s income. Whether a pipeline’s owners have such actual or potential income tax liability is subject to review by FERC on a case-by-case basis. Although this policy is generally favorable for common carriers that are organized as pass-through entities, it still entails rate risk due to the FERC’s case-by-case review approach. The application of this policy, as well as any decision by FERC regarding our cost of service, may also be subject to review in the courts.

Intrastate services provided by certain of our pipeline systems are subject to regulation by state regulatory authorities, such as the Illinois Commerce Commission, which regulates our Hartford Connector products system, the Texas Railroad Commission, which regulates our Sweeny to Pasadena products system and the Louisiana Public Service Commission, which regulates our Clifton Ridge crude system. These state commissions use a complaint-based system of regulation, both as to matters involving rates and priority of access. State regulatory commissions could limit our ability to increase our rates or to set rates based on our costs or order us to reduce our rates and require the payment of refunds to shippers.

FERC and state regulatory commissions generally have not investigated rates, unless the rates are the subject of a protest or a complaint. Phillips 66 has agreed not to contest our tariff rates for the term of our new transportation services agreements. However, FERC or a state commission could investigate our rates on its own initiative or at the urging of a third party.

If our rate levels were investigated by FERC or a state commission, the inquiry could result in a comparison of our rates to those charged by others or to an investigation of our costs, including:

•	the overall cost of service, including operating costs and overhead;

•	the allocation of overhead and other administrative and general expenses to the regulated entity;

•	the appropriate capital structure to be utilized in calculating rates;

•	the appropriate rate of return on equity and interest rates on debt;

•	the rate base, including the proper starting rate base;

•	the throughput underlying the rate; and

•	the proper allowance for federal and state income taxes.

Pipeline safety

Our assets are subject to increasingly strict safety laws and regulations. The transportation and storage of crude oil and refined petroleum products involve a risk that hazardous liquids may be released into the environment, potentially causing harm to the public or the environment. In turn, such incidents may result in substantial expenditures for response actions, significant government penalties, liability to government agencies for natural resources damages, and significant business interruption. The DOT has adopted safety regulations with respect to the design, construction, operation, maintenance, inspection and management of our assets. These regulations contain requirements for the development and implementation of pipeline integrity management programs, which include the inspection and testing of pipelines and necessary maintenance or repairs. These regulations also require that pipeline operation and maintenance personnel meet certain qualifications and that pipeline operators develop comprehensive spill response plans.

We are subject to regulation by the DOT under the Hazardous Liquid Pipeline Safety Act of 1979, also known as the HLPSA. The HLPSA delegated to DOT the authority to develop, prescribe, and enforce minimum federal safety standards for the transportation of hazardous liquids by pipeline. Congress also enacted the Pipeline Safety Act of 1992, also known as the PSA, which added the environment to the list of statutory factors that must be considered in establishing safety standards for hazardous liquid pipelines, required regulations be issued to define the term “gathering line” and establish safety standards for certain “regulated gathering lines,” and mandated that regulations be issued to establish criteria for operators to use in identifying and inspecting pipelines located in High Consequence Areas (“HCAs”), defined as those areas that are unusually sensitive to environmental damage, that cross a navigable waterway, or that have a high population density. In 1996, Congress enacted the Accountable Pipeline Safety and Partnership Act, also known as the APSPA, which limited the operator identification requirement mandate to pipelines that cross a waterway where a substantial likelihood of commercial navigation exists, required that certain areas where a pipeline rupture would likely cause permanent or long-term environmental damage be considered in determining whether an area is unusually sensitive to environmental damage, and mandated that regulations be issued for the qualification and testing of certain pipeline personnel. In the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006, also known as the PIPES Act, Congress required mandatory inspections for certain U.S. crude oil and natural gas transmission pipelines in HCAs and mandated that regulations be issued for low-stress hazardous liquid pipelines and pipeline control room management. We are also subject to the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011, which reauthorized funding for federal pipeline safety programs through 2015, increased penalties for safety violations, established additional safety requirements for newly constructed pipelines, and required studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines.

Pipeline and Hazardous Materials Safety Administration (“PHMSA”) administers compliance with these statutes and has promulgated comprehensive safety standards and regulations for the transportation of hazardous liquid by pipeline, including regulations for the design and construction of new pipeline systems or those that have been relocated, replaced, or otherwise changed (Subparts C and D of 49 CFR Part 195); pressure testing of new pipelines (Subpart E of 49 CFR Part 195); operation and maintenance of pipeline systems, including inspecting and reburying pipelines in the Gulf of Mexico and its inlets, establishing programs for public awareness and damage prevention, managing the integrity of pipelines in HCAs, and managing the operation of pipeline control rooms (Subpart F of 49 CFR Part 195); protecting steel pipelines from the adverse effects of internal and external corrosion (Subpart H of 49 CFR Part 195); and integrity management (IM) requirements for pipelines in HCAs (49 CFR 195.452). In addition, on October 18, 2010, PHMSA issued an advance notice of proposed rulemaking on a range of topics relating to the safety of crude oil and other hazardous liquids pipelines. Among other items, the advance notice of proposed rulemaking requested comment on whether to extend regulation to certain pipelines currently exempt from federal safety regulations; whether to extend integrity management regulations to additional pipelines or to include additional pipelines in high consequence areas; and whether to require emergency flow-restricting devices and revise valve spacing requirements for new or existing pipelines. PHMSA has not yet taken further action on the issues raised in the advance notice of proposed rulemaking. We do not anticipate that we would be impacted by these regulatory initiatives to any greater degree than other similarly-situated competitors. In addition, PHMSA recently published an advisory bulletin providing guidance on verification of records related to pipeline maximum allowable operating pressure. We have performed hydro-tests of our facilities to confirm the maximum allowable operating pressure and do not expect that any final rulemaking by PHMSA regarding verification of maximum allowable operating pressure would materially affect our operations or revenue.

We monitor the structural integrity of our pipelines through a program of periodic internal assessments using high resolution internal inspection tools, as well as hydrostatic testing and direct assessment that conforms to federal standards. We accompany these assessments with a review of the data and repair anomalies, as required, to ensure the integrity of the pipeline. We then utilize sophisticated risk algorithms and a comprehensive data integration effort to ensure that the highest risk pipelines receive the highest priority for scheduling subsequent integrity assessments. We use external coatings and impressed current cathodic protection systems to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

Product quality standards

Refined petroleum products that we transport are generally sold by our customers for consumption by the public. Various federal, state and local agencies have the authority to prescribe product quality specifications for products. Changes in product quality specifications or blending requirements could reduce our throughput volumes, require us to incur additional handling costs or require capital expenditures. For example, different product specifications for different markets affect the fungibility of the products in our system and could require the construction of additional storage. If we are unable to recover these costs through increased revenue, our cash flows and ability to pay cash distributions could be adversely affected. In addition, changes in the product quality of the products we receive on our product pipeline systems could reduce or eliminate our ability to blend products.

Security

We are also subject to Department of Homeland Security Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities and to the Transportation Security Administration’s Pipeline Security Guidelines. We have an internal program of inspection designed to monitor and enforce compliance with all of these requirements. We believe that we are in material compliance with all applicable laws and regulations regarding the security of our facilities.

While we are not currently subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standard are being considered in the U.S. Congress and by U.S. Executive Branch departments and agencies, including the Department of Homeland

Security, and we may become subject to such standards in the future. We currently are implementing our own cyber security programs and protocols; however, we cannot guarantee their effectiveness. A significant cyber-attack could have a material effect on operations and those of our customers.

Environmental Regulation

General

Our operations are subject to extensive and frequently-changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations, and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the construction of additional facilities or equipment. Additionally, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations, and liquidity. We cannot currently determine the amounts of such future impacts. For a description of indemnification obligations under our omnibus agreement, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Air emissions and climate change

Our operations are subject to the Clean Air Act and its regulations and comparable state and local statutes and regulations in connection with air emissions from our operations. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. These permits may require controls on our air emission sources, and we may become subject to more stringent regulations requiring the installation of additional emission control technologies.

Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites, including our pipeline and storage facilities. The impact of future legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, all of which could have an adverse impact on our financial position, results of operations, and liquidity.

These air emissions requirements also affect Phillips 66’s domestic refineries from which we will receive substantially all of our revenue. Phillips 66 has been required in the past, and will be required in the future, to incur significant capital expenditures to comply with new legislative and regulatory requirements relating to its operations. To the extent these capital expenditures have a material effect on Phillips 66, they could have a material effect on our business and results of operations.

In December 2007, Congress passed the Energy Independence and Security Act that created a second Renewable Fuels Standard (“RFS2”). This standard requires the total volume of renewable transportation fuels (including ethanol and advanced biofuels) sold or introduced annually in the U.S. to rise to 36 billion gallons by 2022. The requirements could reduce future demand for petroleum products and thereby have an indirect effect on certain aspects of our business.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and other gases) are in various phases of discussion or implementation. These include requirements effective in January 2010 to report emissions of greenhouse gases to the EPA beginning in 2011, and proposed federal legislation and regulation as well as state actions to develop statewide or regional programs, each of which require or could require reductions in our greenhouse gas emissions or those of Phillips 66. Requiring reductions in greenhouse gas emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emission credits or allotments. These requirements may also significantly affect Phillips 66’s domestic refinery operations and may have an indirect effect on our business, financial condition and results of operations. None of our facilities are presently subject to the federal greenhouse gas reporting rule or the greenhouse gas “tailoring” rule, which subjects certain facilities to the additional permitting obligations under the New Source Review/Prevention of Significant Deterioration (NSR/PSD) and Title V programs of the Clean Air Act based on a facility’s greenhouse gas emissions.

In addition, the EPA has proposed and may adopt further regulations under the Clean Air Act addressing greenhouse gases, to which some of our facilities may become subject. Congress continues to consider legislation on greenhouse gas emissions, which may include a delay in the implementation of greenhouse gas regulations by EPA or a limitation on EPA’s authority to regulate greenhouse gases, although the ultimate adoption and form of any federal legislation cannot presently be predicted. The impact of future regulatory and legislative developments, if adopted or enacted, including any cap-and-trade program, is likely to result in increased compliance costs, increased utility costs, additional operating restrictions on our business, and an increase in the cost of products generally. Although such costs may impact our business directly or indirectly by impacting Phillips 66’s facilities or operations, the extent and magnitude of that impact cannot be reliably or accurately estimated due to the present uncertainty regarding the additional measures and how they will be implemented.

On September 27, 2006, California’s governor signed into law Assembly Bill (AB) 32, known as the “California Global Warming Solutions Act of 2006,” which establishes a statewide cap on GHGs that is intended to reduce the State’s GHG emissions to 1990 levels by 2020 and establishes a “cap and trade” program. Since then, the California Air Resources Board, or “CARB,” has taken and plans to take various actions to implement the program. In October 2011, the CARB adopted the final cap-and-trade regulation, including a delay in the start of the cap-and-trade rule’s compliance obligations until 2013. On November 14, 2012, CARB held the initial auction for AB 32 allowances. The auction included a current auction of 2013 vintage allowances and an advanced auction of 2015 vintage allowances. Because oil refinery operations emit GHGs, Phillips 66’s operations in California are subject to regulations issued under AB 32. These regulations may increase Phillips 66’s costs for those operations and adversely affect its operating results. To the extent AB 32 adversely affects Phillips 66, it may have an indirect adverse effect on our business.

Waste management and related liabilities

To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed.

CERCLA.    The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which is also known as Superfund, and comparable state laws impose liability, without regard to fault or to the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the former and present owner or operator of the site where the release occurred and the transporters and generators of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we generate waste that falls within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites. Pursuant to our omnibus agreement, Phillips 66 indemnifies us and will fund all of the costs of required remedial action for our known historical and legacy spills and releases and, subject to a deductible of $100,000 per claim, for spills and releases, if any, existing but unknown at the time of closing of this offering to the extent such existing but unknown spills and releases are identified within five years after closing of this offering.

RCRA.    We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes. Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any changes in the regulations could increase our maintenance capital expenditures and operating expenses. We continue to seek methods to minimize the generation of hazardous wastes in our operations.

Hydrocarbon wastes.    We currently own and lease, and Phillips 66 has in the past owned and leased, properties where hydrocarbons are being or for many years have been handled. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent further contamination.

Indemnity under the omnibus agreement.    Under the omnibus agreement, Phillips 66 will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of our assets and due to occurrences on or before the closing of this offering. Indemnification for any unknown environmental liabilities will be limited to liabilities due to occurrences on or before the closing of this offering and identified prior to the fifth anniversary of the closing of this offering, and will be subject to a deductible of $100,000 per claim before we are entitled to indemnification for losses incurred. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. Any non-environmental liabilities for which Phillips 66 will indemnify us will be subject to an aggregate deductible of $200,000 before we are entitled to indemnification for losses incurred. There is no limit on the amount for which Phillips 66 will indemnify us under the omnibus agreement once we meet the deductible, if applicable. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, nor for any other environmental liabilities resulting from our own operations. In addition, we have agreed to indemnify Phillips 66 for events and conditions associated with the ownership or operation of our assets due to occurrences after the closing of this offering and for environmental liabilities related to our assets to the extent Phillips 66 is not required to indemnify us for such liabilities. Liabilities for which we will indemnify Phillips 66 pursuant to the omnibus agreement are not subject to a deductible before Phillips 66 is entitled to indemnification. There is no limit on the amount for which we will indemnify Phillips 66 under the omnibus agreement. As a result, we may incur such expenses in the future, which may be substantial. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Water

Our operations can result in the discharge of pollutants, including crude oil and products. Regulations under the Water Pollution Control Act of 1972 (“Clean Water Act”), Oil Pollution Act of 1990 (“OPA-90”) and state laws impose regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. For example, the Clean Water Act requires us to maintain Spill Prevention Control and Countermeasure (“SPCC”) plans at many of our facilities. We maintain numerous discharge permits as required under the National Pollutant Discharge Elimination System program of the Clean Water Act and have implemented systems to oversee our compliance efforts.

In addition, the transportation and storage of crude oil and products over and adjacent to water involves risk and subjects us to the provisions of OPA-90 and related state requirements. Among other requirements, OPA-90 requires the owner or operator of a tank vessel or a facility to maintain an emergency plan to respond to releases of oil or hazardous substances. Also, in case of any such release, OPA-90 requires the responsible company to pay resulting removal costs and damages. OPA-90 also provides for civil penalties and imposes criminal sanctions for violations of its provisions. We operate facilities at which releases of oil and hazardous substances could occur. We have implemented emergency oil response plans for all of our components and facilities covered by OPA-90 and we have established SPCC plans for facilities subject to Clean Water Act SPCC requirements.

Construction or maintenance of our pipelines, terminals and storage facilities may impact wetlands, which are also regulated under the Clean Water Act by the EPA and the United States Army Corps of Engineers. Regulatory requirements governing wetlands (including associated mitigation projects) may result in the delay of our pipeline projects while we obtain necessary permits and may increase the cost of new projects and maintenance activities.

Employee safety

We are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous materials transportation requirements

The DOT regulations affecting pipeline safety require pipeline operators to implement measures designed to reduce the environmental impact of crude oil and product discharge from onshore crude oil and product pipelines. These regulations require operators to maintain comprehensive spill response plans, including extensive spill response training for pipeline personnel. In addition, the DOT regulations contain detailed specifications for pipeline operation and maintenance. We believe our operations are in compliance with these regulations. The DOT also has a pipeline integrity management rule, with which we are in substantial compliance.

Title to Properties and Permits

Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election. In some states and under some circumstances, we have the right of eminent domain to acquire rights-of-way and lands necessary for our common carrier pipelines.

Our general partner believes that it has obtained or will obtain sufficient third-party consents, permits, and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, our general partner believes that these consents, permits, or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits, or authorizations will not have a material adverse effect on the operation of our business.

Our general partner believes that we will have satisfactory title to all of the assets that will be contributed to us at the closing of this offering. Under our omnibus agreement, Phillips 66 will indemnify us for certain title defects and for failures to obtain certain consents and permits necessary to conduct our business. Record title to some of our assets may continue to be held by affiliates of Phillips 66 until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. We will make these filings and obtain these consents upon completion of this offering. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by our Predecessor or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

Employees

We are managed and operated by the board of directors and executive officers of Phillips 66 Partners GP LLC, our general partner. Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner. Immediately after the closing of this offering, we expect that our general partner and its affiliates will have approximately 50 employees performing services for our operations. We believe that our general partner and its affiliates have a satisfactory relationship with those employees.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not a party to any litigation or governmental or other proceeding that we believe will have a material adverse impact on our financial condition or results of operations. In addition, under our omnibus agreement, Phillips 66 will indemnify us for liabilities relating to litigation matters attributable to the ownership or operation of the contributed assets prior to the closing of this offering. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

MANAGEMENT

Management of Phillips 66 Partners LP

We are managed by the directors and executive officers of our general partner, Phillips 66 Partners GP LLC. Our general partner is not elected by our unitholders and will not be subject to re-election by our unitholders in the future. Phillips 66 indirectly owns all of the membership interests in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

Following the closing of this offering, we expect that our general partner will have at least six directors. Phillips 66 will appoint all members to the board of directors of our general partner. In accordance with the NYSE’s phase-in rules, we will have at least one independent director on the date that our common units are first listed on the NYSE and three independent directors within one year of that date. We anticipate that our board of directors will determine that Joseph W. O’Toole and Mark A. Haney are independent under the independence standards of the NYSE.

Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner, but we sometimes refer to these individuals in this prospectus as our employees.

Director independence

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a publicly traded limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members within one year of the date our common units are first listed on the NYSE, and all of our audit committee members are required to meet the independence and financial literacy tests established by the NYSE and the Exchange Act.

Committees of the board of directors

The board of directors of our general partner will have an audit committee and a conflicts committee, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors will have the composition and responsibilities described below.

Audit committee

Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our general partner initially may rely on the phase-in rules of the NYSE and the SEC with respect to the independence of our audit committee. Those rules permit our general partner to have an audit committee that has one independent member by the date our common units are first listed on the NYSE, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. In connection with his appointment to the board, we expect that Mr. O’Toole and Mr. Haney will serve as a member of our audit committee. Our audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. Our audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. Our audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to our audit committee.

Conflicts committee

At least two members of the board of directors of our general partner will serve on our conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors of our general partner will determine whether to refer a matter to the conflicts committee on a case-by-case basis. The members of our conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of our conflicts committee may not own any interest in our general partner or any interest in us or our subsidiaries other than common units or awards under our incentive compensation plan. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Directors and Executive Officers of Phillips 66 Partners GP LLC

Directors are elected by the sole member of our general partner and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table shows information for the directors, director nominees and executive officers of Phillips 66 Partners GP LLC.

Name	Age	Position with Phillips 66 Partners GP LLC
Greg C. Garland	55	Chairman of the Board of Directors and Chief Executive Officer
Greg G. Maxwell	56	Director, Vice President and Chief Financial Officer
C.C. (Clayton) Reasor	56	Director and Vice President, Investor Relations
Tim G. Taylor	59	Director and President
Deborah G. Adams	52	Vice President, Operations
C. Doug Johnson	54	Vice President and Controller
Paula A. Johnson	50	Vice President, General Counsel and Secretary
J.T. (Tom) Liberti	60	Vice President and Chief Operating Officer
Brian R. Wenzel	48	Vice President and Treasurer
Joseph W. O’Toole	74	Director Nominee
Mark A. Haney	58	Director Nominee

Greg C. Garland. Greg C. Garland was appointed Chief Executive Officer and Chairman of the board of directors of our general partner in March 2013. Mr. Garland became Chairman of the board of directors, President and Chief Executive Officer of Phillips 66 in May 2012. Mr. Garland will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, directly managing our business and affairs. Mr. Garland was appointed Senior Vice President, Exploration and Production—Americas for ConocoPhillips in October 2010, having previously served as President and Chief Executive Officer of CPChem since 2008. Prior to that, he served as Senior Vice President, Planning and Specialty Products at CPChem from 2000 to 2008. Prior to joining CPChem in 2000, he held several senior positions with Phillips Petroleum Company (now ConocoPhillips). Mr. Garland is currently a member of the board of directors of DCP Midstream, LLC. We believe that Mr. Garland’s extensive experience in the energy industry, including his more than 30-year career with Phillips Petroleum Company, CPChem and ConocoPhillips and his position as Chief Executive Officer of Phillips 66, makes him well qualified to serve both as a director and as Chairman of the board of directors of our general partner. In addition to his other skills and qualifications, we believe that Mr. Garland’s role as both Chairman and Chief Executive Officer will provide a vital link between management and the board of directors and allow the board of directors to perform its oversight role with the benefit of management’s perspective on business and strategy.

Greg G. Maxwell. Greg G. Maxwell was appointed Vice President, Chief Financial Officer and a member of the board of directors of our general partner in March 2013. Mr. Maxwell became Executive Vice President, Finance and Chief Financial Officer of Phillips 66 in May 2012. Mr. Maxwell will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Mr. Maxwell retired as CPChem’s Senior Vice President, Chief Financial Officer and Controller in 2012, a position he held since 2003. He served as Vice President and Controller of CPChem from 2000 to 2003. Prior to joining CPChem in 2000, he held several senior positions with Phillips Petroleum Company (now ConocoPhillips). Mr. Maxwell is currently a member of the board of directors of DCP Midstream, LLC. In addition, Mr. Maxwell has previously served as a member of the board of directors of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, CPChem and several of CPChem’s joint ventures. We believe that Mr. Maxwell is a suitable member of the board of directors because of his extensive industry experience and the knowledge of industry accounting and financial practices he has gained as Chief Financial Officer of Phillips 66 and Chief Financial Officer and Controller of CPChem. Mr. Maxwell also has pertinent board service as a board member for DCP Midstream Partners and DCP Midstream.

C.C. (Clayton) Reasor. C.C. (Clayton) Reasor was appointed Vice President, Investor Relations and a member of the board of directors of our general partner in March 2013. Mr. Reasor became Senior Vice President, Investor Relations, Strategy and Corporate Affairs of Phillips 66 in May 2012. Mr. Reasor will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Before assuming his current role, Mr. Reasor was Vice President, Corporate and Investor Relations for ConocoPhillips since 2009. In 2009, he was named as Vice President, Corporate Affairs of ConocoPhillips, after working as President, U.S. Marketing of ConocoPhillips from 2005 to 2009. Previously, he worked in New York as General Manager, Investor Relations of ConocoPhillips since from 2001 to 2005. Mr. Reasor began his career with Phillips Petroleum Company (now ConocoPhillips) in 1979. He is a member of the board of directors of Stage Stores Inc., a publicly traded company, and currently serves on Stage Stores Inc.’s compensation committee and corporate governance and nominating committee. We believe that Mr. Reasor is a suitable member of the board of directors due to the significant investor relations experience he gained through his employment with Phillips 66 and ConocoPhillips. Mr. Reasor has developed, implemented and articulated corporate and marketing strategies and has leadership experience with operating and financial responsibilities. Mr. Reasor also has experience serving on the board of a public company.

Tim G. Taylor. Tim G. Taylor was appointed President and a member of the board of directors of our general partner in March 2013. Mr. Taylor became Executive Vice President, Commercial, Marketing, Transportation and Business Development of Phillips 66 in May 2012. Mr. Taylor will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Mr. Taylor retired as Chief Operating Officer of CPChem in 2011. Prior to that time, Mr. Taylor served as Executive Vice President, Olefins and Polyolefins of CPChem from 2008 to 2011, and Senior Vice President, Olefins and Polyolefins of CPChem from 2000 to 2008. Prior to joining CPChem in 2000, he held several senior positions with Phillips Petroleum Company (now ConocoPhillips). Mr. Taylor is currently a member of the board of directors of CPChem and has previously served on the board of directors of Colonial Pipeline, Explorer Pipeline, and CPChem. We believe that Mr. Taylor is a suitable member of the board of directors because of his extensive industry experience, particularly his experience in the transportation and midstream segments during his employment at Phillips 66 and Phillips Petroleum Company (now ConocoPhillips).

Deborah G. Adams. Deborah G. Adams was appointed Vice President, Operations of our general partner in March 2013. Ms. Adams became a Vice President of Phillips 66 Company in May 2012. Ms. Adams will devote the majority of her time to her roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Before assuming her current role at Phillips 66 in May 2012, Ms. Adams was President, Transportation, of ConocoPhillips since 2008. From 2005 to 2008, Ms. Adams was General Manager, Global Procurement Services and Chief Procurement Officer of ConocoPhillips. In 2003, she was named General Manager, International Refining and UK/Ireland business unit of ConocoPhillips, located in Warwick, England. Ms. Adams currently participates as a board member of Neighborhood Centers Inc., the Oklahoma State University Foundation Board of Trustees and the Board of Governors for the Oklahoma State University Foundation.

C. Doug Johnson. C. Doug Johnson was appointed Vice President and Controller of our general partner in February 2013. Mr. Johnson became Vice President and Controller of Phillips 66 in May 2012. Mr. Johnson will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Prior to his current role at Phillips 66, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning of ConocoPhillips since 2010. Prior to that time, he served as General Manager, Downstream Finance of ConocoPhillips from 2008 to 2010 and General Manager, Upstream Finance of ConocoPhillips from 2005 to 2008. Mr. Johnson is currently a member of the board of directors of CPChem.

Paula A. Johnson. Paula A. Johnson was appointed Vice President, General Counsel and Secretary of our general partner in March 2013. Ms. Johnson became Executive Vice President, Legal, General Counsel and Corporate Secretary of Phillips 66 in May 2013 and, prior to her current role, Ms. Johnson served as Senior Vice President, Legal, General Counsel and Corporate Secretary of Phillips 66 since May 2012. Ms. Johnson will devote the majority of her time to her roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Prior to her current role at Phillips 66, Ms. Johnson served as Deputy General Counsel, Corporate, and Chief Compliance Officer of ConocoPhillips since 2010. Prior to that time, she served as Deputy General Counsel, Corporate of ConocoPhillips from 2009 to 2010 and Managing Counsel, Litigation and Claims of ConocoPhillips from 2006 to 2009.

J.T. (Tom) Liberti. J.T. (Tom) Liberti was appointed Vice President and Chief Operating Officer of our general partner in March 2013. Mr. Liberti became General Manager, Master Limited Partnership of Phillips 66 in March 2013. Prior to his current role at Phillips 66, Mr. Liberti served as General Manager, Lubricants of Phillips 66 since May 2012 and General Manager, Lubricants of ConocoPhillips from 2002 to 2012. In addition, Mr. Liberti served in a variety of management positions from 1974 through 1999 with Sohio and BP (British Petroleum) including director of procurement, director of retail marketing (BP-France), manager of product trading, manager of marketing operations, retail region manager and vice president of administration.

Brian R. Wenzel. Brian R. Wenzel was appointed Vice President and Treasurer of our general partner in February 2013. Mr. Wenzel became Vice President and Treasurer of Phillips 66 in May 2012. Mr. Wenzel will devote the majority of his time to his roles at Phillips 66 and will also spend time, as needed, devoted to our business and affairs. Before joining Phillips 66 and assuming his current role in May 2012, Mr. Wenzel worked for ConocoPhillips as General Manager, Corporate Planning & Strategy since July 2010. Prior to that time, Mr. Wenzel was Vice President, Finance and ANS Gas for ConocoPhillips Alaska, after serving as President, ANS Gas Development until May 2009. His first position with ConocoPhillips Alaska was in 2005 as Vice President, Finance and Administration. In 2003, Mr. Wenzel was named Manager of Treasury Services of ConocoPhillips in Bartlesville, Oklahoma. In 2001, Mr. Wenzel became the finance manager for Phillips Petroleum Company’s Australasia division in Perth, Australia. Mr. Wenzel joined Phillips Petroleum Company in 1991 as a financial analyst. Mr. Wenzel is currently a member of the board of directors of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP.

Joseph W. O’Toole. Joseph W. O’Toole will become a member of the board of directors of our general partner on the date that our common units are first listed on the NYSE. Mr. O’Toole is currently a managing partner of Maeve Investment Company, LP, a private investment company, and President of Self Storage Company of North Fayette. Mr. O’Toole retired as a Principal Financial Officer of Phillips Petroleum Company (now ConocoPhillips) in 1999. Prior to that time, Mr. O’Toole served as Vice-President, General Tax Officer and General Tax Counsel of Phillips Petroleum Company (now ConocoPhillips) from 1977 to 1999. Mr. O’Toole served as chairman of the American Petroleum Institute’s General Tax Committee in 1983 and represented the industry and Phillips Petroleum Company (now ConocoPhillips) before government bodies in the U.S. and foreign countries on numerous occasions. Mr. O’Toole is currently a member of the board of directors and vice chairman of St. Vincent College Investment Committee. We believe that Mr. O’Toole is a suitable member of the board of directors because of his lengthy tenure and extensive experience in the energy industry and the knowledge of industry accounting, tax and financial practices he procured while serving in senior tax and financial positions with Phillips Petroleum Company (now ConocoPhillips).

Mark A. Haney. Mark A. Haney will become a member of the board of directors of our general partner on the date that our common units are first listed on the NYSE. Mr. Haney retired as Executive Vice President of Olefins and Polyolefins of CPChem in December 2011. Prior to that time, Mr. Haney served as Senior Vice President, Specialties, Aromatics and Styrenics of CPChem from 2008 to 2011, and Vice President, Polyethylene of CPChem from 2001 to 2008. Prior to joining CPChem in 2001, he held several senior positions with Phillips Petroleum Company (now ConocoPhillips), where he began his career in 1977. We believe that Mr. Haney is a suitable member of the board of directors because of his lengthy tenure and extensive experience in the energy industry, particularly his leadership experience with operating responsibilities.

Board Leadership Structure

The chief executive officer of our general partner currently serves as the chairman of the board. The board of directors of our general partner has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of our general partner, which permits the same person to hold both offices. Directors of the board of directors of our general partner are designated or elected by Phillips 66. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Compensation of Our Officers and Directors

Executive compensation

We and our general partner were formed in February 2013 and have not accrued any obligations with respect to compensation for directors and officers for the 2012 fiscal year or for any prior period. Neither we nor our general partner employ any of the individuals who serve as executive officers of our general partner and are responsible for managing our business. We are managed by our general partner, the executive officers of which are employees of Phillips 66. Prior to the completion of this offering, we and our general partner will enter into an omnibus agreement with Phillips 66 pursuant to which, among other matters:

•	Phillips 66 will make available to our general partner the services of the Phillips 66 employees who will serve as the executive officers of our general partner;

•

Our general partner will be obligated to reimburse Phillips 66 for an allocated portion of the costs that Phillips 66 incurs in providing compensation and benefits to certain Phillips 66 employees, including the executive officers of our general partner who devote at least a majority of their working time to our business (but not the executive officers of our general partner who devote less than a majority of their working time to our business).

•

Our general partner will pay fixed management fees to Phillips 66 to cover, among other things, the services provided to us by the executive officers of our general partner who devote less than a majority of their working time to our business.

Pursuant to the applicable provisions of our partnership agreement, we will reimburse our general partner for the costs it incurs in relation to the Phillips 66 employees, including executive officers, who provide services to operate our business.

Following the closing of this offering, we expect that our “Named Executive Officers” (NEOs), consisting of our general partner’s chief executive officer and our next two most highly compensated executive officers, will be:

•	Greg C. Garland, Chair of the Board of Directors and Chief Executive Officer;

•	Greg G. Maxwell, Director, Vice President, and Chief Financial Officer; and

•	J. T. (Tom) Liberti, our Vice President and Chief Operating Officer.

We expect that Messrs. Garland and Maxwell, who are also executive officers of Phillips 66, will devote the majority of their time to their respective roles at Phillips 66 and will also spend time, as needed, directly managing our business and affairs. Pursuant to the terms of the omnibus agreement, we will pay a fixed management fee to Phillips 66, which will cover, among other things, the services provided to us by Messrs. Garland and Maxwell. Except with respect to awards that may be granted under our ICP, which is discussed in more detail below under the heading “—Our Incentive Compensation Plan,” Messrs. Garland and Maxwell will not receive any separate amounts of compensation for their services to our business or as executive officers of our general partner and except for the fixed management fee we will pay to Phillips 66, we will not otherwise pay or reimburse any compensation amounts to or for Messrs. Garland and Maxwell.

Upon the consummation of this offering, we expect that Mr. Liberti will devote substantially all of his working time to our business and, pursuant to the terms of the omnibus agreement, we will reimburse Phillips 66 for all the compensation and benefits paid to him with respect to time spent managing our business.

For additional information, please refer to the discussion below under the heading “Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement.”

Summary Compensation Table For 2012

The following summarizes the total compensation paid to our NEOs for their services in relation to our business since Phillips 66’s inception as a separate company in May 2012:

Name and principal position	Year(2)	Salary ($)(3)	Stock awards ($)(4)	Non-equity incentive compensation plan ($)(5)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All other compensation ($)(7)	Total($)

Greg C. Garland, Chief Executive Officer(1)	2012	—	—	—	—	—	—
Greg G. Maxwell, Vice President and Chief Financial Officer(1)	2012	—	—	—	—	—	—
J.T. (Tom) Liberti, Vice President and Chief Operating Officer	2012	184,896	284,422	220,229	190,332	32,488	912,367

(1)	Messrs. Garland and Maxwell are currently expected to devote a small portion of their overall working time to our business. We do not currently expect that the compensation these NEOs receive from Phillips 66 in relation to their services for us will comprise a material amount of their total compensation.
(2)	All amounts in this table reflect compensation received on or after Phillips 66’s May 1, 2012 spin-off from ConocoPhillips.
(3)	Includes any amounts that were voluntarily deferred under Phillips 66’s Key Employee Deferred Compensation Plan.
(4)

Amounts shown represent the aggregate grant date fair value of awards determined in accordance with generally accepted accounting principles and reflect awards granted under Phillips 66’s Performance Share Program (PSP). The amount shown is the target set for the award, since it is most probable at the setting of the target for the applicable performance period that the target will be achieved. If payout was made at maximum, and excluding any individual adjustments, the amount shown would double, although the value of the actual payout would depend on Phillips 66’s stock price at the time of the payout. If payout was made at minimum, the amount would be reduced to zero.
(5)	These are amounts paid under Phillips 66 annual bonus program for 2012, including bonus amounts that were voluntarily deferred under the Key Employee Deferred Compensation Plan. These amounts were paid in February 2013.
(6)	Reflects the actuarial increase in the present value of the benefits under Phillips 66’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in its financial statements. Interest rate assumption changes have a significant impact on the pension values. There are no deferred compensation earnings reported in this column, as the nonqualified deferred compensation plans do not provide above-market or preferential earnings.
(7)	Amounts shown represent company contributions to Phillips 66’s tax-qualified savings plan and non-qualified deferred compensation plan.

Narrative Disclosure to Summary Compensation Table and Additional Narrative Disclosure

Phillips 66 provides compensation to its executives in the form of base salaries, annual cash incentive awards, long-term equity incentive awards and participation in various employee benefits plans and arrangements, including broad-based and supplemental defined contribution and defined benefit retirement plans. Phillips 66 also provides certain additional benefits to its executives, such as personal security and executive life insurance arrangements. In addition, although our NEOs have not entered into employment agreements with Phillips 66, our NEOs are eligible to participate in Phillips 66’s executive severance and change in control plans, pursuant to which they would receive severance payments and benefits from Phillips 66 in the event of an involuntary termination of employment (with an enhanced level of payment if such termination occurs in connection with a change in control of Phillips 66). In the future, as Phillips 66 and our general partner formulate and implement the compensation programs for our NEOs, Phillips 66 and/or our general partner may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs, to ensure that they are provided with a comprehensive and competitive compensation structure.

As explained above, Messrs. Garland and Maxwell are currently expected to devote a small portion of their overall working time to our business and we do not initially expect that the compensation these NEOs receive from Phillips 66 in relation to their services for us will comprise a material amount of their total compensation. In addition, except for a fixed management fee that we pay to Phillips 66 pursuant to the terms of the omnibus agreement, and any awards that may be granted in the future to Messrs. Garland and Maxwell under our 2013 Incentive Compensation Plan (“ICP”), we will not pay or reimburse any compensation amounts to or for Messrs. Garland or Maxwell. The following sets forth a more detailed explanation of the elements of Phillips 66’s executive compensation program for Mr. Liberti.

Base Salary. Base salary is designed to provide a competitive fixed rate of pay recognizing employees’ different levels of responsibility and performance. In setting an executive’s base salary, Phillips 66 considers factors including, but not limited to, the responsibility level for the position held, market data for its relevant peer group, experience and expertise, individual performance and business results. As of May 1, 2013, Mr. Liberti’s current annual base salary is $314,568.

Annual Cash Bonuses. Phillips 66’s annual cash incentive program provides participants with an opportunity to earn annual cash bonus awards generally based on individual, business unit, and company performance. Target annual bonus levels are established at the beginning of each year and are based on a percentage of the executive’s base salary. For 2012, Mr. Liberti had a target bonus of 42% of his annual base salary.

The base award is weighted equally for corporate and business unit performance. For 2012, Phillips 66 used the following metrics in relation to the corporate performance of Phillips 66 as a whole when evaluating performance for annual bonus program purposes, with the weightings specified as follows: Personal Safety, Process Safety, Environmental Stewardship and Reliability metrics (20%), Cost Management (20%), Adjusted Earnings/Earnings Per Share (20%), Return on Capital/Cash Return on Capital Employed (20%), and Total Stockholder Return (20%). Phillips 66’s compensation committee used its judgment in assessing results in relation to the foregoing categories of criteria to award between zero and 200% of the NEO’s target bonus. There are multiple award units within Phillips 66 designed to measure performance and reward employees according to business unit performance. Performance criteria include quantitative and qualitative metrics specific to each business unit, such as income, cost control, safety and operational excellence, and resource and talent management. Finally, an individual performance adjustment may be applied for its executives and key employees. For 2012, Phillips 66 paid a cash bonus to Mr. Liberti at a level of approximately 190% of his target award level in recognition of Phillips 66’s performance at above target levels for several of the above-specified criteria, as well as its overall strong performance in the remaining categories. This payout level also reflected the performance of his business unit, and included an upward individual performance adjustment for Mr. Liberti of 15%.

Long-Term Equity-Based Compensation Awards. Phillips 66 maintains a long-term incentive program pursuant to which it grants equity-based awards in Phillips 66 to its executives and key employees. For 2012, Phillips 66’s equity-based awards for Mr. Liberti consisted of performance shares granted under its PSP, as identified in note 4 to the Summary Compensation Table For 2012 above. The PSP awards consisted of restricted stock units that will vest and be paid out based on Phillips 66’s performance over periods ending at the end of fiscal years 2012, 2013 and 2014. Awards are paid out from zero to 200% of target depending on Phillips 66’s performance relative to the applicable targets. Individual performance adjustments of +/- 50 percent can also apply. For the portion of the award covering the performance period ending at the end of fiscal year 2012, the performance metrics were the same as those that applied under Phillips 66’s annual cash bonus program for 2012. For the remaining two performance periods, payout levels for the PSP awards will be based on Phillips 66’s total stockholder return (50%) and return on capital employed (50%), as compared to a group of Phillips 66’s peer companies. Generally, performance at the 50th percentile of the peer group would result in payout at target levels, subject to any individual performance or other adjustments that may be made by Phillips 66’s compensation committee. Any shares awarded in relation to Phillips 66’s PSP are subject to an additional 5 year escrow period and will be forfeited if the recipient’s employment terminates during the 5 year escrow period for a reason other than death, disability, layoff, or retirement after age 55 with five years of service. Phillips 66 also expects that its regular equity compensation program for its executives will include regular awards of stock options in Phillips 66, which is generally expected to account for 50% of the total targeted value of the equity-based awards going forward. However, Phillips 66 did not grant any such stock options in 2012.

Outstanding Equity Awards at December 31, 2012. As a newly formed company, we have not granted and none of our NEOs have received any grants of equity or equity-based awards in us and no such awards were outstanding as of December 31, 2012. In connection with this offering, we are adopting a new 2013 Incentive Compensation Plan, under which we may make grants of equity and equity-based awards in us to our NEOs, including Mr. Garland, Mr. Maxwell and Mr. Liberti, and other key employees. For additional information, please read “Our Incentive Compensation Plan” below.

Our NEOs have received and may continue to receive equity or equity-based awards in Phillips 66 under Phillips 66’s equity compensation programs. The following provides additional information about Mr. Liberti’s outstanding equity awards in Phillips 66 as of December 31, 2012.

Name	Grant Date (2)	Options Awards(1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)(3)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares,Units or Other Rights That Have Not Vested ($)

J.T. (Tom) Liberti	2/9/2007	3,609	—	29.58	2/08/2017
	2/14/2008	3,496	—	35.38	2/14/2018
	2/12/2010	14,016	-—	21.56	2/12/2020
	2/10/2011	8,662	7,068	31.25	2/10/2021
	2/9/2012	7,249	14,500	32.03	2/09/2022
						19,366	1,028,335	16,944	899,726

(1)	All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions upon transferability.
(2)	The dates presented in this column represent the date the awards were granted by ConocoPhillips for grants prior to the spin-off from ConocoPhillips, and by Phillips 66 for all other awards. The awards granted prior to the spin-off were converted to Phillips 66 equity awards in connection with the spin-off and generally remain subject to their same original terms and conditions. All options vest in three equal annual installments following the date of grant.
(3)	The options shown in this column vested and became exercisable in 2012 or prior years (although under certain termination circumstances, the options may still be forfeited).
(4)	These amounts include unvested restricted stock and restricted stock units awarded under the PSP for performance periods ending prior to May 1, 2012. These amounts also include the unvested restricted stock unit awards under the PSP for the performance period which ended December 31, 2012. Restrictions on PSP awards for performance periods beginning prior to 2009 lapse upon separation from service. Restrictions on PSP awards for later performance periods lapse five years from the grant date unless an election was made prior to the beginning of the performance period to defer lapsing of the restrictions until separation from service. Awards are subject to forfeiture if, prior to lapsing, Mr. Liberti separates from service for a reason other than death, disability, layoff, retirement after reaching age 55 with five years of service, or after a change of control, although Phillips 66’s Compensation Committee has the authority to waive forfeiture. The awards have no voting rights, but do pay dividend equivalents in cash. The value of the awards reflects the closing price of Phillips 66’s stock, as reported on the NYSE, on December 31, 2012 ($53.10).
(5)	Reflects potential awards from ongoing performance periods under the PSP for performance periods ending December 31, 2013 and December 31, 2014. These awards are shown at maximum levels; however, there is no assurance that awards will be granted at, below or above target after the end of the relevant performance periods, as the determination to make a grant and the amount of any grant is within the judgment of Phillips 66’s Compensation Committee. Until an actual grant is made, these unearned awards pay no dividend equivalents. The value of these unearned awards reflects the closing price of Phillips 66’s stock, as reported on the NYSE, on December 31, 2012 ($53.10).

Retirement, Health, Welfare and Additional Benefits. Our NEOs are eligible to participate in the employee benefit plans and programs that Phillips 66 may from time to time offer to its employees, subject to the terms and eligibility requirements of those plans. Our NEOs are also eligible to participate in a tax-qualified defined contribution and defined benefit retirement plans to the same extent as all other Phillips 66 employees. Phillips 66 also maintains three supplemental retirement plans in which its executives and key employees participate. Its Voluntary Deferred Compensation Plan (the Phillips 66 Key Employee Deferred Compensation Plan) allows executives to defer both the receipt and taxation of a portion of their base salary and annual bonus until a specific date or when they separate from employment. Its Defined Contribution Restoration Plan (the Phillips 66 Defined Contribution Make-up Plan) restores benefits capped under its qualified defined contribution plan due to Internal Revenue Code limits. Finally, its Defined Benefit Restoration Plans (the Phillips 66 Key Employee Supplemental Retirement Plan and the Phillips 66 Supplemental Executive Retirement Plan) restore company sponsored benefits capped under the qualified defined benefit pension plan due to Internal Revenue Code limits and provide additional nonqualified pension benefits to executives who were hired in mid-career to partially compensate for the loss of retirement benefits from a previous employer. Following the consummation of this offering, our NEOs, including Mr. Liberti will continue to participate in these programs and Phillips 66 will remain responsible for providing 100% of the benefits thereunder. However, with respect to the executives for whom we are obligated to reimburse Phillips 66 for an allocated portion of compensation and benefits costs, we will pay periodic amounts to Phillips 66 pursuant to the terms of the omnibus agreement representing Phillips 66’s estimated costs for providing these benefits.

Severance and Change in Control Programs. Phillips 66 does not maintain individual severance or change in control agreements with its executives. Rather, Phillips 66 maintains an Executive Severance Plan (ESP) and a Key Employee Change in Control Severance Plan (CICSP) to provide and preserve an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss and to compete effectively in attracting and retaining executives in an industry that features frequent acquisitions and divestitures.

Executive Severance Plan. The ESP provides that if Phillips 66 terminates the employment of an executive other than for cause, the executive will receive the following benefits, which may vary depending on salary grade level:

•	A lump sum payment equal to one and one-half or two times (one and one-half times in the case of Mr. Liberti) the sum of the executive’s base salary and current target annual bonus;

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional one and one-half or two years of age and service under the pension plan (one and one-half years in the case of Mr. Liberti);

•	A lump sum payment equal to the cost of certain welfare benefits for an additional one and one-half or two years (one and one-half years in the case of Mr. Liberti);

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination; and

•

Layoff treatment under compensation plans that generally allows the executive to retain grants of Phillips 66 restricted stock and restricted stock units, and maintain eligibility for Phillips 66 PSP awards for ongoing periods in which he or she had participated for at least one year.

Change in Control Severance Plan. The CICSP provides that, if within two years of a change in control of Phillips 66, an executive’s employment is terminated, other than for cause, or by the executive for good reason, the executive will receive the following benefits, which may vary depending on salary grade level:

•

A lump sum payment equal to two or three times (two times in the case of Mr. Liberti) the sum of the executive’s base salary and the higher of the current target annual bonus or the average of the annual bonuses paid for the previous two years;

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional two or three years of age and service under the pension plan (two years in the case of Mr. Liberti);

•	A lump sum payment equal to the Company cost of certain welfare benefits for an additional two or three years (two years in the case of Mr. Liberti); and

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination.

In addition, upon a change in control, an executive becomes eligible for vesting in all Phillips 66 equity awards and lapsing of any restrictions, with continued ability to exercise any stock options for their remaining terms. After a change in control, the CICSP may not be amended or terminated if the amendment would be adverse to the interests of any eligible participant without the participant’s written consent. Amounts payable under the CICSP are offset by any payments or benefits payable under any of Phillips 66’s other plans.

Our Incentive Compensation Plan

Our general partner intends to adopt the Phillips 66 Partners LP 2013 Incentive Compensation Plan, or our ICP, for officers, directors and employees of our general partner or its affiliates, and any consultants, affiliates of our general partner or other individuals who perform services for us. Our general partner may issue our executive officers and other service providers long-term equity based awards under the plan, which awards will be intended to compensate the recipients thereof based on the performance of our common units and their continued employment during the vesting period, as well as align their long-term interests with those of our unit holders. We will be responsible for the cost of awards granted under our ICP and all determinations with respect to awards to be made under our ICP will be made by the board of directors of our general partner or any committee thereof that may be established for such purpose or by any delegate of the board of directors or such committee, subject to applicable law, which we refer to as the plan administrator. We currently expect that the board of directors of our general partner or a committee thereof will be designated as the plan administrator. The following description reflects the principal terms that are currently expected to be included in the ICP.

General

The ICP will provide for the grant, from time to time at the discretion of the board of directors of our general partner or any applicable committee or delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the ICP is to provide additional incentive compensation to individuals providing services to us, and to align the economic interests of such individuals with the interests of our unit holders. The ICP will limit the number of units that may be delivered pursuant to vested awards to 2,500,000 common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are canceled, forfeited, or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

Restricted units and phantom units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the ICP may make grants of restricted and phantom units under the ICP that contain such terms, consistent with the ICP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the ICP may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the ICP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

Distribution equivalent rights

The administrator of the ICP, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit options and unit appreciation rights

The ICP may also permit the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the administrator of the ICP may determine, consistent with the ICP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Unit awards

Awards covering common units may be granted under the ICP with such terms and conditions, including restrictions on transferability, as the administrator of the ICP may establish.

Profits interest units

Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

Other unit-based awards

The ICP may also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the administrator of the ICP may determine.

Source of common units

Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

Anti-Dilution Adjustments and Change in Control

If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the ICP with respect to such event were discretionary, the administrator of the ICP will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the administrator will adjust the number and type of units with respect to which future awards may be granted under the ICP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the administrator of the ICP shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the ICP and the kind of units or other securities available for grant under the ICP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the ICP or outstanding awards or any relevant change in accounting principles, the administrator of the ICP will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment or (v) make other adjustments to awards as the administrator deems appropriate to reflect the applicable transaction or event.

Termination of Employment

The consequences of the termination of a grantee’s employment, membership on our general partner’s board of directors or other service arrangement will generally be determined by the committee in the terms of the relevant award agreement.

Amendment or termination of ICP

The administrator of the ICP, at its discretion, may terminate the ICP at any time with respect to the common units for which a grant has not previously been made. The ICP automatically terminates on the tenth anniversary of the date it was initially adopted by our general partner. The administrator of the ICP also has the right to alter or amend the ICP or any part of it from time to time or to amend any outstanding award made under the ICP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

Compensation of Our Directors

The officers or employees of our general partner or of Phillips 66 who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers or employees of our general partner or of Phillips 66, or “independent directors,” will receive compensation as described below. In addition, independent directors will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or its committees. Each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Each of our general partner’s independent directors will receive an annual compensation package, which is initially expected to consist of $70,000 in annual cash compensation and $50,000 in annual equity based compensation. The equity portion of the independent directors’ salary will consist of phantom units granted under our ICP, which will be subject to a three year restriction period. The phantom units are expected to be granted in tandem with distribution equivalent rights, will be settled upon the expiration of the three year restriction period and are initially expected to be settled in cash. No deferral elections are expected to be permitted with respect to the equity based portion of the annual compensation package. The cash portion of the annual compensation package is expected to be paid annually, unless a timely election is made by the independent director to defer payment.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Phillips 66 Partners LP that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by each director, director nominee and named executive officer of Phillips 66 Partners GP LLC, our general partner, and by all directors, director nominees and executive officers of our general partner as a group and assumes the underwriters’ option to purchase additional common units from us is not exercised. The percentage of units beneficially owned is based on a total of 35,217,112 common units and 35,217,112 subordinated units outstanding immediately following this offering.

The following table does not include any common units that directors, director nominees and executive officers of our general partner may purchase in this offering through the directed unit program described under “Underwriting.”

Name of beneficial owner(1)	Common units to be beneficially owned	Percentage of common units to be beneficially owned	Subordinated units to be beneficially owned	Percentage of subordinated units to be beneficially owned	Percentage of total common units and subordinated units to be beneficially owned
Phillips 66(2)	18,792,112	53.4%	35,217,112	100%	76.7%
Directors/Named Executive Officers
Greg C. Garland	—	—	—	—	—
Greg G. Maxwell	—	—	—	—	—
J.T. (Tom) Liberti	—	—	—	—	—
Director Nominees
Joseph W. O’Toole	—	—	—	—	—
Mark A. Haney	—	—	—	—	—
All Directors, Director Nominees and Executive Officers as a group (11 persons)	—	— %	—	— %	— %

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 3010 Briarpark Drive, Houston, Texas 77042.
(2)	Phillips 66 is the parent company of Phillips 66 Company, the sole owner of the member interests of our general partner. Phillips 66 Company is the owner of 18,792,112 common units and 35,217,112 subordinated units. Phillips 66 may, therefore, be deemed to beneficially own the units held by Phillips 66 Company.

The following table sets forth the number of shares of Phillips 66 common stock beneficially owned as of June 1, 2013, except as otherwise noted, by each director, director nominee and named executive officer of our general partner and by all directors, director nominees and executive officers of our general partner as a group.

Name of beneficial owner	Total Common Stock Beneficially Owned	Restricted/ Deferred Stock Units(1)	Options Exercisable Within 60 Days(2)	Percent of total outstanding
Directors/Named Executive Officers
Greg C. Garland	40,832	236,263	122,486	*
Greg G. Maxwell	16,408	33,546	11,806	*
J.T. (Tom) Liberti	4,069	20,844	37,032	*
Director Nominees
Joseph W. O’Toole	—	—	—	*
Mark A. Haney	—	—	—	*
All Directors, Director Nominees and Executive Officers as a group (11 persons)	113,756	501,303	399,955	*

(1)	Includes restricted or deferred stock units that may be voted or sold only upon passage of time.
(2)	Includes beneficial ownership of shares of common stock that may be acquired within 60 days of June 1, 2013, through stock options awarded under compensation plans.
*	The percentage of shares beneficially owned by each director, director nominee or executive officer does not exceed 1% of the common shares outstanding. The percentage of shares beneficially owned by all directors, director nominees and executive officers as a group does not exceed 1% of the common shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, the general partner and its affiliates will own 18,792,112 common units and 35,217,112 subordinated units, representing a 75.1% limited partner interest in us. If the underwriters’ option to purchase additional common units is exercised in full, our general partner and its affiliates will own 16,328,362 common units and 35,217,112 subordinated units, representing a 71.7% limited partner interest in us. In addition, our general partner will own 1,437,433 general partner units representing a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of Phillips 66 Partners LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation stage

The consideration received by our general partner and its affiliates prior to or in connection with this offering for the contribution of the assets and liabilities to us	• 18,792,112 common units (or 16,328,362 common units if the underwriters’ option to purchase additional common units is exercised in full);

• 35,217,112 subordinated units;

• 1,437,433 general partner units representing a 2% general partner interest in us; and

• the incentive distribution rights.
Operational stage
Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions of 98% to the unitholders pro rata, including Phillips 66, as holder of an aggregate of common units and              subordinated units, and 2% to our general partner, assuming it makes any capital contributions necessary to maintain its 2% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 48% of the distributions above the highest target distribution level.

Assuming we generate sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $1.2 million on the 2% general partner interest and $45.9 million on their common units and subordinated units (or $43.9 million if the underwriters exercise in full their option to purchase additional common units from us).

Payments to our general partner and its affiliates

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, operational services agreement and tax sharing agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. Under our omnibus agreement, we will reimburse Phillips 66 for expenses incurred by Phillips 66 and its affiliates in providing certain operational support and general and administrative services to us, including the provision of executive management services by certain officers of our general partner. The expenses of other employees will be allocated to us based on the amount of time actually spent by those employees on our business. These reimbursable expenses also include an allocable portion of the compensation and benefits of employees and executive officers of other affiliates of our general partner who provide services to us. We will also reimburse Phillips 66 for any additional out-of-pocket costs and expenses incurred by Phillips 66 and its affiliates in providing general and administrative services to us. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Please read “—Agreements Governing the Transactions—Omnibus Agreement” below and “Management—Compensation of Our Officers and Directors.”

Under our operational services agreement, we will pay Phillips 66 for any direct costs actually incurred by Phillips 66 in providing our pipelines, terminals and storage facilities with certain maintenance, operational, administrative and construction services. Under our tax sharing agreement, we will reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 as a result of our results of operations being included in a combined or consolidated tax return filed by Phillips 66 with respect to taxable periods including or beginning on the closing date of this offering. Please read “—Agreements Governing the Transactions” below.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties will enter into the various agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. While not the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with Phillips 66 will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid for with the proceeds of this offering.

Omnibus agreement

At the closing of this offering, we will enter into an omnibus agreement with Phillips 66, certain of its subsidiaries and our general partner that will address the following matters:

•

our payment of an annual operational and administrative support fee, initially in the amount of $13.7 million (prorated for the first year of service), for the provision of certain services by Phillips 66 and its affiliates;

•

our obligation to reimburse Phillips 66 for all other direct or allocated costs and expenses incurred by Phillips 66 in providing general and administrative services (which reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•	our right of first offer to acquire Phillips 66’s one-third equity interest in each of Sand Hills and Southern Hills;

•

an indemnity by Phillips 66 and certain of its subsidiaries for certain environmental and other liabilities, and our obligation to indemnify Phillips 66 and its subsidiaries for events and conditions associated with the operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent Phillips 66 is not required to indemnify us;

•	the granting of a license from Phillips 66 to us with respect to use of certain Phillips 66 trademarks; and

•	the prefunding of certain projects by Phillips 66.

So long as Phillips 66 controls our general partner, the omnibus agreement will remain in full force and effect. If Phillips 66 ceases to control our general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.

Payment of operational and administrative support fee and reimbursement of expenses.    We will pay Phillips 66 an operational and administrative support fee, initially in the amount of $13.7 million (payable in equal monthly installments and prorated for the first year of service), for the provision of certain services for our benefit, including: executive services; financial and administrative services (including treasury and accounting);

information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; corporate engineering services, including asset integrity and regulatory services; logistical services; asset oversight, such as operational management and supervision; business development services; investor relations; tax matters; and public company reporting services. These allocated portions are based on our proportionate share of Phillips 66’s property, plant and equipment and equity-method investments associated with the operations overseen by the applicable officer. Phillips 66 may increase the operational and administrative support fee on the anniversary of each closing date based on a percentage equal to the greater of zero and the positive change in the PPI provided that if, with respect to any annual period or periods, the PPI has decreased, Phillips 66 may increase the operational and administrative support fee only to the extent that the percentage increase in the PPI since the most recent previous increase in the operational and administrative support fee exceeds the cumulative decreases in the PPI during the intervening periods.

Under this agreement, we will also reimburse Phillips 66 for all other direct and allocated costs and expenses incurred by Phillips 66 in providing these services to us, including salaries, bonuses and benefits costs, for certain officers of Phillips 66, including those who also serve as officers and directors of our general partner. This reimbursement will be in addition to our reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement

Right of first offer.    Under the omnibus agreement, until the earlier to occur of the fifth anniversary of the closing of this offering and the date that Phillips 66 is no longer controlled by our general partner, if Phillips 66 decides to sell, transfer or otherwise dispose of any of the interests listed below, Phillips 66 will provide us with the opportunity to make the first offer on such assets:

•

Phillips 66’s one-third equity interest in Sand Hills, which has placed into service a major 720-mile NGL pipeline that provides new NGL transportation from the Permian Basin and the Eagle Ford shale area to premium NGL markets on the Gulf Coast; and

•

Phillips 66’s one-third equity interest in Southern Hills, which has placed into NGL service a converted refined petroleum product pipeline that extends more than 800 miles from the Midcontinent region to the Texas Gulf Coast.

The consummation and timing of any acquisition by us of the interests covered by our right of first offer will depend upon, among other things, Phillips 66’s decision to sell any of the interests covered by the right of first offer and our ability to reach an agreement with Phillips 66 on price and other terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and Phillips 66 is under no obligation to accept any offer that we may choose to make. Please read “Risk Factors—Risks Related to Our Business—If we are unable to make acquisitions on economically acceptable terms from Phillips 66 or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.”

Indemnification.    Under the omnibus agreement, Phillips 66 will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of our assets and due to occurrences on or before the closing of this offering. Indemnification for any unknown environmental liabilities will be limited to liabilities due to occurrences on or before the closing of this offering and identified prior to the fifth anniversary of the closing of this offering, and will be subject to a deductible of $100,000 per claim before we are entitled to indemnification. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which Phillips 66 will indemnify us under the omnibus agreement once we meet the deductible, if applicable. Phillips 66 will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that are identified prior to the fifth anniversary of the closing of this offering, and will be subject to an aggregate deductible of $200,000 before we are entitled to indemnification.

Phillips 66 will also indemnify us for liabilities relating to:

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the consummation of the transactions contemplated by our contribution agreement or the assets contributed to us, other than environmental liabilities, that arise out of the ownership or operation of the assets prior to the closing of this offering and that are asserted prior to the fifth anniversary of the closing of this offering;

•	events and conditions associated with any assets retained by Phillips 66;

•

litigation matters attributable to the ownership or operation of the contributed assets prior to the closing of this offering, which will be subject to an aggregate deductible of $200,000 before we are entitled to indemnification (other than currently pending legal actions, which are not subject to a deductible);

•

the failure to have any consent, license, permit or approval necessary for us to own or operate the contributed assets in substantially the same manner as owned or operated by Phillips 66 prior to this offering; and

•

all tax liabilities attributable to the assets contributed to us arising prior to the closing of this offering or otherwise related to Phillips 66’s contribution of those assets to us in connection with this offering.

We have agreed to indemnify Phillips 66 for events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent Phillips 66 is not required to indemnify us as described above. There is no limit on the amount for which we will indemnify Phillips 66 under the omnibus agreement.

License of trademarks.    Phillips 66 will grant us a non-transferable, nonexclusive, royalty free right and license to use Phillips 66’s trademarks and tradenames owned by Phillips 66. This license will terminate upon the termination of the omnibus agreement.

Prefunding of Certain Projects by Phillips 66.    Prior to the closing of this offering, Phillips 66 will contribute to us the sum of approximately $3.0 million as prepayment for the completion of certain projects, including the repair of a mooring dolphin at our Hartford barge dock and the repair and maintenance of a storage tank, the construction of an interconnect to the Shell Houston-to-Houma pipeline and a debottlenecking project at our Clifton Ridge terminal. Under our omnibus agreement, we have agreed to use our commercially reasonable efforts to complete, or cause the completion, of each prefunded project in accordance with such specifications and on or before such dates as agreed by us and Phillips 66 following the closing of the offering. We have also agreed to bear any costs and expenses associated with the completion of these projects in excess of the $3.0 million contributed to us by Phillips 66.

Operational services agreement

In connection with this offering, we will enter into an operational services agreement with Phillips 66 under which we will reimburse Phillips 66 for the provision of certain operational services to us in support of our pipelines, terminaling and storage facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Phillips 66 may mutually agree upon from time to time. Phillips 66 will prepare and submit for our approval a maintenance, operating and capital budget on an annual basis. Phillips 66 will submit actual expenditures for reimbursement on a monthly basis and we will reimburse Phillips 66 for any direct costs actually incurred by Phillips 66 in providing these services.

The operational services agreement will have an initial term of five years and will continue in full force and effect thereafter unless terminated by either party at the end of the initial term or any time thereafter by giving not less than six months’ prior notice to the other party of such termination. Phillips 66 may terminate the agreement if (1) we become insolvent, declare bankruptcy or take any action in furtherance of, or indicating our consent to, approval of, or acquiescence in, a similar proceeding, or (2) Phillips 66 no longer controls our general partner. We may immediately terminate the agreement (1) if Phillips 66 becomes insolvent, declares bankruptcy or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, a similar proceeding, or (2) upon a finding of Phillips 66’s gross negligence that has had a material adverse effect on any of our pipelines, terminals or storage assets or our business. Either party may terminate this agreement upon 60 days’ written notice if the other party is in material default under the agreement and such party fails to cure the material default within 30 days.

Under the agreement, Phillips 66 will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from Phillips 66’s performance of the agreement to the extent caused by Phillips 66’s gross negligence or willful misconduct. We will indemnify Phillips 66 from any claims, losses or liabilities incurred by Phillips 66, including any third-party claims, arising from Phillips 66’s performance of the agreement, except to the extent such claims, losses or liabilities are caused by Phillips 66’s gross negligence or willful misconduct.

Commercial agreements

At the closing of this offering, we will have multiple commercial agreements with Phillips 66. Under these long-term, fee-based commercial agreements, we will provide transportation, terminaling and storage services to Phillips 66, and Phillips 66 will commit to provide us with minimum quarterly throughput and storage volumes of crude oil and refined petroleum products. For more information about our commercial agreements with Phillips 66, including Phillips 66’s ability to reduce or terminate its obligations in the event of a force majeure event that affects us, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue” and “Business—Our Commercial Agreements with Phillips 66.”

Contribution agreement

At the closing of this offering, we will enter into a contribution, conveyance and assignment agreement, which we refer to as our contribution agreement, with Phillips 66 and our general partner under which Phillips 66 will contribute all of our initial assets to us.

Tax sharing agreement

In connection with this offering, we will enter into a tax sharing agreement with Phillips 66 pursuant to which we will reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 as a result of our results of operations being included in a combined or consolidated tax return filed by Phillips 66 with respect to taxable periods including or beginning on the closing date of this offering. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with Phillips 66. Phillips 66 may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax. However, we would nevertheless reimburse Phillips 66 for the tax we would have owed had the attributes not been available or used for our benefit, even though Phillips 66 had no cash expense for that period.

Other Agreements with Phillips 66 and Related Parties

Hartford storage and stevedoring services agreement.    In connection with this offering, we will enter into a storage and stevedoring services agreement with Phillips 66 under which we will provide Phillips 66 certain storage, stevedoring, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 will commit to provide us with minimum storage volumes of lubricant base stocks. Please read “Business—Other Agreements with Phillips 66 and Related Parties—Hartford Storage and Stevedoring Services Agreement.”

Pecan Grove storage and stevedoring services agreement.    In connection with this offering, we will enter into a storage and stevedoring services agreement with Phillips 66 under which we will provide Phillips 66 certain storage, stevedoring, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 will commit to provide us with minimum storage volumes of lubricant base stocks. Please read “Business—Other Agreements with Phillips 66 and Related Parties—Pecan Grove Storage and Stevedoring Services Agreement.”

Naphtha storage services agreements.    In connection with this offering, we will enter into a storage services agreement with each of WRB Refining LP and Phillips 66 under which we will provide WRB Refining LP and Phillips 66 certain storage, sampling and testing services and such other services as we and WRB Refining LP or Phillips 66, as applicable may mutually agree upon from time to time, and each of WRB Refining LP and Phillips 66 will commit to provide us with minimum storage volumes of naphtha. Please read “Business—Other Agreements with Phillips 66 and Related Parties—Naphtha Storage Services Agreements.”

Procedures for Review, Approval and Ratification of Related Person Transactions

The board of directors of our general partner will adopt a related party transactions policy in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will review on at least a quarterly basis all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The related party transactions policy will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with the code of business conduct and ethics.

The related party transactions policy described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Phillips 66, DCP Midstream or CPChem, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner that is in the best interests of our partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner or from our unitholders, but is not required to do so. There is no requirement under our partnership agreement that our general partner seek the approval of the conflicts committee or our unitholders for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. The board of directors of our general partner will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee or to our unitholders for approval, the board of directors of our general partner will consider a variety of factors, including the nature of the conflict, the size and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek approval from the conflicts committee or our unitholders. Whenever the board of directors of our general partner makes a determination to refer or not to refer any potential conflict of interest to the conflicts committee for approval or to seek or not to seek unitholder approval, the general partner is acting in its individual capacity, which means that it may act free of any duty or obligation whatsoever to us or our unitholders and will not be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under applicable law, other than the implied contractual covenant of good faith and fair dealing. For a more detailed discussion of the duties applicable to our general partner, as well as the implied contractual covenant of good faith and fair dealing, please read “—Duties of the General Partner.”

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, which our partnership agreement defines as “special approval”;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from the conflicts committee or our unitholders and our general partner’s board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is in the best interests of the partnership or that the determination or other action meets the specified standard, for example, a transaction on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or is “fair and reasonable” to us. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless the board of directors of our general partner has delegated exclusive authority to the conflicts committee, the board of directors of our general partner may subsequently approve the matter. In such a case, although the matter will not have received “special approval” under our partnership agreement, the board of directors of our general partner could still determine that the resolution of the conflict of interest satisfied another standard under our partnership agreement, for example, that the resolution was on terms no less favorable to us than those generally being provided to or available from unrelated third parties or was fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read “Management—Management of Phillips 66 Partners LP—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including Phillips 66, DCP Midstream or CPChem, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including Phillips 66, DCP Midstream and CPChem, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers, directors and Phillips 66. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, Phillips 66 may compete with us for acquisition opportunities and may own an interest in entities that compete with us, including DCP Midstream and CPChem.

Our general partner is allowed to take into account the interests of parties other than us, such as Phillips 66, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders, other than the implied contractual covenant of good faith and fair dealing. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, the exercise of its limited call right, its voting rights with respect to the units it owns and its registration rights, and its determination whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include: (1) how to allocate business opportunities among us and its other affiliates; (2) whether to exercise its limited call right; (3) how to exercise its voting rights with respect to the units it owns; (4) whether to sell or otherwise dispose of units or other partnership interests that it owns; (5) whether to elect to reset target distribution levels; (6) whether to consent to any merger or consolidation of the partnership or amendment to our partnership agreement; and (7) whether to refer or not to refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval;

•	provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•

generally provides that in a situation involving a transaction with an affiliate or other conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of another conflict of interest is not approved by our public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest is either on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is “fair and reasonable” to us, considering the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us, then it will be presumed that in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Please read “Our Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $60.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates, including Phillips 66, for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. Our omnibus agreement and operational services agreement with Phillips 66 also address our payment of annual amounts to, and our reimbursement of, our general partner and its affiliates for these costs and services. Please read “Certain Relationships and Related Party Transactions.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine, in good faith, the terms of any arrangements or transactions entered into after the close of this offering. While neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read “Our Partnership Agreement—Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive calendar quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of the incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights.”

Duties of the General Partner

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in our partnership agreement does not provide for a clear course of action.

As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner that is in the best interests of its owners in addition to the best interests of our partnership. Without these provisions, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any other standard under our partnership agreement or applicable law, other than the implied contractual covenant of good faith and fair dealing. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders or that are not approved by our conflicts committee must be: on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from our conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “Our Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

Unless our general partner determines otherwise in respect of some or all of any classes of our partnership interests, our partnership interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized on February 20, 2013, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil, refined petroleum product and NGL pipelines and other midstream assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read “—Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval rights.

Amendment of our partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2023, in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2023. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Upon issuance of additional limited partner interests (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, excluding common units purchased by officers, directors and director nominees of our general partner and Phillips 66 under our directed unit program, our general partner and its affiliates will own 76.7% of our total outstanding common units and subordinated units on an aggregate basis (or 73.2% of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

No unitholder approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of counsel and unitholder approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2023, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, excluding common units purchased by officers, directors and director nominees of our general partner and Phillips 66 under our directed unit program, our general partner and its affiliates will own 76.7% of our total outstanding common units and subordinated units on an aggregate basis (or 73.2% of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to September 30, 2023, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, Phillips 66 and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Phillips 66 Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences—Disposition of Common Units.”

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, the general partner at any time can request a transferee or a unitholder to certify or re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information within 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

Exclusive Forum

Our partnership agreement will provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates will hold an aggregate of 18,792,112 common units and 35,217,112 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our general partner and its affiliates are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any units purchased in this offering by officers and directors of our general partner under the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to this offering; however, they may purchase common units through the directed unit program or otherwise. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the common units outstanding, which will equal approximately 352,171 units immediately after this offering; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

•	common units owned by our general partner and its affiliates; and

•	any units acquired by our general partner or any of its affiliates, including the directors and executive officers of our general partner under the directed unit program.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “Our Partnership Agreement—Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates, other than individuals, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units or other limited partner interests to require registration of any of these common units or other limited partner interests and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates also may sell their common units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

Lock-up Agreements

Our general partner’s executive officers and directors, our general partner, Phillips 66 and certain other affiliates of Phillips 66 have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, dispose of any common units or any securities convertible into or exchangeable for our common units. Participants in our directed unit program who purchase $100,000 or more of common units under the program will be subject to similar restrictions for a period of 25 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under the ICP. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Phillips 66 Partners LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham  & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Phillips 66 Partners LP will be treated as partners of Phillips 66 Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Phillips 66 Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Phillips 66 Partners LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Phillips 66 Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of taxable income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of taxable income to distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of common units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on deductibility of losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on interest deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-level collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders’ share of nonrecourse debt, and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of this offering and (2) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of short sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative minimum tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax rates

Beginning on January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting method and taxable year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial tax basis, depreciation and amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by our general partner and its affiliates, and (2) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of gain or loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the U.S.

Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information returns and audit procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional withholding requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Illinois, Louisiana and Texas. Each of those states imposes an income or franchise tax on corporations and other entities. Both Illinois and Louisiana also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN PHILLIPS 66 PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b)	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective number of common shares:

Name	Number of common units
J.P. Morgan Securities LLC	3,449,250
Morgan Stanley & Co. LLC	3,449,250
Merrill Lynch Pierce, Fenner & Smith
Incorporated	2,299,500
Barclays Capital Inc.	1,642,500
Credit Suisse Securities (USA) LLC	1,642,500
Deutsche Bank Securities Inc.	1,642,500
Citigroup Global Markets Inc.	821,250
RBC Capital Markets, LLC	821,250
RBS Securities Inc.	164,250
DNB Markets, Inc.	164,250
Mitsubishi UFJ Securities (USA), Inc.	109,500
Mizuho Securities USA Inc.	109,500
PNC Capital Markets LLC	109,500

Total	16,425,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the common units offered by us if they purchase any common units.

The following table shows the per common unit and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

Commissions and Expenses

	Without over-allotment exercise	With over-allotment exercise
Per common unit	$1.38	$1.38
Total	$22,666,500	$26,066,475

We will pay J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC an aggregate structuring fee equal to 0.375% of the gross proceeds of this offering for evaluation, analysis and structuring of our partnership. Additionally, we will pay Evercore Group L.L.C. (which is not an underwriter of this offering) a separate advisory fee in an amount not to exceed $629,000 for services provided in connection with the evaluation, analysis and structuring of our partnership and for reasonable expenses incurred in connection therewith.

We estimate that the total net expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $2.3 million. The underwriters have agreed to reimburse us for certain offering expenses incurred by us in connection with this offering.

The underwriters propose to offer the common units directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at the price less a concession not in excess of $0.828 per common unit. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.828 per common unit to other dealers. After the initial public offering of the common units, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common units offered in this offering.

We have granted to the underwriters a 30-day option to purchase up to 2,463,750 additional common units at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our general partner’s executive officers, directors and director nominees, our general partner, Phillips 66 and certain other affiliates of Phillips 66 will enter into lock-up agreements with the underwriters in connection with this offering. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common units or securities convertible into or exchangeable or exercisable for our common units. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the representatives may, in their sole discretion, release some or all of the securities from these lock-up agreements.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange

We have been approved to list our common units on the New York Stock Exchange under the trading symbol “PSXP.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common units, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common units while this offering is in progress. These transactions may also include making short sales of our common units, which involve the sale by the underwriters of a greater number of common units than they are required to purchase in this offering and purchasing common units on the open market to cover positions created by short sales. Short sales may be “cover short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Affiliations

The underwriters and their respective affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage services. The underwriters and their affiliates may from time to time engage with us and our affiliates and perform services for us and our affiliates in the ordinary course of their businesses for which they will receive customary fees and expenses. Specifically, affiliates of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC, RBS Securities Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc. and PNC Capital Markets LLC are lenders under our revolving credit facility. In addition, affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, DNB Markets, Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, Deutsche Bank Securities Inc. and Barclays Capital Inc. are lenders under Phillips 66’s revolving credit facility and term loan agreement and affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, DNB Markets, Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC and Deutsche Bank Securities Inc. are lenders under Phillips 66’s term loan agreement.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively traded debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us or our affiliates. Affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are counterparties in various commodity and derivative transactions with Phillips 66. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Directed Unit Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 8.0% of the common units being offered by this prospectus for sale to directors, director nominees and executive officers of our general partner, directors of Phillips 66 and certain other key employees of Phillips 66. The sales will be made by Merrill Lynch, Pierce, Fenner & Smith Incorporated through a directed unit program. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered by this prospectus. Participants in the directed unit program who purchase $100,000 or more of common units under the program will be subject to a 25-day lock-up period with respect to any common units sold to them under the program. This lock-up will have similar restrictions to the lock-up agreements described above. Any common units sold through the directed unit program to directors, director nominees and executive officers of our general partner will be subject to the 180-day lock-up agreements described above.

FINRA

Because the Financial Industry Regulatory Authority, Inc., or FINRA, is expected to view the common units offered hereby as interests in a direct participation program the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA

(“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority (“FINMA”) and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

VALIDITY OF THE COMMON UNITS

The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The combined financial statements of Phillips 66 Partners LP Predecessor at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Phillips 66 Partners LP at March 15, 2013, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.phillips66partners.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

Phillips 66 is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. You may read Phillips 66’s filings on the SEC’s website and at the public reference room described above or Phillips 66’s website at www.phillips66.com. Phillips 66’s common stock trades on the NYSE under the symbol “PSX.”

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Phillips 66 Partners LP

Unaudited Pro Forma Combined Financial Statements

Introduction	F-2

Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2012	F-4

Unaudited Pro Forma Combined Statement of Income for the Three Months Ended March 31, 2013	F-5

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2013	F-6

Notes to Unaudited Pro Forma Combined Financial Statements	F-7

Phillips 66 Partners LP

Historical Balance Sheet

Report of Independent Registered Public Accounting Firm	F-10

Balance Sheet as of March 15, 2013	F-11

Notes to Balance Sheet	F-12

Phillips 66 Partners LP Predecessor

Historical Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-13

Combined Statements of Income for the Years Ended December 31, 2012 and 2011, and the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-14

Combined Balance Sheets as of December 31, 2012 and 2011, and as of March 31, 2013 (unaudited)	F-15

Combined Statements of Cash Flows for the Years Ended December 31, 2012 and 2011, and the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-16

Combined Statements of Changes in Net Investment for the Years Ended December 31, 2012 and 2011, and the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-17

Notes to Combined Financial Statements	F-18

Unaudited Pro Forma Combined Financial Statements

Introduction

Set forth below are the unaudited pro forma combined balance sheet as of March 31, 2013, and the unaudited pro forma combined statements of income for the year ended December 31, 2012, and the three months ended March 31, 2013 (together with the notes to unaudited pro forma combined financial statements, the “pro forma financial statements”), of Phillips 66 Partners LP (the “Partnership,” “we” or “us”). The pro forma financial statements have been derived from the historical combined financial statements of Phillips 66 Partners LP Predecessor, our predecessor for accounting purposes, (our “Predecessor”) included elsewhere in this prospectus. The pro forma financial statements should be read in conjunction with our Predecessor’s historical combined financial statements, including the related financial statement notes.

The Partnership will own and operate the business of the Predecessor effective with the closing of this offering. The contribution of the Predecessor’s business to the Partnership will be recorded at cost, as it is a reorganization of entities under common control. The pro forma financial statements have been prepared on the assumption we will be treated as a partnership for U.S. federal income tax purposes.

The pro forma adjustments are based on currently available information and certain estimates and assumptions; actual adjustments may differ from the pro forma adjustments. However, management believes the assumptions are reasonable for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions, are factually supportable, and are properly applied in the pro forma financial statements.

The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the offering had taken place on March 31, 2013, in the case of the unaudited pro forma combined balance sheet, and as of January 1, 2012, in the case of the unaudited pro forma combined statements of income for the year ended December 31, 2012, and the three months ended March 31, 2013. The pro forma financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of our Predecessor on the dates indicated, or the results that will be obtained in the future.

The pro forma financial statements give pro forma effect to the matters described in the accompanying notes, including:

•	Phillips 66’s contribution of all of our Predecessor’s assets to us;

•

our entry into a new $250 million revolving credit facility, which we have assumed was not drawn during the pro forma periods presented, estimated commitment fees that would have been paid had our revolving credit been in place during the pro forma periods presented, and the amortization of estimated deferred issuance costs associated with the revolving credit facility;

•

our entry into multiple long-term commercial agreements with Phillips 66, our amendment of an existing commercial agreement with Phillips 66, and the recognition of transportation and terminaling revenue under those agreements for the volumes transported and stored during the period presented at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with Phillips 66 and certain of its affiliates, including our general partner;

•	our entry into an operational services agreement with Phillips 66 Pipeline LLC;

•

the consummation of this offering and our issuance of 16,425,000 common units to the public (assuming the underwriters’ option to purchase additional common units from us is not exercised), 1,437,433 general partner units and the incentive distribution rights to our general partner and 18,792,112 common units and 35,217,112 subordinated units to Phillips 66; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The pro forma financial statements do not give effect to an estimated $4.2 million in incremental general and administrative expenses that we expect to incur annually as a result of being a separate publicly traded partnership, including costs associated with preparing and filing annual and quarterly reports to unitholders, financial statement audits, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees and independent director compensation. In addition, while we give pro forma effect to the costs we will incur under the omnibus agreement that we will enter into with Phillips 66 as of the closing of this offering, those adjustments in the aggregate yielded a similar result to the costs that our Predecessor incurred historically.

Phillips 66 Partners LP

Unaudited Pro Forma Combined Statement of Income

	Predecessor historical	Pro forma adjustments		Partnership pro forma
	Year Ended December 31,
(in millions, except unit and per unit data)	2012	2012		2012
Revenue
Transportation and terminaling services—related parties	$79.7	$30.6	(a)	$110.3
Transportation and terminaling services—third parties	0.4	—		0.4

Total revenue	80.1	30.6		110.7

Costs and expenses
Operating and maintenance expenses	22.9	3.1	(b)(d)	26.0
Depreciation	6.6	—		6.6
General and administrative expenses	7.8	1.1	(b)(c)	8.9
Taxes other than income taxes	1.4	(0.4	)(d)	1.0
Interest expense	—	0.5	(e)	0.5

Total costs and expenses	38.7	4.3		43.0

Income before income taxes	41.4	26.3		67.7
Provision for income taxes	0.3	0.1		0.4

Net income	$41.1	$26.2		$67.3

General partner’s interest in net income				$1.3
Limited partners’ interest in net income				$66.0

Net income per limited partner unit (basic and diluted):
Common units				$0.94
Subordinated units				$0.94

Weighted average number of limited partner units outstanding (basic and diluted):
Common units				35,217,112
Subordinated units				35,217,112

See Notes to Unaudited Pro Forma Combined Financial Statements.

Phillips 66 Partners LP

Unaudited Pro Forma Combined Statement of Income

	Predecessor historical	Pro forma adjustments		Partnership pro forma
	Three Months Ended March 31,
(in millions, except unit and per unit data)	2013	2013		2013
Revenue
Transportation and terminaling services—related parties	$20.9	$4.0	(a)	$24.9
Transportation and terminaling services—third parties	0.1	—		0.1

Total revenue	21.0	4.0		25.0

Costs and expenses
Operating and maintenance expenses	6.2	0.7	(b)(d)(f)	6.9
Depreciation	1.6	—		1.6
General and administrative expenses	1.9	0.3	(b)(c)(f)	2.2
Taxes other than income taxes	0.5	(0.1	)(d)	0.4
Interest expense	—	0.2	(e)	0.2

Total costs and expenses	10.2	1.1		11.3

Income before income taxes	10.8	2.9		13.7
Provision for income taxes	0.1	—		0.1

Net income	$10.7	$2.9		$13.6

General partner’s interest in net income				$0.3
Limited partners’ interest in net income				$13.3

Net income per limited partner unit (basic and diluted):
Common units				$0.19
Subordinated units				$0.19

Weighted average number of limited partner units outstanding (basic and diluted):
Common units				35,217,112
Subordinated units				35,217,112

See Notes to Unaudited Pro Forma Combined Financial Statements.

Phillips 66 Partners LP

Unaudited Pro Forma Combined Balance Sheet

	Predecessor historical	Pro forma adjustments		Partnership pro forma
	March 31,
(in millions)	2013	2013		2013

Assets
Cash and cash equivalents	$—	$354.2	(g)	$354.2
Accounts receivable	0.1	—		0.1
Other current assets	0.4	0.1	(h)	0.5

Total current assets	0.5	354.3		354.8
Property, plant and equipment, net	135.1	—		135.1
Goodwill	2.5	—		2.5
Deferred rentals	6.5	—		6.5
Other noncurrent assets	—	0.1	(h)	0.1

Total assets	$144.6	$354.4		$499.0

Liabilities
Accounts payable	$1.9	$—		$1.9
Accounts payable – related party	—	0.2	(i)	0.2
Payroll and benefits payable	0.2	(0.2	)(i)	—
Accrued property and other taxes	0.4	—		0.4
Other current liabilities	0.1	(0.1	)(j)	—

Total current liabilities	2.6	(0.1)		2.5
Asset retirement obligations	0.3	—		0.3
Accrued environmental costs	0.2	(0.2	)(j)	—

Total liabilities	3.1	(0.3)		2.8

Net investment
Net investment	141.5	(141.5	)(k)	—
Partners’ capital	—	496.2	(l)	496.2

Total liabilities and net investment	$144.6	$354.4		$499.0

See Notes to Unaudited Pro Forma Combined Financial Statements.

Phillips 66 Partners LP

Notes to Unaudited Pro Forma Combined Financial Statements

(a)	Reflects:

•

Incremental revenue of $30.8 million for the year ended December 31, 2012, and $4.1 million for the three months ended March 31, 2013, associated with execution of multiple long-term commercial agreements with Phillips 66. Transportation revenue and terminaling service fees were calculated using the tariff rates and service fees in the commercial agreements to be entered into with Phillips 66 at or near the time of the initial public offering, which were generally higher than the Predecessor’s actual 2012 and 2013 rates and fees. Product volumes used were historical volumes transported on or terminaled in facilities included in the Predecessor’s combined financial statements. Although the new commercial agreements provide for minimum volume throughput commitments which, in some cases, exceed our 2012 and 2013 historical volumes, payments received in respect of volume shortfalls in the pro forma periods generally would not have increased revenue in the pro forma periods due to the requirement to defer this revenue until Phillips 66’s right to make up volume deficiencies in future periods expires. During the three months ended March 31, 2013, incremental revenue of $0.3 million was recognized, associated with the expiration of the make-up period from volume shortfalls in the first quarter of 2012.

•

A reduction in revenue of $0.2 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, reflecting the amortization of the deferred excess of straight-line lease rentals over actual rental payments received associated with the amendment of an existing commercial agreement with Phillips 66.

After consideration of the pro forma adjustments noted above, transportation and terminaling services revenue derived from Phillips 66 and its consolidated subsidiaries was $108.4 million and $24.3 million for the year ended December 31, 2012, and the three months ended March 31, 2013, respectively.

(b)	Reflects business interruption, property, third-party liability and director/officer insurance premiums that we expect to incur based on estimates from our insurance brokers, in excess of the amount of insurance premiums allocated by Phillips 66 in the Predecessor’s financial statements. Reflects $2.7 million for the year ended December 31, 2012, and $0.7 million for the three months ended March 31, 2013, included in operating and maintenance expenses and $0.6 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, included in general and administrative expenses.

(c)	Reflects incremental employee-related expenses of $0.5 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, related to Phillips 66 personnel who have been identified to be assigned to manage the Partnership’s day-to-day operations after the closing of the offering.

(d)	Reflects the reclassification of $0.4 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, of payroll taxes from “Taxes other than income taxes” to “Operating and maintenance expenses.” We currently have no employees and will not have employees after the initial public offering. In the Predecessor’s financial statements, payroll taxes of employees working directly on the facilities were considered a tax other than income tax.

(e)	Reflects the estimated expenses associated with our new $250 million, five-year revolving credit facility as follows:

•	Commitment fee of $0.4 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, associated with undrawn capacity.

•	Amortization of deferred issuance costs of $0.1 million for the year ended December 31, 2012, and $0.1 million for the three months ended March 31, 2013, over the five-year term of the facility.

We have assumed the revolving credit facility was not drawn at any time during 2012 or the first quarter of 2013 for purposes of the pro forma financial statements.

(f)	Reflects an increase of $0.1 million in “General and administrative expenses” and a decrease of $0.1 million in “Operating and maintenance expenses,” associated with the change from a cost allocation in our historical financial statements to a fixed-fee based charge pursuant to the terms of the omnibus agreement.

(g)	Reflects adjustments to cash as follows:

Increases to cash:

•	Assumed gross proceeds from the initial public offering of $377.8 million from the issuance of 16,425,000 common units and an initial public offering price of $23.00 per unit.

•	Phillips 66’s prefunding to us of $3.0 million for certain anticipated capital and expense projects, pursuant to the terms of the omnibus agreement.

Decreases to cash:

•	Payment of estimated underwriter discounts and structuring fees of $24.1 million.

•

Payment of estimated expenses and costs of the initial public offering of $2.3 million, including legal services, transaction consulting services, auditor fees, filing and printing fees, and exchange listing fees.

•	Payment of estimated revolving credit facility issuance costs of $0.2 million.

(h)	Reflects the deferral of issuance costs associated with the establishment of a new revolving credit facility.

(i)	Reflects the reclassification of amounts associated with payroll and benefits from “Payroll and benefits payable” to “Accounts payable—related party.” We currently have no employees and will not have employees after the initial public offering. In the Predecessor’s combined financial statements, payroll and benefits of employees working directly on the facilities were recorded as “Payroll and benefits payable.” Subsequent to the initial public offering, these costs will be part of the monthly contractor services payable to Phillips 66 under the omnibus agreement that we expect to enter into with Phillips 66 in connection with the closing of our initial public offering.

(j)	Reflects the elimination of certain environmental and litigation liabilities that Phillips 66 is obligated to pay pursuant to the terms of the omnibus agreement.

(k)	Reflects the elimination of Phillips 66’s net investment in us, and its reclassification to partners’ capital.

(l)	Reflects adjustments to partners’ capital as follows:

Increases to partners’ capital:

•

Assumed gross proceeds from the initial public offering of $377.8 million from the issuance of 16,425,000 common units and an initial public offering price of $23.00 per unit. We plan to retain the balance of the initial public offering proceeds, beyond the cash items noted below, in order to fund future capital expenditures associated with our growth plans, including future acquisitions.

•	The elimination of Phillips 66’s net investment in us, and its reclassification to partners’ capital.

•	The elimination of the environmental and litigation liabilities that Phillips 66 is obligated to pay pursuant to the terms of the omnibus agreement.

•	Phillips 66’s prefunding to us of $3.0 million for certain anticipated capital and expense projects, pursuant to the terms of the omnibus agreement.

Decreases to partners’ capital:

•	Payment of estimated underwriter discounts and structuring fees of $24.1 million, which will be allocated to the public common units at completion of the initial public offering.

•

Payment of estimated expenses and costs of the initial public offering of $2.3 million, including legal services, transaction consulting services, auditor fees, filing and printing fees, and exchange listing fees.

Pro forma net income per unit

We compute income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. For purposes of the pro forma calculation, we have assumed that distributions were declared for each common and subordinated unit equal to the minimum quarterly distribution for each quarter during 2012 and the first quarter of 2013.

Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed 35,217,112 common units and 35,217,112 subordinated units to be outstanding. All units were assumed to have been outstanding since January 1, 2012.

Pursuant to the partnership agreement, the general partner is entitled to receive certain incentive distributions that, when applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash, will result in less net income allocable to common and subordinated unitholders provided that the net income exceeds certain targets. The incentive distribution rights are a separate equity interest and represent participating securities. No cash distributions would have been declared on the incentive distribution rights during the period, based upon the assumption that distributions were declared equal to the minimum quarterly distribution.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Phillips 66

We have audited the accompanying balance sheet of Phillips 66 Partners LP (the Partnership) as of March 15, 2013. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Phillips 66 Partners LP at March 15, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

March 27, 2013

Phillips 66 Partners LP

Balance Sheet

March 15, 2013
Assets
Cash	$1,000

Total Assets	$1,000

Partners’ Capital
Limited partner	$980
General partner	20

Total Partners’ Capital	$1,000

See Notes to Balance Sheet.

Phillips 66 Partners LP

Notes to Balance Sheet

Note 1—Description of the Business

Phillips 66 Partners LP (the “Partnership”) is a Delaware limited partnership formed on February 20, 2013. Phillips 66 Partners GP LLC (the “General Partner”) is a limited liability company also formed on February 20, 2013, to become the general partner of the Partnership.

On March 15, 2013, Phillips 66 Company, a Delaware corporation, contributed $980 to the Partnership in exchange for a 98 percent limited partner interest, and the General Partner contributed $20 to the Partnership in exchange for a 2 percent general partner interest. There have been no other transactions involving the Partnership as of March 15, 2013.

Note 2—Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through March 27, 2013, the date the balance sheet was issued, for potential recognition or disclosure.

Report of Independent Registered Public Accounting Firm

The Board of Directors of

Phillips 66

We have audited the accompanying combined balance sheet of Phillips 66 Partners LP Predecessor (the Predecessor) as of December 31, 2012 and 2011, and the related combined statements of income, changes in net investment, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Phillips 66 Partners LP Predecessor at December 31, 2012 and 2011, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

March 27, 2013

Phillips 66 Partners LP Predecessor

Combined Statements of Income

	Three Months Ended March 31,		Year Ended December 31,
(in millions)	2013	2012	2012	2011
Revenue	(unaudited)
Transportation and terminaling services—related parties	$20.9	$18.1	$79.7	$75.6
Transportation and terminaling services—third parties	0.1	0.1	0.4	0.4

Total revenue	21.0	18.2	80.1	76.0

Costs and expenses
Operating and maintenance expenses	6.2	6.7	22.9	24.5
Depreciation	1.6	1.5	6.6	5.8
General and administrative expenses	1.9	1.4	7.8	5.6
Taxes other than income taxes	0.5	0.4	1.4	1.3

Total costs and expenses	10.2	10.0	38.7	37.2

Income before income taxes	10.8	8.2	41.4	38.8
Provision for income taxes	0.1	0.1	0.3	0.3

Net income	$10.7	$8.1	$41.1	$38.5

See Notes to Combined Financial Statements.

Phillips 66 Partners LP Predecessor

Combined Balance Sheets

	March 31		December 31,
(in millions)	2013		2012	2011
Assets	(unaudited	)
Cash and cash equivalents	$—		$—	$—
Accounts receivable	0.1		0.2	0.1
Other current assets	0.4		0.3	0.3

Total current assets	0.5		0.5	0.4
Property, plant and equipment, net	135.1		135.8	127.3
Goodwill	2.5		2.5	2.5
Deferred rentals	6.5		6.1	4.5

Total assets	$144.6		$144.9	$134.7

Liabilities
Accounts payable	$1.9		$1.4	$2.6
Payroll and benefits payable	0.2		0.2	0.2
Accrued property and other taxes	0.4		0.6	0.7
Other current liabilities	0.1		0.2	0.1

Total current liabilities	2.6		2.4	3.6
Asset retirement obligations	0.3		0.3	0.4
Accrued environmental costs	0.2		0.2	0.3

Total liabilities	3.1		2.9	4.3

Net investment
Net investment	141.5		142.0	130.4

Total liabilities and net investment	$144.6		$144.9	$134.7

See Notes to Combined Financial Statements.

Phillips 66 Partners LP Predecessor

Combined Statements of Cash Flows

	Three Months Ended March 31,		Year ended December 31,
(in millions)	2013	2012	2012	2011
	(unaudited)
Cash flows from operating activities
Net income	$10.7	$8.1	$41.1	$38.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1.6	1.5	6.6	5.8
Changes in:
Accounts receivable and other current assets	—	(0.1)	(0.1)	—
Accounts payable	0.4	—	(0.8)	1.3
Other accrued liabilities	(0.4)	(0.5)	(0.1)	0.1
Deferred rentals and other	(0.4)	(0.4)	(2.2)	(2.0)

Net cash provided by operating activities	11.9	8.6	44.5	43.7

Cash flows from investing activities
Capital expenditures	(0.7)	(2.4)	(15.0)	(10.5)

Net cash used in investing activities	(0.7)	(2.4)	(15.0)	(10.5)

Cash flows from financing activities
Distributions to Parent	(11.2)	(6.2)	(29.5)	(33.2)

Net cash used in financing activities	(11.2)	(6.2)	(29.5)	(33.2)

Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—

See Notes to Combined Financial Statements.

Phillips 66 Partners LP Predecessor

Combined Statements of Changes in Net Investment

	Three Months Ended March 31,		Year Ended December 31,
(in millions)	2013	2012	2012	2011
	(unaudited)
Net investment
Balance, beginning of period	$142.0	$130.4	$130.4	$125.1
Net income	10.7	8.1	41.1	38.5
Net transfers to Parent	(11.2)	(6.2)	(29.5)	(33.2)

Balance, end of period	$141.5	$132.3	$142.0	$130.4

See Notes to Combined Financial Statements.

Phillips 66 Partners LP Predecessor

Notes to Combined Financial Statements

(Information as of March 31, 2013, and for the three

months ended March 31, 2013 and 2012, is Unaudited)

Note 1—Business and Basis of Presentation

Description of the business

Phillips 66 Partners LP is a Delaware limited partnership formed on February 20, 2013, by Phillips 66 Company and Phillips 66 Partners GP LLC, both wholly owned subsidiaries of Phillips 66. In anticipation of a proposed initial public offering (“IPO”) of common units by Phillips 66 Partners LP, Phillips 66 identified certain transportation and other midstream assets that would be contributed to Phillips 66 Partners LP in connection with the IPO (as described in more detail below, the “Contributed Assets”). Phillips 66 Partners LP Predecessor reflects the assets, liabilities and results of operations of the Contributed Assets. References to “we,” “our,” “us” and similar expressions refer to Phillips 66 Partners LP Predecessor.

On April 30, 2012, ConocoPhillips completed the separation of its downstream businesses into Phillips 66, which was incorporated in Delaware on November 10, 2011, in connection with, and in anticipation of, the separation. Accordingly, prior to April 30, 2012, our parent company was ConocoPhillips, and subsequent to April 30, 2012, our parent company has been Phillips 66. For ease of reference, we will refer to Phillips 66 as our “Parent” for periods prior to the separation. For purposes of related party transactions, ConocoPhillips is not considered a related party for periods after April 30, 2012.

The Contributed Assets consist of:

•	Clifton Ridge crude system. A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is a primary source for delivery of crude oil to Phillips 66’s Lake Charles refinery.

•

Sweeny to Pasadena products system. A refined petroleum product pipeline, terminal and storage system extending from Phillips 66’s Sweeny refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the sole distribution outlet for diesel and gasoline produced at Phillips 66’s Sweeny refinery.

•

Hartford Connector products system. A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer refined petroleum product pipeline system.

We generate revenue by charging fees for gathering, transporting and terminaling crude oil and for terminaling, transporting and storing refined petroleum products. Since we do not own any of the crude oil or refined petroleum products that we handle and do not engage in the trading of crude oil or refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Our operations consist of one reportable segment.

Basis of presentation

These combined financial statements were prepared in connection with the proposed IPO of Phillips 66 Partners LP, and were derived from the consolidated financial statements and accounting records of Phillips 66. These statements reflect the combined historical results of operations, financial position and cash flows of the Contributed Assets as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within Phillips 66 Partners LP Predecessor have been eliminated. The assets and liabilities in these combined financial statements have been reflected on a historical cost basis, as immediately prior to the proposed IPO all of the assets and liabilities presented will be wholly owned by the Parent and will be transferred within the Parent’s consolidated group. The combined statements of income also includes expense allocations for certain functions historically performed by the Parent and not allocated to the Contributed Assets, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement; and operational support services such as engineering and logistics. These allocations were based primarily on relative values of net property, plant and equipment and equity method investments. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocation of expenses from the Parent, are reasonable. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented.

Phillips 66 uses a centralized approach to the cash management and financing of its operations. The cash generated and used by our operations is transferred to Phillips 66 daily, and Phillips 66 funds our operating and investing activities as needed. Accordingly, the cash and cash equivalents held by Phillips 66 were not allocated to us for any period presented; and we had no bank accounts. We reflected transfers of cash to and from Phillips 66’s cash management system as a component of “Net investment” on our combined balance sheets, and as part of “Distributions to Parent” on our combined statements of cash flows. We have not included any interest expense for intercompany cash advances from Phillips 66, since historically Phillips 66 has not allocated interest expense related to intercompany advances to any of its businesses.

The combined financial statements as of March 31, 2013, and for the three months ended March 31, 2013 and 2012, included herein, are unaudited. These financial statements include all known accruals and adjustments necessary, in the opinion of management, for a fair presentation of the combined financial position of the Contributed Assets and its results of operations and cash flows for the interim periods. Unless otherwise specified, all such adjustments are of a normal and recurring nature. The results of operations for the three months ended March 31, 2013, are not necessarily indicative of the results to be expected for the full year.

With respect to the audited annual financial statements, we have evaluated subsequent events through March 27, 2013, the date the audited annual financial statements were issued. With respect to the unaudited interim financial statements as of March 31, 2013, we have evaluated subsequent events through June 3, 2013, the date the unaudited interim financial statements were issued.

Note 2—Summary of Significant Accounting Policies

Net investment

In the combined balance sheets, net investment represents Phillips 66’s historical investment in us, our accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, Phillips 66.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

Revenue recognition

Revenue is recognized for crude oil and refined petroleum product pipeline transportation based on the delivery of actual volumes transported at contractual tariff rates. Revenue is recognized for crude oil and refined petroleum product terminaling and storage as performed based on contractual rates related to throughput volumes or cost-plus-margin arrangements. Substantially all of our revenue was derived from Phillips 66, and the contractual rates do not necessarily reflect market rates for the historical periods presented.

Effective January 1, 2013, the structure of the fees we charge Phillips 66 for terminaling services provided at the Clifton Ridge terminal was changed. During 2012 and 2011, terminaling fees were on a cost-plus-margin reimbursement basis. Beginning in 2013, the cost-plus-margin arrangement was replaced with various storage, dock and truck unloading fees.

Transportation contracts that are operating leases and include rentals with fixed escalation are recognized on a straight-line basis over the lease term. Any difference between the transportation fee recognized under the straight-line method and the transportation fee received in cash is deferred to the combined balance sheet as “Deferred rentals.”

Imbalances

We do not purchase or produce crude oil or refined petroleum product inventories. We experience imbalances as a result of variances in meter readings and in other measurement methods, and volume fluctuations within our crude oil system due to pressure and temperature changes. Certain of our transportation contracts provide for the shipper to pay a contractual loss allowance, which is valued using quoted market prices of the applicable commodity being shipped. These loss allowances, which are received from the shipper irrespective of, and calculated independently from, actual volumetric gains or losses, are recorded as revenue. Any volumetric gains or losses are valued using quoted market prices of the applicable commodities and are recorded as decreases or increases to operating and maintenance expenses, respectively.

Fair value measurements

We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair value derived from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available. We had no assets or liabilities requiring fair value remeasurement at March 31, 2013, or at December 31, 2012 and 2011.

Recurring Fair Value Measurements—Fair values of our accounts receivable and accounts payable approximate their carrying values due to the short-term nature of these instruments. Our financial assets and liabilities would be classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Nonrecurring Fair Value Measurements—Fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of long-lived assets and asset retirement obligations.

Accounts receivable

Our receivables primarily consist of third-party customer accounts receivable that are recorded at the invoiced amounts and do not bear interest. Account balances for these customer receivables are charged directly to bad debt expense when it becomes probable the receivable will not be collected. Intercompany receivables with Phillips 66 are included in “Net investment” on the combined balance sheet (see Note 1—Business and Basis of Presentation, for a discussion of Phillips 66’s centralized cash management system).

Property, plant and equipment

Property, plant and equipment are stated at cost. Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation of property, plant and equipment is determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

Major maintenance activities

Costs for planned integrity management projects are expensed in the period incurred. These types of costs include pipe and tank inspection services, contractor repair services, materials and supplies, equipment rentals and our labor costs.

Impairment of long-lived assets

Property, plant and equipment used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, then the carrying value is written down to estimated fair value through additional depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at the pipeline or terminal level. Because there is a lack of quoted market prices for our long-lived assets, the fair value of potentially impaired assets is determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future throughputs, prices, operating costs, tariffs, and capital project decisions, considering all available evidence at the date of review.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the reporting unit with goodwill has been reduced below carrying value. The fair value of the reporting unit is compared to the book value of the reporting unit. If the fair value is less than book value, including goodwill, then the recorded goodwill is impaired to its implied fair value with a charge to earnings. We have determined we have one reporting unit for testing goodwill for impairment.

Asset retirement obligations and environmental costs

Fair values of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related property, plant and equipment. Over time, the liability is increased for the change in its present value, and the capitalized cost in property, plant and equipment is depreciated over the useful life of the related asset or group of assets.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

Employee benefit plans

The employees supporting our operations are employees of the Parent and its affiliates. Their payroll costs and employee benefit plan costs are charged to us by the Parent. The Parent sponsors various employee pension and postretirement health and life insurance plans. For purposes of these combined financial statements, we are considered to be participating in multiemployer benefit plans of the Parent. As a participant in multiemployer benefit plans, we recognize as expense in each period an allocation from the Parent, and we do not recognize any employee benefit plan assets or liabilities. While we are considered to participate in multiemployer plans of Phillips 66 for the purposes of presenting these combined financial statements, those benefit plans are not technically multiemployer plans. Therefore, we have not included the disclosures required for multiemployer plans.

Income taxes

We follow the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Our taxable income was included in the consolidated U.S. federal income tax returns of the Parent and in a number of consolidated state income tax returns. Following the IPO of Phillips 66 Partners LP, our operations will be treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income. Therefore, we have excluded income taxes from these combined financial statements, except for certain states that tax partnerships. Any interest and penalties associated with these income taxes are included in the provision for income taxes.

Comprehensive income

We have not reported comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Net income per unit

During the periods presented, we were wholly owned by the Parent. Accordingly, we have not presented net income per unit.

Note 3—New Accounting Standards

Effective January 1, 2012, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. ASU 2011-08 permits an entity to choose to perform the qualitative assessment on none, some, or all of its reporting units. An entity may also bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the quantitative impairment test, and then perform the qualitative assessment in any subsequent period. We perform our impairment test annually as of the fourth quarter. The adoption of ASU 2011-08 did not have a material impact on our combined financial statements.

Note 4—Related Party Transactions

We are part of the consolidated operations of Phillips 66, and substantially all of our revenue is derived from transactions with Phillips 66 and its affiliates. The contractual rates used for these revenue transactions may be materially different than rates we might have received had they been transacted with third parties. Phillips 66 also provides substantial labor and overhead support for us as follows:

•	Direct charges related to Phillips 66 employees that oversee and run our day-to-day operations.

•	Indirect charges for executive oversight, accounting, treasury, tax, legal, procurement, engineering, logistics, and information technology and similar items.

The classification of these direct and indirect charges between general and administrative expenses and operating and maintenance expenses is based on the functional nature of the services being performed for our operations and is summarized as follows:

	Three Months Ended March 31,		Year Ended December 31,
(in millions)	2013	2012	2012	2011
	(unaudited)
Direct charges included in:
General and administrative expenses	$0.1	$—	$—	$—
Operating and maintenance expenses	0.9	1.0	3.8	3.8

Total direct charges	$1.0	$1.0	$3.8	$3.8

Indirect charges included in:
General and administrative expenses	$1.8	$1.4	$7.8	$5.6
Operating and maintenance expenses	1.7	1.6	6.0	5.5

Total indirect charges	$3.5	$3.0	$13.8	$11.1

Our management believes the indirect charges allocated to us are a reasonable reflection of the utilization of services provided. However, those allocations may not fully reflect the expenses that would have been incurred had we been a stand-alone company during the periods presented.

Note 5—Major Customer and Concentration of Credit Risk

Related parties accounted for 99.5 percent of our total revenue for all periods presented. We provide crude oil and refined petroleum product pipeline transportation, terminaling and storage services to the Parent and other related parties.

At March 31, 2013, and at December 31, 2012 and 2011, we had no material trade receivables due from third parties. Accordingly, we had limited exposure due to concentrations of credit risk.

Note 6—Property, Plant and Equipment

Property, plant and equipment were as follows:

	Estimated useful lives	March 31,	December 31,
(in millions)		2013	2012	2011
		(unaudited)
Cost:
Land	N/A	$4.0	$4.0	$4.0
Buildings and improvements	3 to 30 years	5.6	5.4	5.3
Pipelines and related assets	15 to 45 years	35.9	35.9	30.5
Terminals and related assets	25 to 45 years	161.6	161.2	143.7
Construction-in-progress	N/A	1.9	1.7	10.2

		209.0	208.2	193.7
Less: accumulated depreciation		(73.9)	(72.4)	(66.4)

Property, plant and equipment, net		$135.1	$135.8	$127.3

There were no material impairments of property, plant and equipment in the first quarter of 2013 or during 2012 and 2011.

Note 7—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations

We record the fair value of a liability for an asset retirement obligation when it is incurred (typically when the asset is installed). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related property, plant and equipment. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the related asset.

We have asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. These obligations primarily relate to the abandonment or removal of pipeline. Most of these obligations are not expected to be paid until many years in the future.

Our overall asset retirement obligation changed as follows:

	March 31,	December 31,
(in millions)	2013	2012	2011
	(unaudited)
Beginning balance, January 1	$0.3	$0.4	$0.3
Accretion of discount(1)	—	—	—
Changes in estimates of existing obligations	—	(0.1)	0.1

Ending balance	$0.3	$0.3	$0.4

(1)	Amount not reflected due to rounding insignificance.

We do not expect any short-term spending and, as a result, there is no current liability reported on the combined balance sheet for asset retirement obligations at March 31, 2013, or at December 31, 2012 and 2011.

Accrued environmental costs

We had accrued environmental costs of $0.3 million at March 31, 2013, and $0.3 million and $0.4 million at December 31, 2012 and 2011, respectively, primarily related to cleanup and remediation at terminal locations. Included in “Other current liabilities” on the combined balance sheet were accrued environmental costs of $0.1 million at March 31, 2013, and at December 31, 2012 and 2011. Accrued environmental liabilities are expected to be paid over periods extending many years into the future.

Note 8—Contingencies

From time to time, lawsuits involving a variety of claims have been made against us that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our combined financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Legal proceedings

The Parent’s legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. The Parent’s processes facilitate the early evaluation and quantification of potential exposures in individual cases and enable us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, the Parent’s legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required.

Environmental matters

We are subject to federal, state and local environmental laws and regulations. We record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue for unasserted claims in the period the unasserted claims are both probable and reasonably estimable.

Note 9—Income Taxes

We are not a taxable entity for United States federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax expense results from state laws that apply to entities organized as partnerships, primarily in the state of Texas.

Our provision for income taxes was $0.1 million for both the three months ended March 31, 2013 and 2012, and $0.3 million for both the years ended December 31, 2012 and 2011. Our effective tax rate was 0.9 percent and 1.2 percent for the three months ended March 31, 2013 and 2012, respectively, and 0.7 percent and 0.8 percent for the years ended December 31, 2012 and 2011, respectively.

As of March 31, 2013, we had no liability reported for unrecognized tax benefits, and we did not have any interest or penalties related to income taxes during the first quarter of 2013, or during 2012 and 2011.

Note 10—Employee Benefit Plans

Pension and retirement savings plans

Employees who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by our Parent, which includes other Parent subsidiaries. Included in the costs allocated to us from the Parent’s Transportation division were costs associated with such benefit plans. Our share of pension and postretirement costs for the three months ended March 31, 2013 and 2012, was $0.2 million and $0.3 million, respectively, and for both the years ended December 31, 2012 and 2011, was $1.1 million. Our share of defined contribution plan costs for the three months ended March 31, 2013 and 2012, was $0.1 million and $0.2 million, respectively, and for the years ended December 31, 2012 and 2011, was $0.9 million and $0.3 million, respectively. Pension and defined contribution benefit plan expenses are included in either general and administrative expenses or operating and maintenance expenses, depending on the nature of the employee’s role in our operations.

Stock-based compensation

Our Parent’s stock-based compensation programs primarily consist of stock options, restricted stock, restricted stock units and performance share units. The Parent recognizes stock-based compensation expense over the shorter of: (1) the service period (i.e., the time required to earn the award); or (2) the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, which is the minimum time required for an award to not be subject to forfeiture. The Parent elected to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

Certain Parent employees supporting our operations were historically granted these types of awards. We have allocated these expenses for stock-based compensation as part of the cost allocations to the Contributed Assets. These costs totaled $0.1 million for both the three months ended March 31, 2013 and 2012, and $0.2 million for both the years ended December 31, 2012 and 2011. Stock-based compensation expense is included in our general and administrative expenses and operating and maintenance expenses, depending on the nature of the employee’s role in our operations.

Note 11—Goodwill

Goodwill was allocated to us from the Parent based on the relative fair market value of our net property, plant and equipment, compared with the fair market value of the Parent’s reporting unit that included our net property, plant and equipment as of the date on which the Parent’s purchase transaction that resulted in goodwill was completed. We perform an annual assessment of whether goodwill retains its carrying value. This assessment is done more frequently if indicators of potential impairment exist. Goodwill remained at $2.5 million from January 1, 2011, through March 31, 2013. There were no impairment losses of goodwill through March 31, 2013.

Appendix A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PHILLIPS 66 PARTNERS LP

A Delaware Limited Partnership

Dated as of

                    , 2013

Appendix A

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF PHILLIPS 66 PARTNERS LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PHILLIPS 66 PARTNERS LP, dated as of [                    ], 2013, is entered into by and between PHILLIPS 66 PARTNERS GP LLC, a Delaware limited liability company, as the General Partner, and PHILLIPS 66 COMPANY, a Delaware corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of “Operating Surplus.”

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning given such term in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or asset at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including global form if permitted by applicable rules and regulations of the Depository Trust Company and its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, does not or would not create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which a Group Member has an interest.

“Claim” (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of [            ], 2013, among the Partnership, the General Partner, the Operating Company, 66 Pipeline LLC, a Delaware limited liability company, Phillips 66 Company, Phillips Texas Pipeline Company Ltd., a Texas limited partnership, Phillips 66 Carrier and Phillips 66 Pipeline, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance” means the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (a) 2,463,750 over (b) the aggregate number, if any, of Common Units actually purchased by and issued to the IPO Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning given such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner’s (or such Limited Partner’s beneficial owners’) federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.

“Final Subordinated Units” has the meaning given such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.244375 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2013, it means the product of $0.244375 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Phillips 66 Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the equity interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit shall not constitute a “Unit” for any purpose under this Agreement.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holder” means any of the following:

(a) the General Partner who is the Record Holder of Registrable Securities;

(b) any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c) any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

“IDR Reset Common Units” has the meaning given such term in Section 5.11(a).

“IDR Reset Election” has the meaning given such term in Section 5.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning given such term in Section 6.9.

“Indemnified Persons” has the meaning given such term in Section 7.12(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the

General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” means a Limited Partner who is not a Citizenship Eligible Holder or a Rate Eligible Holder.

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Limited Partners” means Phillips 66 Company (with respect to its Limited Partner Interest as the Organizational Limited Partner and the Common Units and Subordinated Units received by it pursuant to Section 5.3(a)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a)) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(b) in connection with the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [            ], 2013 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on [            ], 2013.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-187582), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchases Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of [            ], 2013 among the IPO Underwriters, Phillips 66 Company, Phillips 66 Pipeline, the Partnership, the General Partner and the Operating Company, providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Maintenance Capital Expenditure” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.2125 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 2013, it means the product of $0.2125 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, that the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [            ], 2013, among Phillips 66 Company, Phillips 66 Pipeline, the Partnership, the Operating Company, Phillips 66 Carrier and the General Partner, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means Phillips 66 Partners Holdings LLC, a Delaware limited liability company, and any successors thereto.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of [            ], 2013, among Phillips 66 Carrier, the Operating Company and Phillips 66 Pipeline, as such agreement may be amended, supplemented or restated from time to time.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Phillips 66 Company in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.

“Over-Allotment Option” means the over-allotment option granted to the IPO Underwriters by the Partnership pursuant to the IPO Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phillips 66 Carrier” means Phillips 66 Carrier LLC, a Delaware limited liability company.

“Phillips 66 Company” means Phillips 66 Company, a Delaware corporation.

“Phillips 66 Pipeline” means Phillips 66 Pipeline LLC, a Delaware limited liability company.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligible Holder” means a Limited Partner subject to United States federal income taxation on the income generated by the Partnership. A Limited Partner that is an entity not subject to United States federal income taxation on the income generated by the Partnership shall be deemed a Rate Eligible Holder so long as all of the entity’s beneficial owners are subject to such taxation.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registrable Security” means any Partnership Interest other than the General Partner Interest and General Partner Units; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security may be disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Units), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (c) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning given such term in Section 5.11(e).

“Reset Notice” has the meaning given such term in Section 5.11(b).

“Retained Converted Subordinated Unit” has the meaning given such term in Section 5.5(c)(ii).

“Second Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $0.265625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2013, it means the product of $0.265625 multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time, (b) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustment as of that time, and (c) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending September 30, 2016 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units,

Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending September 30, 2014 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

(c) the date on which the General Partner is removed in a manner described in Section 11.4.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of [            ], 2013, between Phillips 66, a Delaware corporation, and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Third Target Distribution” means $0.318750 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2013, it means the product of $0.318750 multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning given such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Phillips 66 Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “Phillips 66 Partners LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 3010 Briarpark Drive, Houston, Texas 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 3010 Briarpark Drive, Houston, Texas 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted, or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(c) Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.

(d) Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person and (v) shall be deemed to certify that the transferee is not an Ineligible Holder. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to September 30, 2023, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after September 30, 2023, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall be subject to the restrictions imposed by Section 6.8(b) and 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit resulting from the conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

(e) Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f) Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PHILLIPS 66 PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PHILLIPS 66 PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PHILLIPS 66 PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PHILLIPS 66 PARTNERS LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PHILLIPS 66 PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Eligibility Certificates; Ineligible Holders.

(a) The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

(b) If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(c) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(d) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(e) At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

(f) If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

Section 4.10 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner’s last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable

Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or such Limited Partner’s duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, pursuant to the Contribution Agreement, the interest of the Organizational Limited Partner shall be partially redeemed in exchange for the return of the initial Capital Contribution of the Organizational Limited Partner, and 98% of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner. The Organizational Limited Partner hereby continues as a limited partner of the Partnership with respect to the portion of its interest that is not partially redeemed.

Section 5.2 Contributions by the General Partner.

(a) On the Closing Date and pursuant to the Contribution Agreement, the General Partner is contributing to the Partnership, as a Capital Contribution, the Holdings Interest (as defined in the Contribution

Agreement) in exchange for (i) 1,437,433 General Partner Units representing a continuation of its 2% General Partner Interest (after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance), subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (ii) the Incentive Distribution Rights.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued pursuant to the Initial Public Offering, (ii) the Common Units and Subordinated Units issued pursuant to Section 5.3(a) (including any Common Units issued pursuant to the Deferred Issuance), (iii) any Common Units issued pursuant to Section 5.11, (iv) any Common Units issued pursuant to Section 5.3(c), and (v) any Common Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters’ discounts and commissions) in exchange for such additional Limited Partner Interests. Any Capital Contribution pursuant to this Section 5.2(b) shall be evidenced by the issuance to the General Partner of a proportionate number of additional General Partner Units.

Section 5.3 Contributions by Limited Partner.

(a) On the Closing Date, pursuant to and as described in the Contribution Agreement, Phillips 66 Company is contributing to the Partnership, as a Capital Contribution, all of its limited liability company interests in the Operating Company in exchange for (i) 16,328,362 Common Units, (ii) 35,217,112 Subordinated Units and (iii) the right to receive the Deferred Issuance upon the earlier to occur of (A) the expiration of the Over-Allotment Option and (B) the exercise in full of the Over-Allotment Option.

(b) On the Closing Date and pursuant to the IPO Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

(c) Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

(d) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to Phillips 66 Company pursuant to subparagraph (a) of this Section 5.3, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (b) and (c) of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner.

(e) No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to Phillips 66 Company pursuant to Section 5.3(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.3(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to Phillips 66 Company pursuant to Section 5.3(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.3(b) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)(i) Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

     (ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

     (iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph

5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

     (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for

any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.8 Limited Preemptive Right. Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(e), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.9, the number of General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the date of payment of such distribution, or the effective date of such subdivision or combination, to maintain such Percentage Interest of the General Partner.

(d) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e) The Partnership shall not issue fractional Units or fractional General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units and General Partner Units but for the provisions of Section 5.6(d) and this Section 5.9(e), each fractional Unit and General Partner Unit shall be rounded to the nearest whole Unit or General Partner Unit (with fractional Units or General Partner Units equal to or greater than a 0.5 Unit or General Partner Unit being rounded to the next higher Unit or General Partner Unit).

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.11 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the

Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution and the Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

(ii) The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest.

(b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of subclauses (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

(G) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

(ii) Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(C) Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(D) Fourth, the balance, if any, 100% to the General Partner.

(iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B) The balance, if any, to the General Partner.

(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

(B) Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

(C) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership gross income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership gross income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of gross income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D) For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option or the Deferred Issuance. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.6(b):

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

(i) First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction, the numerator of which is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and the denominator of which is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.5(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target

Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Operational Services Agreement, the Tax Sharing Agreement, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the

General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement, the Operational Services Agreement, or the Tax Sharing Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Except as may be otherwise provided in the Omnibus Agreement, the Operational Services Agreement, or the Tax Sharing Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices and, in the case of assets regulated by FERC, then applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies), shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership.

Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer or not refer any potential conflict of interest to the Conflicts Committee for Special Approval or to seek or not to seek Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so at its option. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b) Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f) Except as expressly set forth in this Agreement or expressly required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group

Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration. At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures. In connection with its obligations under this Section 7.12, the Partnership shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d) Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f) Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(iii) The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h) Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Phillips 66 Company and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner

Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c) With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(d) The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on September 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on September 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the

General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 6.7(c), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

PHILLIPS 66 PARTNERS GP LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

PHILLIPS 66 COMPANY

By:
Name:
Title:

Signature Page to First Amended and Restated Agreement of

Limited Partnership of Phillips 66 Partners LP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

Phillips 66 Partners LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Phillips 66 Partners LP

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 3010 Briarpark Drive, Houston, Texas 77042. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PHILLIPS 66 PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PHILLIPS 66 PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PHILLIPS 66 PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PHILLIPS 66 PARTNERS LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PHILLIPS 66 PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

PHILLIPS 66 PARTNERS LP

Dated:	By:	PHILLIPS 66 PARTNERS GP LLC

By:

By:

Countersigned and Registered by:

[	]

as Transfer Agent

By:
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	Custodian
	(Cust)	(Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

PHILLIPS 66 PARTNERS LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint              as its attorney-in-fact with full power of substitution to transfer the same on the books of Phillips 66 Partners LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE

GUARANTEED BY AN ELIGIBLE

GUARANTOR INSTITUTION (BANKS,

STOCKBROKERS, SAVINGS AND LOAN

ASSOCIATIONS AND CREDIT UNIONS

WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION

PROGRAM), PURSUANT

TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Appendix B

Glossary of Terms

barrel:    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to crude oil or other liquid hydrocarbons.

CBOB:    Conventional Blendstock for Oxygenate Blending, referring to motor gasoline blending components intended for blending with oxygenates to produce finished conventional motor gasoline.

common carrier pipeline:    A pipeline engaged in the transportation of crude oil, refined petroleum products or NGL as a common carrier for hire.

crude oil:    A mixture of hydrocarbons that exists in liquid phase in underground reservoirs.

current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

FERC:    Federal Energy Regulatory Commission.

fractionation:    Fractionation is accomplished by controlling the temperature and pressure of the stream of mixed NGL in order to take advantage of the different boiling points of separate components. NGL fractionation facilities separate mixed NGL streams into discrete components such as ethane, propane, normal butane, isobutane and natural gasoline.

GAAP:    United States generally accepted accounting principles.

lubricant base stocks:    Main blending component for finished lubricant.

MBbls:    One thousand barrels.

MBD:    One thousand barrels per day.

MBPH:    One thousand barrels per hour.

NGL:    Natural gas liquids, which are the hydrocarbon liquids contained within natural gas.

B-1

PHMSA:    Pipeline and Hazardous Materials Safety Administration.

play:    A proven geological formation that contains commercial amounts of hydrocarbons.

PPI:    Producer Price Index for Finished Goods, as provided by the U.S. Department of Labor, Bureau of Labor Statistics.

refined petroleum products:    Hydrocarbon compounds, such as gasoline, diesel fuel, jet fuel and residual fuel, that are produced by a refinery.

SCADA:    Supervisory Control and Data Acquisition.

sour crude oil:    Crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur.

stevedoring:    Loading and unloading of cargo vessels.

sweet crude oil:    Crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur.

TAN:    Total acid number.

throughput:    The volume of crude oil and refined petroleum products transported or passing through a pipeline, plant, terminal or other facility during a particular period.

B-2

16,425,000 Common units

Representing limited partner interests

Phillips 66 Partners LP

Prospectus

J.P. Morgan	Morgan Stanley

BofA Merrill Lynch
Barclays
Credit Suisse
Deutsche Bank Securities
Citigroup
RBC Capital Markets

RBS
DNB Markets
Mitsubishi UFJ Securities
Mizuho Securities
PNC Capital Markets LLC

July 22, 2013

Through and including August 16, 2013 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.